 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                         IMPERIAL FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                              911817448
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)
         1840 CENTURY PARK EAST, 10TH FLOOR
              LOS ANGELES, CALIFORNIA                                     90067
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (310) 712-8600

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                 TITLE OF EACH CLASS                          NAME OF EACH EXCHANGE ON WHICH
                 TO BE SO REGISTERED                          EACH CLASS IS TO BE REGISTERED
                 -------------------                          ------------------------------
  CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE                NEW YORK STOCK EXCHANGE

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        IMPERIAL FINANCIAL GROUP, INC.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

   CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

ITEM 1. BUSINESS

  The information required by this item is contained in the sections "Summary of Certain Information," "Introduction," "The Transactions" and "Business" of the Information Statement (the "Information Statement").

ITEM 2. FINANCIAL INFORMATION

  The information required by this item is contained in the sections "Summary of Certain Information--Summary Historical Combined Financial Data" and "-- Summary Unaudited Pro Forma Combined Financial Data," "Capitalization," "Selected Combined Financial Data," "Unaudited Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement.

ITEM 3. PROPERTIES

  The information required by this item is contained in the section "Business--Properties" of the Information Statement.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The information required by this item is contained in the sections "Security Ownership of Certain Beneficial Owners of Common Stock" and "Executive Compensation" of the Information Statement.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

  The information required by this item is contained in the section "Management" of the Information Statement.

ITEM 6. EXECUTIVE COMPENSATION

  The information required by this item is contained in the section "Executive Compensation" of the Information Statement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The information required by this item is contained in the section "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution" of the Information Statement.

ITEM 8. LEGAL PROCEEDINGS

  The information required by this item is contained in the section "Business--Legal Proceedings" of the Information Statement.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  The information required by this item is contained in the sections "The Transactions--Manner of Effecting the Distribution," "Security Ownership of Certain Beneficial Owners of Common Stock" and "Description of Capital Stock" of the Information Statement.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

  The information required by this item is contained in the sections "Description of Capital Stock" and "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law" of the Information Statement.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The information required by this item is contained in the sections "Limitation on Liability and Indemnification of Officers and Directors" and "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law" of the Information Statement.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The information required by this item is identified in "Index to Financial Information" of the Information Statement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

    (A) FINANCIAL INFORMATION

           See Index to Financial Statements on page F-1 of the Information
              Statement.

    (B) EXHIBITS

    *2    Information Statement (attached to this Registration Statement as Annex A)
   **3.1  Form of Amended and Restated Certificate of Incorporation of Imperial Financial Group,
          Inc.
   **3.2  Form of Amended and Restated Bylaws of Imperial Financial Group, Inc.
   **4    Specimen form of certificate representing Class A Common Stock of Imperial Financial
          Group, Inc.
 ***10.1  Form of Capital Contribution and Distribution Agreement to be entered into among
          Imperial Bancorp, Imperial Bank, Imperial Financial Group, Inc. and Crown American
          Bank
 ***10.2  Form of Transition Services Agreement to be entered into between Imperial Bank and
          Imperial Financial Group, Inc.
 ***10.3  Form of Tax Sharing Agreement to be entered into between Imperial Bancorp and Imperial
          Financial Group, Inc.
 ***10.4  Form of Imperial Financial Group, Inc. Credit Agreement
   *10.5  Imperial Financial Group, Inc. 1997 Share Incentive Plan
 ***10.6  Form of Imperial Financial Group, Inc. Deferred Compensation Plan
 ***10.7  Employment Agreement of G. Louis Graziadio, III
 ***10.8  Employment Agreement of Robert M. Franko
  **10.9  Employment Agreement dated as of July 23, 1997 between Imperial Bank and Lewis P.
          Horwitz
 ***10.10 Consulting Agreement dated as of November 1, 1991 between Imperial Bank and Second
          Southern Corp.
   *11    Computation of per share earnings
  **21    Subsidiaries of Imperial Financial Group, Inc.
  **27    Financial Data Schedule
 ***99.1  Private letter ruling from the Internal Revenue Service

--------
  *Filed herewith

 **Previously filed

***To be filed by amendment

II.  INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

  On March 20, 1997, Imperial Financial Group, Inc. (the "Company") issued 100 shares of its common stock, for a total consideration of $100, to Imperial Bank, which is and will be the Company's sole stockholder until the Distribution (as defined in the Information Statement) has been completed. The issuance of such shares was made in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         IMPERIAL FINANCIAL GROUP, INC.

                                         By:/s/ Robert M. Franko
                                            ---------------------------------
                                            Name: Robert M. Franko
                                            Title: President

January 21, 1998

                                                                    ANNEX A

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED + +WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY INFORMATION + +STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN +
+OFFER TO BUY THESE SECURITIES.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 PRELIMINARY COPY, DATED JANUARY 21, 1998

                           -- FOR INFORMATION ONLY --

                           INFORMATION STATEMENT

                            OF IMPERIAL BANCORP

[LOGO]                   IMPERIAL FINANCIAL GROUP, INC.

                              CLASS A COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

  This Information Statement is being furnished by Imperial Bancorp, a California corporation ("Bancorp"), in connection with the distribution (the "Distribution") by Bancorp to its shareholders of all the outstanding shares of Class A common stock, par value $0.01 per share (the "Company Class A Common Stock"), of Imperial Financial Group, Inc., a Delaware corporation (the "Company"). The Company is currently a wholly-owned subsidiary of Imperial Bank (the "Bank"), which in turn is a wholly-owned subsidiary of Bancorp. As a
result of the Distribution, each holder of record as of                , 1998
(the "Distribution Record Date") of common stock, no par value, of Bancorp (the "Bancorp Common Stock") will receive one share of Company Class A Common Stock for each share of Bancorp Common Stock owned as of the Distribution Record Date (the "Distribution Ratio").

  In connection with the Distribution, the Bank will contribute to the Company
(i) all of the assets and liabilities relating to The Lewis Horwitz Organization, a division of the Bank that provides motion picture and television financing, (ii) all of the common stock of Crown American Bank, a newly formed thrift and loan company that will conduct, among other businesses, the Bank's small business lending, (iii) all of the common stock of Imperial Trust Company, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (representing approximately 23.5% of all outstanding common stock as of September 30, 1997) in Imperial Credit Industries, Inc., a publicly traded, diversified specialty finance company.

  Subject to the satisfaction of certain conditions, the Distribution will be
effective on or about         , 1998 (the "Distribution Date"). No
consideration will be paid by Bancorp's shareholders for Company Class A Common Stock received by them in the Distribution, nor will they be required to surrender or exchange Bancorp Common Stock in order to receive Company Class A Common Stock. There is no current public market for the Company Class A Common Stock, although it is expected that a "when-issued" trading market will develop prior to the Distribution Date. Application will be made to list the Company Class A Common Stock on the New York Stock Exchange under the symbol "IFG."

                                  -----------

  NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION, NO PROXIES ARE BEING SOLICITED, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

 THE SHARES OF  CLASS A COMMON STOCK BEING DISTRIBUTED HEREBY  ARE NOT SAVINGS
   OR DEPOSIT ACCOUNTS AND ARE NOT  INSURED BY ANY GOVERNMENTAL AUTHORITY OR
     OTHER PERSON OR ENTITY.

                                  -----------

           THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                                  -----------

  Shareholders of Bancorp with inquiries related to the Distribution should contact American Stock Transfer and Trust Co., the Distribution Agent for the Distribution. After the Distribution Date, shareholders of the Company with inquiries relating to the Distribution or their investment should contact the Company's Investor Relations Department.

        The date of this Information Statement is          , 1998.

                               TABLE OF CONTENTS

ITEM                                                                        PAGE
----                                                                        ----
SUMMARY OF CERTAIN INFORMATION............................................    1

INTRODUCTION..............................................................   10

THE TRANSACTIONS..........................................................   11

RISK FACTORS..............................................................   14

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................   21

LISTING AND TRADING OF THE COMMON STOCK...................................   22

DISTRIBUTION CONDITIONS AND TERMINATION...................................   23

REGULATORY APPROVALS AND CONSIDERATIONS...................................   24

RELATIONSHIP AND AGREEMENTS AMONG THE COMPANY, THE BANK AND BANCORP AFTER
 THE DISTRIBUTION.........................................................   28

DIVIDEND POLICY...........................................................   30

CAPITALIZATION............................................................   31

SELECTED COMBINED FINANCIAL DATA..........................................   32

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA...............................   34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   38

BUSINESS..................................................................   56

MANAGEMENT................................................................   87

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK...........   90

EXECUTIVE COMPENSATION....................................................   91

DESCRIPTION OF CAPITAL STOCK..............................................   97

CREDIT FACILITIES.........................................................   98

PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF
 INCORPORATION, BYLAWS AND DELAWARE LAW...................................   99

LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.....  103

ADDITIONAL INFORMATION....................................................  104

INDEX TO FINANCIAL INFORMATION............................................  F-1

                         SUMMARY OF CERTAIN INFORMATION

  The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information and financial statements, including the notes thereto, set forth in this Information Statement, which should be read in its entirety. In this Information Statement, (i) all financial information is presented in accordance with accounting principles generally accepted in the United States ("GAAP"); (ii) references to the activities of, and financial information with respect to, the Company prior to the Distribution are to historical activities and combined historical financial information of the IFG Business (as defined herein) as if the Company existed as a stand alone entity that owned the IFG Business during the periods presented; and (iii) all references to the Company include Imperial Financial Group, Inc. and its consolidated subsidiaries, unless otherwise expressly set forth herein. The Contribution (as defined herein), the Distribution and the other transactions contemplated thereby are sometimes collectively referred to herein as the "Transactions."

                             THE COMPANY'S BUSINESS

  The Company is a diversified financial services company primarily engaged in three business segments: (i) motion picture and television production finance, through the Company's division, The Lewis Horwitz Organization ("LHO"), (ii) small business lending, primarily in conjunction with Small Business Administration (the "SBA") sponsored programs, through the Company's subsidiary, Crown American Bank ("CAB"), a recently formed industrial loan company, and (iii) a wide range of trust and investment management services, through the Company's subsidiary, Imperial Trust Company ("ITC"), a California licensed trust company. In addition, the Company owned, as of September 30, 1997, approximately 23.5% of the common stock of Imperial Credit Industries, Inc. ("ICII"), a publicly traded, diversified specialty finance company.

  The Company's LHO division is a leading provider of senior, secured financing for independent motion picture and television production. During the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company originated 45 loans and 39 loans, respectively, in an aggregate principal amount of approximately $79 million and $56 million, respectively. During the same periods, the LHO division, through Imperial Bank, issued letters of credit totalling approximately $15 million and $39 million, respectively. Total revenue for the LHO division for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.4 million and $4.0 million, respectively, representing 13.9% and 4.9%, respectively, of the Company's total revenue for such periods. Net income for the LHO division for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.6 million and $1.3 million, respectively, representing 9.9% and 3.3%, respectively, of the Company's net income for such periods.

  The Company also is a provider of secured small business loans, the majority of which are guaranteed in part by the SBA. The Company offers small business loans to a wide variety of businesses located in California, Nevada and Arizona, including hotels, residential care facilities, beauty salons and restaurants. The Company's small business lending activities are conducted through CAB, a recently formed industrial loan company. As of September 30, 1997 and December 31, 1996, the aggregate outstanding principal amount of the Company's small business loans was approximately $41 million and $28 million, respectively. The aggregate principal amount of loans originated for both the nine months ended September 30, 1997 and the year ended December 31, 1996 was approximately $39 million. Total revenue for CAB for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.4 million and $5.0 million, respectively, representing 14.0% and 6.1%, respectively, of the Company's total revenue for such periods. Net income for CAB for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.6 million and $1.2 million, respectively, representing 9.1% and 3.2%, respectively, of the Company's net income for such periods.

  The Company, through ITC, provides a full array of investment management and fiduciary services to individual investors, corporations, benefit plans and foundations. These services include investment management, personal trust services, custody services and trust administration of employee benefit plans. Total revenue for ITC for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $6.2 million and $8.1 million, respectively, representing 19.5% and 10.0%, respectively, of the Company's total revenue for such periods. Net income for ITC for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.7 million and $1.1 million, respectively, representing 11.0% and 2.8%, respectively, of the Company's net income for such periods. At September 30, 1997 and December 31, 1996, the Company maintained total assets under administration of approximately $8.8 billion and $7.5 billion, respectively. ITC was the fourteenth largest licensed trust company in California at September 30, 1997 based on assets under administration.

  ICII is a diversified specialty finance company and offers, principally through its subsidiaries, financial products such as non-conforming residential mortgage banking (non-conforming single family mortgage loans), commercial mortgage banking (franchise loans and income property loans), business lending (equipment leasing, asset-based financing and loan participations) and consumer loans (sub-prime auto loans, home improvement loans and other consumer credit). The majority of ICII's loans and leases are sold in the secondary market through securitizations and whole loan sales. During the nine months ended September 30, 1997 and the year ended December 31, 1996, ICII generated total revenues of $163.3 million and $256.9 million, respectively. The Company is currently the largest shareholder of ICII. In addition, three members of the Board of Directors of the Company (the "Company Board") are also officers and/or directors of ICII and, as such, are in a position to significantly influence the management and policies of ICII. Total revenue related to the Company's ownership of ICII stock for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $16.6 million and $64.1 million, respectively, representing 52.6% and 79.0%, respectively, of the Company's total revenue for such periods. Net income related to the Company's ownership of ICII stock for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.5 million and $35.1 million, respectively, representing 70.0% and 90.7%, respectively, of the Company's net income for such periods.

  The Company's business strategy emphasizes (i) opportunistic expansion of businesses in niche segments of the financial services industry, (ii) hiring management experienced in a wide array of financial services businesses to operate and grow the Company's businesses, (iii) conservative and disciplined underwriting and credit risk management, (iv) sale in secondary markets of Company SBA loans where the Company expects to receive a premium over the principal amount of the loan and (v) maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

  The Company's principal executive offices are located at 1840 Century Park East, 10th Floor, Los Angeles, California 90067, and its telephone number is
(310) 712-8600.

                                THE DISTRIBUTION

Distributing Company............  Imperial Bancorp, a California
                                  corporation ("Bancorp").

Distributed Company.............  Imperial Financial Group, Inc., a
                                  Delaware corporation (the "Company") and currently a wholly owned subsidiary of Imperial Bank (the "Bank"), which is in turn a wholly owned subsidiary of Bancorp.


Reasons for the Distribution....  The boards of directors of Bancorp and the Bank selected the businesses of LHO, CAB and ITC to be contributed to the Company because (i) each business has been operating with a separate management structure as a stand-alone operation and with an entrepreneurial management philosophy, (ii) each business has demonstrated high return on equity in recent years and (iii) none of the three businesses requires demand banking deposits for its funding. In addition, the boards of

                                  Bancorp and the Bank believe the
                                  businesses of LHO, CAB and ITC, as well
                                  as the business of ICII, complement each other and that many cross-referral opportunities exist between such businesses, including with respect to lending and private banking products offered to the clients of LHO, CAB and ITC. The boards of directors of Bancorp and the Bank also believe that the Transactions will provide the Company with increased access to capital markets, which should allow the Company to expand its businesses. The Company intends to initially raise capital to promote this expansion by conducting a public or private offering of its equity securities that it expects to complete during the first half of 1998. The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the Bank Holding Company Act of 1956 (the "BHCA"). In addition, the Federal Deposit Insurance Corporation (the "FDIC") has advised the Bank that it considers the retention of its shares of ICII stock to be in violation of the Federal Deposit Insurance Act. The boards of Bancorp and the Bank believe that contributing the stock of ICII to the Company in connection with the Transactions will satisfy these concerns of the Federal Reserve Board and the FDIC and allow Bancorp to continue to be in compliance with the requirements of the BHCA and the Bank to continue to be in compliance with the Federal Deposit Insurance Act, while the ICII stock simultaneously will provide the Company with additional financing flexibility to expand its operations and operate as a separate publicly traded company, without any assistance from either Bancorp or the Bank. Moreover, the Company intends to expand the specialty lending and finance businesses contributed to it by the Bank by operating as a separate publicly traded company that is not subject to the same federal and state banking laws and regulations applicable to Bancorp and the Bank and their respective subsidiaries. See "The Transactions--Background and Reasons for the Distribution."

Shares to be Distributed........
                                  Approximately 25,966,307 million shares
                                  of Company Class A Common Stock (based on
                                  25,966,307 million shares of Bancorp
                                  Common Stock outstanding on September 30,
                                  1997). The shares to be distributed will constitute 100% of the outstanding shares of Company Class A Common Stock. The Company's Amended and Restated Certificate of Incorporation also authorizes preferred stock and Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock"). The Company Class B Common Stock may only be issued pursuant to the terms of, or upon the exercise of, outstanding options granted under any of the Company's employee benefit plans or as stock dividends to holders of Company Class B Common Stock. Holders of Company Class B Common Stock are entitled to one-tenth of one vote for each share on all matters voted on by stockholders and will vote together as a single class with the holders of Company Class

                                  A Common Stock. The Company Class B
                                  Common Stock is convertible into Company
                                  Class A Common Stock under certain
                                  circumstances. See "Description of
                                  Capital Stock." No capital stock of the
                                  Company other than the Company Class A
                                  Common Stock will be outstanding on the
                                  Distribution Date.

Distribution Ratio..............  One share of Company Class A Common Stock for every share of Bancorp Common Stock
                                  held on the Distribution Record Date. See
                                  "The Transactions--Manner of Effecting
                                  the Distribution."


Distribution Record Date........  Close of business on          , 1998.


Distribution Date...............           , 1998. On, or as soon as
                                  practicable after, the Distribution Date, the Distribution Agent will commence mailing share certificates representing the Company Class A Common Stock to Bancorp shareholders. Bancorp shareholders will not be required to make any payment or to take any other action to receive their Company Class A Common Stock. See "The Transactions--Manner of Effecting the Distribution."

Federal Income Tax Consequences
 of the Distribution............  Bancorp has requested a ruling (the
                                  "Ruling") from the Internal Revenue
                                  Service ("IRS") to the effect, among
                                  other things, that receipt of shares of
                                  Company Class A Common Stock will be tax-free for federal income tax purposes to Bancorp and to the shareholders of Bancorp, and that neither Bancorp nor the Bank will recognize income, gain or loss as a result of the Distribution. It is a condition to completion of the Distribution that Bancorp obtain the Ruling. Bancorp shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Distribution. See "Certain Federal Income Tax Considerations."


Financing of IFG Business.......  Prior to the Distribution, the Company's
                                  lending activities were financed by the
                                  Bank. In connection with the
                                  Distribution, the Company will enter into credit facilities with a syndicate of lenders not affiliated with the Bank (the "Credit Facilities") that will finance The Lewis Horwitz Organization's lending activities after the Distribution Date and initially finance CAB's small business lending activities. Following the initial financing arrangements, the Company expects that CAB's primary source of funding for its lending activities will be through deposits. The Company expects that the Credit Facilities will be composed of revolving credit facilities in the aggregate amount of $170 million, including a letter of credit sub-facility in the amount of $40 million. See "Risk Factors" and "Credit Facilities."


Dividend Policy.................  It is currently contemplated that the
                                  Company will not pay cash dividends on
                                  Company Class A Common Stock for the
                                  immediately foreseeable future following the Distribution. The declaration of dividends by the Company will be at the discretion of the Company Board and will depend upon the

                                  Company's future earnings, financial
                                  condition, capital requirements and other factors, including any limitations under then existing credit agreements. See "Dividend Policy."

Anti-takeover Provisions........  The Company's Amended and Restated
                                  Certificate of Incorporation, Amended and
                                  Restated Bylaws and the Delaware General
                                  Corporation Law (the "DGCL") contain
                                  provisions which may have the effect of
                                  discouraging unsolicited takeover bids
                                  from third parties. See "Purposes and
                                  Effects of Certain Provisions of the
                                  Company's Certificate of Incorporation,
                                  Bylaws and Delaware Law."


Relationship among the Company,
 the Bank and Bancorp after the
 Distribution...................  The Company, the Bank and Bancorp and
                                  certain of the Company's subsidiaries
                                  will enter into agreements to effect the Contribution and the Distribution and to define their ongoing relationship after the Distribution Date. These agreements will include a capital contribution and distribution agreement providing for the transfer of designated assets to, and the assumption of designated liabilities by, the Company and certain of its subsidiaries and providing for the payment of the Distribution by Bancorp (the "Contribution Agreement") and an interim services agreement relating to human resources support and internal audit and loan review to be provided by the Bank to the Company. In addition, certain directors and officers of Bancorp serve as directors and/or officers of the Company. See "Management." Other than the agreements described above and overlapping directors and officers, it is expected that Bancorp and the Bank, on the one hand, and the Company, on the other, will cease to have any material contractual or other material relationships with each other, other than on an arm's-length basis. See
                                  "Relationship and Agreements Among the
                                  Company, the Bank and Bancorp After the
                                  Distribution."

Trading Market and Symbol for
 the Common Stock...............  Currently, there is no public trading market for the Company Class A Common
                                  Stock, although a "when-issued" trading
                                  market (as described herein) is expected to develop prior to the Distribution Date. Application will be made to list the Company Class A Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "IFG." See "Listing and Trading of the Common Stock."

                                  Bancorp Common Stock will continue to be listed and traded on the NYSE after the Distribution Date.

Distribution Agent..............  American Stock Transfer and Trust Co. The
                                  address and telephone number of the
                                  Distribution Agent are 40 Wall Street,
                                  New York, New York 10005, (800) 937-5449.

Conditions to the Distribution..  The Distribution is conditioned upon, among other things, (i) Bancorp obtaining the Ruling, (ii) the Company Class A

                                  Common Stock having been approved for
                                  listing on the NYSE subject to official
                                  notice of issuance, (iii) the Company's
                                  Registration Statement on Form 10, of
                                  which this Information Statement is a
                                  part (the "Registration Statement"),
                                  having been declared effective by the
                                  Securities and Exchange Commission (the
                                  "Commission"), (iv) receipt of regulatory consents and approvals from various state and federal banking and trust authorities and (v) the Credit Facilities being in place and all conditions to borrowing thereunder having been satisfied or waived. Any condition to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board of Directors (the "Bancorp Board"). Even if all conditions are satisfied, the Bancorp Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date. See "Introduction" and "Distribution Conditions and Termination."

Risk Factors....................  Bancorp shareholders should carefully consider the matters discussed under
                                  "Risk Factors" in this Information
                                  Statement.

                           FORWARD-LOOKING STATEMENTS

  Certain statements in this Information Statement, including those under the captions "Summary of Certain Information," "The Transactions," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this Information Statement, the words "estimate", "project," "intend," "expect," "anticipate," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on various factors, many of which are beyond the Company's control, and were derived utilizing numerous assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements including, but not limited to, the following: matters described herein under "Risk Factors"; uncertainty as to the Company's future profitability after the Distribution; the effectiveness of the Company's growth strategy; competition in the Company's existing and potential future lines of business; and the accuracy of the Company's estimates of its funding requirements for the performance of certain lending activities. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA

  The combined summary income statement data for the years ended December 31, 1994, 1995 and 1996 and the combined summary balance sheet data as of December 31, 1995 and 1996 have been derived from the Company's audited combined financial statements and notes thereto included elsewhere in the Information Statement. The combined summary income statement data for the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1992 and 1993 and the combined summary balance sheet data at September 30, 1997 and December 31, 1992, 1993 and 1994 have been derived from the unaudited combined financial statements of the Company not included herein, and include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of such financial information for those periods. Results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of results for a full year. Historical combined financial information may not be indicative of the Company's future performance as an independent company. See also "Selected Combined Financial Data," "Summary Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                                                  NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                         ------------------------------------------------------ ---------------------
                            1992       1993       1994       1995       1996       1996       1997
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:
 Net interest income
  after provision for
  loan losses........... $   16,537 $    2,682 $    4,103 $    4,100 $    7,033 $    4,811 $    7,107
 Equity in net income
  of Imperial Credit
  Industries, Inc.
  ("ICII")..............        --       7,898      2,388      5,652     21,444     16,555      8,362
 Gain on sale of ICII
  stock ................      5,033     14,538        --         --      25,650     25,650      2,429
 Gain from sale of
  stock by ICII.........        --         --         --         --      10,761     10,761        --
 Other income...........     38,087      6,549      9,011     10,875     16,263     13,074     13,645
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Total revenue........     59,657     31,667     15,502     20,627     81,151     70,851     31,543
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Personnel expense......     18,734      3,388      4,338      4,827      6,153      4,519      7,003
 Other expenses.........     15,415      4,357      4,515      5,568     10,680      8,961     14,981
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Total expenses.......     34,149      7,745      8,853     10,395     16,833     13,480     21,984
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Income before income
    taxes and
    extraordinary item..     25,508     23,922      6,649     10,232     64,318     57,371      9,559
 Income taxes...........     17,760     10,129      2,821      4,313     25,674     22,766      3,141
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Income before
    extraordinary item..      7,748     13,793      3,828      5,919     38,644     34,605      6,418
 Extraordinary item--
  gain on
  extinguishment of
  ICII debt, net of
  taxes.................        --         --         370        --         --         --         --
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Net income........... $    7,748 $   13,793 $    4,198 $    5,919 $   38,644 $   34,605 $    6,418
                         ========== ========== ========== ========== ========== ========== ==========
   Earnings per share(1)
    .................... $     0.33 $     0.59 $     0.17 $     0.24 $     1.48 $     1.34 $     0.24
 Weighted average
  number of shares
  outstanding(1) ....... 23,304,714 23,431,464 24,200,733 25,168,985 26,116,767 25,908,277 26,826,935

                                       AT DECEMBER 31,               AT SEPTEMBER 30,
                          ------------------------------------------ ----------------
                            1992    1993    1994     1995     1996         1997
                          -------- ------- ------- -------- -------- ----------------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Loans held for sale....  $328,576 $ 2,579 $ 1,648 $  2,648 $  5,531     $  4,855
 Loans held for
  investment, net.......   134,043  36,847  26,369   75,518   72,528      123,296
 Investment in stock of
  ICII..................       --   27,445  30,934   36,126   57,736       64,192
 Total assets...........   486,180  75,456  69,650  125,030  153,920      209,765
 Borrowings from
  Imperial Bank.........    12,257  13,889     --    49,897    6,184       68,813
 Total liabilities......   449,887  25,370  15,406   66,829   57,074      106,328
 Stockholder's equity...    36,293  50,086  54,244   58,201   96,846      103,437

                                                                       NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                          -------------------------------------------  -------------------
                           1992     1993     1994     1995     1996      1996      1997
                          -------  -------  -------  -------  -------  --------  ---------
                                        (IN THOUSANDS, EXCEPT RATIOS)
OPERATING AND FINANCIAL
 DATA:
 Loans originated:
   LHO..................  $41,527  $40,206  $25,857  $70,224  $55,951   $39,239  $  79,313
   SBA..................      --    11,164   21,204   21,533   38,792    28,830     39,028
                          -------  -------  -------  -------  -------  --------  ---------
     Total..............  $41,527  $51,370  $47,061  $91,757  $94,743   $68,069   $118,341
                          =======  =======  =======  =======  =======  ========  =========
 Trust assets under
  administration (in
  millions).............  $ 5,911  $ 6,617  $ 5,704  $ 6,781  $ 7,532  $  7,237  $   8,784
SELECTED RATIOS(2):
 Average equity to
  average assets........     7.43%   16.56%   70.74%   63.37%   56.02%    52.19%     57.07%
 Return on average
  common equity.........    19.70%   30.00%    8.02%   10.32%   49.51%    60.93%      8.28%
 Return on average
  assets................     1.46%    4.97%    5.67%    6.54%   27.74%    31.80%      4.73%
ASSET QUALITY RATIOS (AT
 END OF PERIOD):
 Non-performing assets
  as a percentage of
  total assets..........     1.27%    4.30%    3.27%    2.96%    3.32%     3.81%      1.21%
 Allowance for loan
  losses as a
  percentage of non-
  performing loans......    64.74%   37.48%   47.79%   56.89%   53.42%    47.33%    234.65%
 Net charge-offs as a
  percentage of average
  total loans held for
  investment............      (3)     0.62%    0.26%    1.21%    0.87%     0.58%      0.59%

--------

(1) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for each share of outstanding Bancorp Common Stock.

(2) Annualized for the nine months ended September 30, 1996 and 1997.

(3) Information not available.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The summary unaudited pro forma combined income statement data reflect the Transactions as if they occurred at the beginning of each of the periods presented. The summary unaudited pro forma balance sheet data reflect the Transactions as if they occurred at December 31, 1995 and 1996 and at September 30, 1997. The summary unaudited pro forma combined financial data reflect the expected capitalization of the Company as a result of the Distribution, the incurrence by the Company of approximately $113 million of indebtedness under the Credit Facilities (which is identified below as "Line of credit"), an assumed interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Bancorp. This pro forma information does not necessarily reflect the results of operation or financial position of the Company which would have been achieved had the Transactions actually been consummated as of such dates. Also, this pro forma information is not indicative of the future results of operations or future financial position of the Company. See "Capitalization" and "Unaudited Pro Forma Combined Financial Data."

                                                                        NINE
                                                                       MONTHS
                                        YEARS ENDED DECEMBER 31,       ENDED
                                    -------------------------------- SEPTEMBER
                                       1994       1995       1996     30, 1997
                                    ---------- ---------- ---------- ----------
                                                   (IN THOUSANDS)
INCOME STATEMENT DATA:
  Net interest income after
   provision for loan losses....... $    3,673 $    4,019 $    6,667 $    4,721
  Equity in net income of ICII.....      2,388      5,652     21,444      8,362
  Gain on sale of ICII stock.......        --         --      25,650      2,429
  Gain from sale of stock by ICII..        --         --      10,761        --
  Other income.....................      9,011     10,875     16,263     13,645
                                    ---------- ---------- ---------- ----------
    Total revenue..................     15,072     20,546     80,785     29,157
                                    ---------- ---------- ---------- ----------
  Personnel expense................      4,338      4,827      6,153      7,003
  Other expenses...................      4,515      5,568     10,680     14,981
                                    ---------- ---------- ---------- ----------
    Total expenses.................      8,853     10,395     16,833     21,984
                                    ---------- ---------- ---------- ----------
    Income before income taxes.....      6,219     10,151     63,952      7,173
  Income taxes.....................      2,641      4,279     25,518      2,139
                                    ---------- ---------- ---------- ----------
  Income before extraordinary item.      3,578      5,872     38,434      5,034
  Extraordinary item, net of taxes.        370        --         --         --
                                    ---------- ---------- ---------- ----------
    Net income..................... $    3,948 $    5,872 $   38,434 $    5,034
                                    ========== ========== ========== ==========
  Weighted average number of shares
   outstanding(1).................. 24,200,733 25,168,985 26,116,767 26,826,935

                                             AT           AT           AT
                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............   $  2,272     $  5,245     $  2,522
  Securities available for sale, at
   fair value..........................      1,437        1,179        6,987
  Loans held for sale..................      2,648        5,531        4,855
  Loans held for investment, net.......     64,803       63,304      116,847
  Investment in stock of ICII .........     36,126       57,736       64,192
  Other assets.........................      6,024       11,457        7,670
                                          --------     --------     --------
    Total assets.......................   $113,310     $144,452     $203,073
                                          ========     ========     ========
  Line of credit ......................   $ 56,419     $ 43,622     $112,898
  Income taxes payable.................     12,507       39,728       25,023
  Other liabilities....................      4,056       10,550       11,241
                                          --------     --------     --------
  Total liabilities....................     72,982       93,900      149,162
    Stockholder's equity...............     40,328       50,552       53,911
                                          --------     --------     --------
    Total liabilities and stockholder's
     equity............................   $113,310     $144,452     $203,073
                                          ========     ========     ========

--------

(1) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for each share of outstanding Bancorp Common Stock.

                                 INTRODUCTION

  On February 20, 1997, the Bancorp Board approved a plan to spin off to its shareholders in a tax-free distribution a portion of its specialty lending and finance businesses that focuses on the entertainment industry, loans to small businesses (a majority of which are guaranteed in part by the SBA), and trust services. On March 13, 1997, the Company was incorporated in Delaware to own and operate these businesses.

  These businesses will be contributed to the Company on or prior to the Distribution Date. The Bank will contribute to CAB all of the assets relating to the Bank's small business lending division and CAB will assume all of the liabilities relating thereto. After the contribution of such assets to, and the assumption of such liabilities by, CAB, the Bank will contribute to the Company (i) all of the assets relating to LHO, a division of the Bank that provides motion picture and television production financing, and the Company will assume all of the liabilities relating thereto, (ii) all of the common stock of CAB, (iii) all of the common stock of ITC, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (which, as of September 30, 1997, was 9,094,842 shares, which represented approximately 23.5% of all outstanding common stock as of such date) in ICII, a publicly traded, diversified specialty finance company. The foregoing businesses are collectively referred to herein as the "IFG Business" and the asset contributions and related assumptions of liabilities are collectively referred to herein as the "Contribution."

  Bancorp has requested rulings from the IRS to the effect, among other things, that receipt of shares of Company Class A Common Stock will be tax free for federal income tax purposes to Bancorp and the shareholders of Bancorp and that neither Bancorp nor the Bank will recognize income, gain or loss as a result of the Distribution (the "Ruling"). The Distribution is subject to, among other things, (i) the receipt of the Ruling, (ii) the Company Class A Common Stock being approved for listing on the NYSE subject to official notice of issuance, (iii) the Registration Statement having been declared effective by the Commission, (iv) receipt of regulatory consents and approvals from various state and federal banking and trust authorities and (v) the Credit Facilities being in place and all conditions to borrowing thereunder having been satisfied or waived. Any condition to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board. However, even if all the conditions to the Distribution are satisfied, the Bancorp Board has reserved the right to abandon, defer or modify the Contribution and the Distribution at any time prior to the Distribution Date. See "Distribution Conditions and Termination." References to the "Company" herein for time periods prior to the Distribution mean the IFG Business as conducted by the Bank and, for time periods following the Distribution, mean the Company as capitalized pursuant to the Contribution.

  The Distribution will be effected by a dividend of all of the outstanding shares of Company Class A Common Stock to holders of record of Bancorp Common Stock on the Distribution Record Date. The Distribution will occur on
           , 1998.

  NO ACTION IS REQUIRED BY BANCORP SHAREHOLDERS IN ORDER TO RECEIVE COMPANY CLASS A COMMON STOCK TO WHICH THEY WILL BE ENTITLED IN THE DISTRIBUTION UPON PAYMENT OF THE DIVIDEND.

  Shareholders of Bancorp with inquiries related to the Distribution should contact American Stock Transfer and Trust Co., the Distribution Agent for the Distribution. After the Distribution Date, stockholders of the Company with inquiries related to the Distribution or their investment should contact the Company's Investor Relations Department.

  This Information Statement is being furnished by Bancorp solely to provide information to holders of Bancorp Common Stock in connection with the Contribution and the Distribution and, subject to the satisfaction of the conditions to the Distribution, the receipt of Company Class A Common Stock pursuant to the Distribution. This Information Statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of Bancorp or the Company. The information contained in this Information Statement is believed by Bancorp and the Company to be accurate as of the date set forth on its front cover. Changes may occur after that date, and neither Bancorp nor the Company will update the information except that, after the Distribution, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file quarterly, annual and certain other periodic reports that will contain updated information.

                               THE TRANSACTIONS

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  The Bancorp Board has determined, subject to satisfaction of certain conditions, that it is in the best interests of Bancorp and its shareholders, for the reasons set forth below, to distribute to Bancorp shareholders in the Distribution the IFG Business as a separate publicly traded company to be known as Imperial Financial Group, Inc.

  Bancorp's management and the Bancorp Board have regularly looked for ways in which to improve Bancorp's operations and thereby provide value to Bancorp's shareholders. Beginning in the fourth quarter of 1996, as part of its regular review process, Bancorp's management re-examined various strategies for enhancing Bancorp's value through both internal operating initiatives and restructuring strategies. On January 23, 1997, the Bank retained NationsBanc Montgomery Securities, Inc. ("NationsBanc Montgomery") as its financial advisor for the purpose of advising Bancorp and the Bank concerning the possible sale of common stock in a registered public offering of a newly formed company that would hold the IFG Business and/or the possible distribution of all of the capital stock of such entity to the shareholders of Bancorp. On February 20, 1997, NationsBanc Montgomery presented its analysis of the benefits of such a distribution to the Bancorp Board. The Bancorp Board unanimously determined, after review and discussions, that the Contribution and the Distribution provided an excellent opportunity to enhance shareholder value. The boards of directors of Bancorp and the Bank determined not to engage in an initial public offering of the Company's capital stock because, among other things, the boards did not believe that adequate value would be received in a public offering and also believed that the contribution of all of the common stock of ICII to the Company would address the concerns of regulators and provide the Company with operating benefits, each of which is described below.

  The boards of directors of Bancorp and the Bank selected the businesses of LHO, CAB and ITC to be contributed to the Company because (i) each business has been operating with a separate management structure as a stand-alone operation and with an entrepreneurial management philosophy, (ii) each business has demonstrated high return on equity in recent years and (iii) none of the three businesses requires demand banking deposits for its funding. In addition, the boards of Bancorp and the Bank believe the businesses of LHO, CAB and ITC, as well as the business of ICII, complement each other and that many cross-referral opportunities exist between such businesses, including with respect to lending and private banking products offered to the clients of LHO, CAB and ITC.

  The boards of directors of Bancorp and the Bank believe that the Transactions will provide the Company with increased access to capital markets, which should allow the Company to expand its businesses. One business the Company is considering engaging in is the broker/dealer business, although the Company has not determined whether it would seek to establish its own broker/dealer or seek to acquire an existing broker/dealer. The Company intends to initially raise capital to promote this expansion by conducting a public or private offering of its equity securities that it expects to complete during the first half of 1998. There can be no assurance if this offering will be consummated, and if the offering is consummated, there can be no assurance in what manner the Company will attempt to expand its business with the proceeds therefrom.

  The boards of Bancorp and the Bank believe that the ICII stock will provide the Company with additional financing flexibility to expand its operations and operate as a separate publicly traded company, without any assistance from either Bancorp or the Bank, while the disposition of the ICII stock by Bancorp will satisfy the concerns of the Federal Reserve Board and allow Bancorp to continue to be in compliance with certain regulatory requirements described below. Moreover, the Company will be able to expand the specialty lending and finance businesses contributed to it by the Bank by operating as a separate publicly traded company that is not subject to the same federal and state banking laws and regulations applicable to Bancorp and the Bank. See "Business--Regulatory Matters." The separation of the businesses will also allow each of Bancorp and the Company to provide its employees with incentive compensation linked solely to the financial performance of his or her employer.

  As the holder of all of the issued and outstanding shares of capital stock of the Bank, Bancorp is subject to the BHCA and Regulation Y promulgated thereunder ("Regulation Y"). The BHCA and Regulation Y provide that a bank holding company may not acquire or retain direct or indirect ownership or control of any company which is not a bank or bank holding company or which engages in any nonbanking activities except such activities as are determined by order or regulation by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto (a "closely related activity"). Certain activities which have been determined by the Federal Reserve Board to be closely related activities are set forth in Regulation Y. To the extent a bank holding company wishes to engage de novo in a nonbanking activity or to acquire an entity engaged in such activity, Regulation Y provides for prior notice to and/or approval by the Federal Reserve Board for the conduct of such activity.

  The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the BHCA. This position is apparently a consequence of the Federal Reserve Board's view that ICII is engaged in activities which are not determined by regulation to be a closely related activity and that Bancorp did not file or obtain a notice or approval to engage in such activities in accordance with Regulation
Y. The Bank believes that the BHCA should not be interpreted to limit the investment activities of a California-chartered non-member bank which is subject to the regulation of the Federal Deposit Insurance Corporation ("FDIC") and not the Federal Reserve Board. However, the provisions of the BHCA are clearly applicable to direct investments by Bancorp and accordingly the Federal Reserve Board is likely to take the position that the retention of such shares by Bancorp violates the BHCA absent prior approval by the Federal Reserve Board. Bancorp believes that such approval, if sought, would not be granted.

  The FDIC does not regulate the activities of bank holding companies, and accordingly has not taken a position on Bancorp's indirect ownership of the shares of ICII currently held by the Bank. However, the FDIC has expressed the view that the retention of ICII shares by the Bank is not permitted by Section 24 of the Federal Deposit Insurance Act (the "FDIA"). Section 24 of the FDIA limits the investments of state-chartered banks, such as the Bank, to investments which are permitted investments for national banks or are otherwise permitted under Section 24. See "Business--Regulatory Matters." On June 10, 1996, the Bank filed an application for approval of retention of its ownership of ICII stock. The Bank has submitted additional information to the FDIC in response to FDIC requests. Subsequently, the FDIC requested that the Bank submit a divestiture plan with respect to its investment in ICII. In response to this request, the Bank has advised the FDIC of its intention to effect the Contribution and Distribution. No action has been taken by the FDIC on the application in contemplation of consummation of the Contribution and Distribution.

  Due to the perceived existence of significant issues as to whether approval by the Federal Reserve Board of an application to retain Bancorp's ownership in ICII or approval of the FDIC of the application to retain the Bank's ownership in ICII would be forthcoming, and for the additional business reasons discussed above, the Bancorp Board has determined not to seek Federal Reserve Board approval at this time of its ownership of ICII stock, but rather to address these regulatory concerns through the Contribution and Distribution. The boards of directors of Bancorp and the Bank also considered selling the ICII stock to address these concerns but believed (i) the block of ICII stock held by the Bank represents a "control block" which should have value in excess of the market value of the stock, (ii) the value of ICII stock would increase in the near future from current levels, (iii) the costs of selling the ICII stock would include an underwriting fee and the proceeds of the sale would be subject to an immediate and significant cash tax payment,
(iv) the sale of such a large block of ICII stock would likely depress the market value of such stock, further decreasing the proceeds to be realized by the Company from the sale, (v) the ICII stock would provide the Company with financing flexibility as described above and herein under "Credit Facilities" and (vi) the ICII stock would benefit the Company's earnings. See "Risk Factors--Negative Impact on Earnings Should Ownership Level of ICII Stock be Reduced; Substantial Dependence on ICII-Related Revenue."

MANNER OF EFFECTING THE DISTRIBUTION

  Following completion of the Contribution and subject to the satisfaction of the conditions to the Distribution, the Board of Directors of the Bank will declare a dividend on its common stock payable in Company Class A Common Stock to its sole shareholder, Bancorp. Immediately thereafter, the Bancorp Board will formally authorize the Distribution by declaring a dividend on the Bancorp Common Stock payable in Company Class A Common Stock to holders of record of Bancorp Common Stock on the Distribution Record Date. Only shareholders of record as of the Distribution Record Date will receive the Company Class A Common Stock in the Distribution. No cash will be paid to Bancorp in connection with the Transactions.

  Bancorp will effect the Distribution by delivering share certificates for Company Class A Common Stock to the Distribution Agent, for delivery to the holders of Bancorp Common Stock at the close of business on the Distribution Record Date, without further action by such holders. It is expected that the Distribution Agent will begin mailing share certificates representing Company Class A Common Stock as soon as practicable after the Distribution Date. The Distribution will be deemed effective upon notification by Bancorp to the Distribution Agent that the Distribution has been declared and that the Distribution Agent is authorized to proceed with the distribution of Company Class A Common Stock. All shares of Company Class A Common Stock to be distributed in the Distribution will be fully paid and nonassessable. See "Description of Capital Stock."

  No holder of Bancorp Common Stock on the Distribution Record Date will be required to pay any cash or other consideration for the shares of Company Class A Common Stock to be received in the Distribution or to surrender or exchange shares of Bancorp Common Stock or take any other action in order to receive shares of Company Class A Common Stock.

                                 RISK FACTORS

  Readers should be aware of the following risk factors to which the Company has been subject in the past, is currently and may in the future be subject, and which could materially adversely affect the performance of the Company.

LACK OF OPERATING HISTORY AS AN INDEPENDENT COMPANY

  The Company does not have an operating history as an independent public company. The historical combined and pro forma combined financial information included herein may not necessarily reflect the results of operations, financial condition and cash flows of the Company in the future or what the results of operations, financial condition and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. There can be no assurance that the Company can be operated profitably as a stand-alone enterprise. See "Unaudited Pro Forma Combined Financial Data," including the discussion of the assumptions reflected therein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEGATIVE IMPACT ON EARNINGS SHOULD OWNERSHIP LEVEL OF ICII STOCK BE REDUCED; SUBSTANTIAL DEPENDENCE ON ICII-RELATED REVENUE

  As of September 30, 1997, the Company owned 9,094,842 shares of common stock of ICII, which represented approximately 23.5% of the outstanding shares as of such date. The Company intends to sell an additional 153,736 shares in the fourth quarter of 1997, which would reduce the Company's ownership to approximately 23.1% of the outstanding shares as of September 30, 1997, in satisfaction of the Company's obligation relating to a consulting agreement with an executive of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company accounts for its investment in ICII in the Company's combined financial statements as an equity investment. This accounting treatment has allowed the Company to include in its net income a portion of the net income generated by ICII based upon the Company's percentage ownership of ICII stock.

  If the Company's ownership of ICII common stock is reduced to less than 20%, the Company may no longer be able to account for its ownership of ICII common stock as an equity investment. If the Company had not been able to account for its ownership in ICII common stock as an equity investment, the Company's net income for the nine months ended September 30, 1997 and for the year ended December 31, 1996 would have been reduced by approximately 76% and 32%, respectively. Although the Company intends to continue to own in excess of 20% of the common stock of ICII, there can be no assurance that the Company's ownership will not be diluted by future stock issuances by ICII (including stock issued upon exercise of outstanding stock options), or that the Company will not be required, due to presently unforeseen circumstances, to sell shares of ICII common stock to raise capital.

  In addition to the ownership of ICII stock accounting for a significant portion of the Company's net income, the Company's level of revenues has been substantially dependent upon the Company's net equity in gains recognized by ICII on sales of subsidiary stock and upon gains from sale of ICII stock held by the Company. ICII-related revenues constituted 15.4%, 27.4%, 75.9% and 43.1%, respectively, of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997. Although the Company is a significant stockholder of ICII and certain members of the Company Board serve on ICII's board of directors as described herein in "Business--Imperial Credit Industries, Inc." and as such are in a position to significantly influence the management and policies of ICII, the Company cannot predict the terms or nature of future transactions by ICII that may generate revenues or expenses reflected in part in the Company's financial statements. In addition, it is unlikely that the Company will sell a significant amount of its ICII shares for the reasons noted above. ICII-related revenues recognized by the Company have been highly variable and may remain variable in the future.

INVESTMENT COMPANY ACT

  The Company believes that it is not an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act and the rules and regulations thereunder require the registration of, and impose various substantive restrictions on, companies that engage primarily in the business of investing, reinvesting or trading in securities or engage in the business of investing, reinvesting, owning, holding or trading in securities and own or propose to acquire investment securities having a value in excess of 40% of a company's total assets. After the Distribution, the Company intends to continue its financial services businesses and conduct its operations so as not to become regulated under the Investment Company Act. If the Commission or its staff were to take the position that the Company was an investment company, the Company could be subject to a number of substantive restrictions on its operations, capital structure and management. In addition, registration under the Investment Company Act by the Company would constitute a violation of the Credit Facilities. See "Credit Facilities."

LIMITED AVAILABILITY OF FUNDING SOURCES; NEGATIVE IMPACT SHOULD VALUE OF ICII STOCK DECLINE

  Prior to the Distribution, the Bank financed the Company's loan origination activities. The Company has a continuing need for capital to finance its lending activities. In connection with the Distribution, the Company will enter into the Credit Facilities with a syndicate of banks not affiliated with the Bank in order to finance a portion of its lending activities. See "Credit Facilities." The Company intends to secure a portion of these borrowings with all of the common stock of ICII owned by the Company. If the value of the ICII stock were to be reduced, or if the Company were to dispose of ICII stock, the amount of available funds to the Company under the Credit Facilities also would be reduced. If the Company's available funds under the Credit Facilities were reduced or its borrowing needs increase, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to arrange new lines of credit, the Company may have to curtail its loan origination activities, which could have a material adverse effect on the Company's operations and financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company's business is highly dependent upon the members of the senior management of the Company. The loss of the services of one or more of them could have a material adverse effect upon the Company's business and development. In addition, the Company conducts its business through subsidiaries and divisions operated by individual management teams. In each subsidiary and division, there are key personnel, the loss of whom may have an adverse effect on that subsidiary or division including, with respect to the Company's LHO division, Lewis P. Horwitz, the President and Chief Executive Officer of LHO. Although the Company has established incentive compensation plans and entered into employment agreements to retain certain key personnel, including Mr. Horwitz, no assurances can be made that key personnel will not depart, or that their departure would not have adverse consequences to the operations of the Company or any of its subsidiaries and divisions. See "Executive Compensation--Employment Agreements."

COMPETITION AND CONFLICTS OF INTEREST BETWEEN THE COMPANY AND THE BANK

  The Company's competitors include banks and other financial institutions, many of which are substantially larger and have significantly greater resources than the Company. A significant competitor of the Company's LHO division is the Bank's Entertainment Industries Group. No agreement between the Company and the Bank will exist that restricts the activities of the Bank's Entertainment Industries Group and the Company following the Distribution. In addition, the Bank and the Company will not be prohibited from using confidential information of the other party for its own internal purposes that may have been obtained prior to the Distribution. Moreover, there recently has been a significant increase in the number of competitors providing financing for film and television production. There can be no assurance that the Company will be able to compete successfully with such other companies.

  The small business lending and trust services businesses are also highly competitive and CAB and ITC compete with a variety of banks and non-bank lending institutions, many of which are larger than the Company and have greater financial and other resources, and, with respect to CAB, many of which also participate in SBA sponsored programs. These other banks maintain larger marketing and sales staff and use a wide variety of marketing strategies, some of which may be too expensive for the Company to conduct. See "Business."

RISKS PARTICULAR TO COMPANY'S LOAN PORTFOLIO

  The Company's lending business is subject to various risks, including, but not limited to, the risk that borrowers will not satisfy their debt service obligations, the risk that the value of the collateral securing a liquidated loan is less than the principal amount of such loan and the risk of the narrowing of the interest rate spread between the Company's yield on its loans and the cost of the Company's borrowings. In addition, significant changes in interest rates could accelerate the rate of loan repayments from existing borrowers. All or any one of the foregoing lending risks could have a material adverse effect on the Company's results of operations and financial position.

  As of September 30, 1997, approximately $6.6 million in aggregate principal amount of loans in the Company's portfolio were 30 days or more delinquent, including $1.7 million of which were no longer accruing interest. Additionally, as of September 30, 1997, the Company was in the process of liquidating other assets with a net book value of approximately $1 million which previously constituted collateral for certain of the Company's loans. Any increase in delinquent loans could result in an increase in the Company's provision for loan losses or a reduction of the Company's interest income, each of which could have a material adverse effect on the Company's results of operations and financial position. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  LHO Lending. The LHO business is dependent on the production of independent films and television shows and series. If the number of productions were to decline in the future, the need for financing would decrease as well. Any such decline in these industries could have a material adverse effect on the Company's results of operations. In addition, borrowers are generally single-purpose corporations whose sole function is to produce a motion picture or television film and, accordingly, have no meaningful financial assets prior to distribution of the production. In addition, as described herein under "Business--LHO," these loans are secured principally by the revenues to be received from the worldwide distribution of the production. The distributors are in many instances privately held small businesses that do not provide the Company with financial information and have limited assets. If the distributors fail to make the minimum guaranteed payment, the borrower could attempt to license the distribution rights to another distributor but there can be no assurance as to whether a new distributor would be engaged or if such new distributor would be able to make the minimum guaranteed payment. As a result, this could adversely affect the Company's ability to proceed against the collateral if the borrower fails to repay the loan. In addition, the LHO business is subject to risks relating to potential economic and political instability in certain foreign countries where such distributors have agreed to license production rights. An occurrence of an event such as war or currency devaluation in such a country could cause such distributors to default on their agreements to provide distribution revenue, which is LHO's primary source of collateral securing repayment. This could have a material adverse effect on the Company's results of operations and financial condition.

  In addition, a substantial percentage of the Company's financings made in 1997 and 1996 through LHO have been "gap" financings (for a description of gap financing, see "Business--LHO--Loan Types"), which are riskier than traditional entertainment lending because certain rights available for distribution not sold at time of funding may not be sold thereafter. As a result, the aggregate principal amount of such loans may exceed the value of the collateral at time of funding. Prior to 1995, the LHO division of the Company did not provide "gap" financing and, as a result, many of the loans in the Company's loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with "gap" loans.

  CAB Lending. The Company's small business lending segment commenced operations within the Bank in 1993. As a result, many of the loans in the Company's small business loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with these loans. There can be no assurance that the delinquency, prepayment and loss experience of these loans will be consistent with management's assumptions and estimates. Any material change in delinquencies, prepayments and losses from management's assumptions and estimates may adversely affect the Company's financial condition and results of operations. See "Business--CAB."

  Moreover, with respect to loans guaranteed by the SBA, if the SBA establishes that any loss resulting from a borrower default is attributable to significant technical deficiencies in the manner in which the loan was originated, documented or funded by the Company, the SBA may refuse to make payment on its guarantee or may seek recovery from the Company of any funds advanced by the SBA. CAB could also be subject to risk if a particular industry in which it has developed a concentration of loans were to suffer an economic downturn. As of September 30, 1997, approximately 27% of the Company's small business loan portfolio consisted of loans made to owners of motels. If the motel industry were to suffer an economic downturn, the Company's financing to this industry likely would similarly decline.

ASSETS SUBJECT TO PREPAYMENT RISK

  At September 30, 1997, the Company's combined balance sheet reflected approximately $4.4 million in interest only strips and servicing assets subject to prepayment risk. Realization of these assets in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated therewith. The Company estimates future cash flows from these assets and values them utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of asset value, future cash flows and earnings could be negatively impacted and the Company could be required to write down the value of the assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE OF SMALL BUSINESS LENDING OPERATIONS ON SBA PROGRAMS

  Approximately 99% of the SBA loan origination and servicing activity engaged in by the Company through CAB is in connection with the SBA Section 7(a) program. See "Business--CAB--The SBA Guaranteed Loan Program." Discontinuation, elimination or a significant reduction of this program would have a material adverse effect on the Company. The SBA lending program is a federal government program, instituted through legislation. Uncertainties exist surrounding government programs, including the SBA, due to scrutiny by the United States Congress. There can be no assurance that the SBA lending program will continue in its present manner.

  There have also been significant attempts in previous years to eliminate the SBA or to curtail its activities or funding by Congress. In 1995, the SBA temporarily ceased guaranteeing small business loans after Congress determined that the appropriations in the federal budget for such guarantees had been fully utilized. Although Congress later determined that it had incorrectly calculated the amount of such appropriations and the SBA was able to continue guaranteeing appropriate small business loans, any future utilization of such appropriations and subsequent cessation of SBA guarantees would have a material adverse effect on the Company's results of operations and financial position.

  In recent years, Congress has enacted legislation that reduced the maximum amount of SBA guarantees on certain types of loans from 85% to 75%, required the payment of a fee to the SBA by the lender equal to half of the proceeds from the sale of a loan that exceeds 110% of the outstanding balance of the SBA guaranteed portion of the loan and required that the SBA be paid a portion of the annual servicing fee. There can be no assurance that additional legislation relating to the SBA will not adversely affect the Company's results of operations and financial position.

  The SBA has the right to cease guaranteeing new loan origination by the Company upon ten days' prior written notice. The occurrence of such an event would have a significant adverse impact on the liquidity and earnings of the Company but would not affect guarantees on outstanding loans. The Company's income from the SBA lending business is materially dependent upon the premium at which the SBA guaranteed portions of loans are sold in the secondary market. In addition, in the event that CAB were to lose its status as a "Preferred Lender," CAB could be materially and adversely affected. See "Business--CAB."

CONCENTRATION OF OPERATIONS IN CALIFORNIA

  Approximately 69% and 78% of the aggregate principal amount of loans originated by the Company through LHO and CAB during the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, were originated in California and secured by assets located in California. Although the Company anticipates further expansion in these businesses outside California in the future, the Company's loan originations may remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations, financial condition and business prospects are dependent on the California economy. In the early 1990s, the California economy experienced an economic slowdown or recession. Although the California economy has improved over the last few years, any economic decline would adversely affect the value of the collateral securing the loans. A decline in the value of the loan collateral may result in the principal balances of such loans, together with any other financing by such borrowers, equaling or exceeding the value of the collateral. In addition, California is vulnerable to certain natural disaster risks, such as earthquakes and floods. These disasters are not typically covered by the standard hazard insurance policies maintained by borrowers and may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations, financial condition and business prospects. See "Business--LHO" and "--CAB."

ASSUMED LIABILITIES AND OBLIGATIONS

  Pursuant to the Contribution, the Company will assume responsibility for all liabilities and obligations related to the IFG Business, whether such liabilities and obligations arose prior to the Contribution or arise on or after the Contribution. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution." The Company believes that it has provided for these liabilities and obligations in accordance with GAAP. Actual results, however, could differ from these estimates, and changes in facts and circumstances may result in revised estimates and assumptions. For a description of certain of these liabilities and obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Some assignments and transfers may require prior consent by third parties and various filings or recordings with governmental entities. See "Business-- Regulatory Matters."

CHANGES IN INTEREST RATES

  The Company's profitability may be directly affected by the level of and fluctuations in interest rates because they affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a strategy designed to reduce the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate or sell loans, reduce the average size of loans underwritten by the Company and reduce the gains recognized by the Company upon their sale. Fluctuating interest rates also may affect the net income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and funds borrowed by the Company to finance the origination of such loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- CAB--Funding."

ECONOMIC SLOWDOWN OR RECESSION

  The risks associated with the Company's businesses become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer or commercial credit and declining real estate and other asset values. In the secured lending business, any material decline in collateral values increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans and could increase the cost of selling loans, which in either case could adversely affect the Company's financial condition and results of operations.

ENVIRONMENTAL LIABILITY

  In the course of its business, the Company may foreclose on properties securing loans that are in default. There is a risk that hazardous or toxic substances or petroleum constituents could be on such properties. In such event, it is possible that the Company could be held responsible for the cost of cleaning up or removing such waste depending upon the lender's activities, and such cost could exceed the value of the underlying properties. In addition, there can be no assurance that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by such properties, or that the Company would have adequate remedies against the prior owners or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected real properties either prior to or following any such removal. Moreover, in the course of the Company's trust business, the Company, as trustee, may be considered the record owner of property for which it acts as trustee. As a result, it would be held responsible for the cost of cleanup or removal of any hazardous or toxic substances on these properties.

  Under the laws of certain states, contaminated property may be subject to a lien on the property to assure payment for cleanup costs. In several states, such a lien has priority over the lien of an existing mortgage or owner's interest. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), a lender may be liable for cleanup of a property and adjacent properties that are contaminated by releases from the mortgaged property if the lender engages in certain activities. These activities include foreclosure on the property and participation in the management or operational aspects of such property. In 1996 CERCLA was amended to eliminate federal lender liability under CERCLA in certain circumstances, including foreclosure if the lender resells the property at the earliest practicable, commercially reasonable time on commercially reasonable terms. In addition, the amendments defined the term participation in management, which provided some guidance to lenders about the nature of activities that would and would not give rise to liability under CERCLA. These amendments do not apply to state Superfund laws. Also, foreclosure and other activities on contaminated property may subject a lender to state tort liability.

GOVERNMENT REGULATION

  The Company and its subsidiaries are subject to extensive regulation and oversight by federal and state regulators administering applicable federal and state laws and regulations, including, among others, the following: the Small Business Act, the Small Business Investment Act of 1958, the California Finance Lenders Law, the California Industrial Loan Law, the Community Reinvestment Act, the Federal Deposit Insurance Act, portions of the California Banking Law and the Federal Reserve Act and certain regulations of the Federal Reserve Board. Such laws and regulations materially impact the business operations of the Company and its subsidiaries, including, among other areas, rate of growth, ability to pay dividends, rates payable on deposits, permissible sources of financing, terms and structure of loans, competition, reporting of their financial condition, operations from branches and other locations and internal controls. See "Dividend Policy" and "Business-- Regulatory Matters." Although management of the Company believes that it can operate within the parameters defined by currently applicable law and regulation, it is not possible to predict with certainty the extent or nature of future changes to applicable law and regulation, government policies or judicial interpretations, nor their impact, whether adverse or beneficial, on the business operations, financial condition or prospects of the Company and its subsidiaries.

ABSENCE OF TRADING HISTORY FOR THE COMMON STOCK

  Application will be made to list the Company Class A Common Stock on the NYSE under the symbol "IFG." There has been no prior trading market for Company Class A Common Stock and there can be no assurance as to the prices at which Company Class A Common Stock will trade or the degree of volatility in the trading price. The prices at which Company Class A Common Stock trades will be determined in the public trading market and may be influenced by many factors, including the depth and liquidity of the market for Company Class A Common Stock, investor perceptions of the Company and its businesses, general economic and market conditions and, at least in the short-term, the investment preferences of Bancorp shareholders who will receive shares of Company Class A Common Stock in the Distribution.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Amended and Restated Bylaws (the "Bylaws") and the DGCL contain certain provisions that may discourage other persons from attempting to acquire control of the Company. These provisions include, but are not limited to, a staggered Board of Directors, the authorization of the Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of Company Class A Common Stock, the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings and the requirement that 80% of the shareholder votes are required to approve any change to the Bylaws or certain provisions of the Certificate of Incorporation. In addition, the Certificate of Incorporation and the Bylaws permit special meetings of the shareholders to be called only by the Chairman of the Board or upon the request of a majority of the Board of Directors, and deny shareholders the ability to call such meetings. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of Company Class A Common Stock. See "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Distribution is conditioned upon receipt by Bancorp of the Ruling from the IRS substantially to the effect that, among other things, the Distribution will qualify as a tax-free spin-off to Bancorp, the Bank and Bancorp shareholders under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). The following is a summary of the material federal income tax consequences to Bancorp, the Bank and Bancorp shareholders expected to result from the Distribution:

    (i) A Bancorp shareholder will not recognize any income, gain or loss as a result of the Distribution;

    (ii) A Bancorp shareholder will be required to apportion the tax basis for such shareholder's Bancorp Common Stock on which Company Class A Common Stock is distributed between the Bancorp Common Stock and Company Class A Common Stock received in the Distribution in proportion to the relative fair market values of such Bancorp Common Stock and Company Class A Common Stock on the Distribution Date;

    (iii) A Bancorp shareholder's holding period for the Company Class A Common Stock received in the Distribution will include the period during which such shareholder held the Bancorp Common Stock on which Company Class A Common Stock is distributed, provided that such Bancorp Common Stock is held as a capital asset by such shareholder on the Distribution Date; and

    (iv) Neither Bancorp nor the Bank will recognize any income, gain or loss as a result of the Distribution or the Contribution.

  Current Treasury regulations require each Bancorp shareholder who receives Company Class A Common Stock pursuant to the Distribution to attach to such shareholder's federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Bancorp will provide the appropriate information to each shareholder of record as of the Distribution Record Date.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR SHARES OF BANCORP COMMON STOCK THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES AS OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                    LISTING AND TRADING OF THE COMMON STOCK

  Application will be made to list the Company Class A Common Stock on the NYSE under the symbol "IFG." There is no current public trading market for the Company Class A Common Stock, although it is expected that a "when-issued" trading market will develop prior to the Distribution Date. The term "when-issued" means trading in shares prior to the time certificates are actually available or issued. If the conditions to the Distribution are not satisfied and the Distribution is not paid, any such when-issued trading will become null and void. If the conditions to the Distribution are satisfied and the Distribution is paid on the Distribution Date, it is expected that regular way trading in the Company Class A Common Stock on the NYSE will commence at 9:30
a.m. (New York time) on           , 1998, subject to official notice of
issuance.

  Bancorp Common Stock will continue to be listed and traded on the NYSE after the Distribution.

  The Company Class A Common Stock issued to shareholders of Bancorp Common Stock will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company. Persons who are affiliates of the Company will be permitted to sell their Company Class A Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 thereunder.

  For a discussion of certain uncertainties that should be considered in trading in the Company Class A Common Stock, see "Risk Factors--Absence of Trading History for the Common Stock."

                    DISTRIBUTION CONDITIONS AND TERMINATION

  The consummation of the Distribution is conditioned upon fulfillment of each of the following conditions: (i) the receipt from the IRS of the Ruling; (ii) the Contribution (including transfers of certain assets and liabilities to the Company contemplated by the Contribution Agreement) having been consummated (see "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement"); (iii) the Company Class A Common Stock having been approved for listing on the NYSE subject to official notice of issuance; (iv) the Registration Statement having been declared effective by the Commission; (v) all authorizations, consents, approvals and clearances from all federal and state governmental agencies required to permit the valid consummation of the transactions contemplated by the Contribution and the Distribution having been obtained, without any conditions being imposed that would have a material adverse effect, and all statutory requirements for such valid consummation having been fulfilled (see "Business--Regulatory Matters"); (vi) Bancorp having provided the NYSE with prior written notice of the Distribution Record Date as required by the Exchange Act, and the rules and regulations of the NYSE; (vii) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the payment of the Distribution; (viii) the Credit Facilities being in place, with all conditions to borrowing thereunder being satisfied or waived; and (ix) the Bancorp Board being satisfied that, after giving effect to the Contribution and the Distribution, (A) neither Bancorp nor the Company will be insolvent or will have unreasonably small capital with which to engage in its respective business and (B) Bancorp and the Bank will be able to make the Distribution in accordance with applicable law.

  Any condition to the Distribution may be waived at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board. In addition, even if all the above conditions are satisfied, the Contribution Agreement may be amended or terminated, and the Distribution may be abandoned, at any time prior to the Distribution Date for any reason, in the sole discretion of the Bancorp Board.

                    REGULATORY APPROVALS AND CONSIDERATIONS

FEDERAL LAWS AND REGULATIONS

  Federal Deposit Insurance of Accounts. On January 9, 1998, the FDIC approved the Company's Application for Federal Deposit Insurance for CAB, subject to, among other things, satisfaction of various conditions, including CAB's capitalization as part of the Contribution. Upon being capitalized, CAB will be a member of the FDIC and its deposit accounts will be insured by the Bank Insurance Fund of the FDIC. Among the factors considered by the FDIC in reviewing such application were the following: the qualifications and background of management and the board of directors, the proposed plan of business, including the nature and extent of CAB's lending and deposit-gathering activities, the adequacy of CAB's policies and operating procedures, the adequacy of its premises, economic and demographic considerations and the need for an additional depository financial institution in the market areas to be served by CAB, the projected financial condition of CAB and its earnings prospects and the adequacy of CAB's capital structure. See "Business-- Regulatory Matters--CAB--Federal Law."

  The Change in Bank Control Act. California-licensed industrial loan companies are insured depository institutions under the Federal Deposit Insurance Act. Accordingly, such industrial loan companies and their holding companies are subject to the Change in Bank Control Act (the "Change in Bank Control Act") and regulations promulgated by the FDIC thereunder. The Change in Bank Control Act provides in part that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of an insured depositary institution through a purchase, assignment, transfer, pledge or other disposition of voting stock unless the appropriate Federal banking agency has been given 60 days' prior written notice of, and has not issued a notice disapproving, the acquisition. The FDIC is the appropriate federal banking agency administering the Change in Bank Control Act with respect to industrial loan companies.

  The Change in Bank Control Act defines control as the power, directly or indirectly, to direct the management or policies of the insured depository institution or to vote 25% of any class of its voting securities. The FDIC has established regulations that provide that an acquisition which results in the ownership or control of, or power to vote, 10% or more of a class of voting securities will be presumed to result in an acquisition of control if the insured depository institution has issued any class of securities subject to the registration requirements of Section 12 of the Exchange Act or, if immediately after the transaction, no other person will own a greater proportion of that class of voting securities. After giving effect to the Distribution the Company will have, and ICII currently has, a class of securities subject to registration under Section 12 of the Exchange Act.

  As a result of the Contribution, all of the issued and outstanding shares of CAB will be acquired by the Company, constituting an acquisition of control of CAB by the Company. Additionally, the Contribution contemplates that the shares of common stock of ICII currently owned by the Bank, which represented approximately 23.5% of the issued and outstanding shares of ICII as of September 30, 1997, will likewise be transferred to the Company, which transaction will constitute a transfer of indirect control of Southern Pacific Bank, a wholly-owned subsidiary of ICII ("SPB"). Accordingly, the contribution of 100% of the issued and outstanding shares of common stock of CAB to the Company and the contribution of the shares in ICII to the Company will require notice to, and nondisapproval of, the FDIC under the Change in Bank Control Act. Any persons or groups of affiliated persons who are deemed to control Bancorp or may be deemed to control the Company by virtue of their ownership of a sufficient amount of the common stock of Bancorp or the Class A Common Stock of the Company may also be required to file a notice under the Change in Bank Control Act either as a consequence of the Contribution or on the basis that such persons or groups are deemed to have acquired control as a result of the Distribution.

  A notice under the Change in Bank Control Act and regulations promulgated thereunder ("Notice") must contain information on the identity, history, business background and experience of each acquiror; a statement of each acquiror's assets and liabilities; the terms and conditions of the proposed acquisition and the manner in which the acquisition is to be made; the identity, source and amount of the consideration used or to be used in making the acquisition; any plans or proposals to liquidate the bank, sell its assets or merge or to make any other major change in its business or corporate structure or management; the identification of any person employed, retained or to be compensated by the acquiring party or on his behalf to make solicitations or recommendations to stockholders, copies of all invitations or tenders, and any additional information.

  Upon receiving any Notice, the FDIC is required to conduct an investigation of the competence, experience, integrity and financial ability of each person named in the Notice and to make an independent determination of the accuracy and completeness of the information supplied in the Notice with respect to any such person.

  The FDIC is also required to forward a copy of the Notice to the California Department of Financial Institutions (the "DFI"), which is the appropriate state depository institution supervisory agency, and to allow 30 days within which the views and recommendations of such state agency may be submitted. The FDIC is required to give due consideration to the views of such state agency in determining whether to disapprove any proposed acquisition. The FDIC is also required to publish, or cause the publication of, the name of the insured depository institution and the proposed acquiror and to solicit public comment on the proposed acquisition, particularly from persons in the geographic area where the depository institution proposed to be acquired is located, before final consideration of such notice by the agency.

  In considering a Notice, the FDIC is empowered to disapprove any proposed acquisition if it concludes that the proposed acquisition would have certain anticompetitive effects, if the financial condition of any acquiring person is such as might jeopardize the financial stability of the depository institution or prejudice the interests of the depositors of the depository institution, if the competence, experience or integrity of any acquiring person or of any of the proposed management personnel indicates that it would not be in the interest of the depositors of the depository institution or in the interest of the public, if any acquiring person fails to furnish required information or if the FDIC determines that the proposed transaction would result in an adverse effect on the Bank Insurance Fund.

  The 60-day period for action on a Notice may be extended once for a 30-day period in the FDIC discretion and, in addition, under certain circumstances set forth in the statute, for up to two additional 45-day periods. The 60-day period for action commences upon the FDIC's determination that a Notice is complete.

  Effectiveness of Divestiture of ICII Stock. Previously effective provisions of the BHCA, and provisions of Regulation Y promulgated thereunder, required a determination of the Federal Reserve Board upon the divestiture by a bank holding company of a subsidiary engaged in nonbanking activities. These provisions have been repealed, and the Company has been advised that the effectiveness of a divestiture of the shares of a subsidiary engaged in nonbanking activities is now customarily determined following a divestiture as part of the bank holding company examination process. In order to avoid the uncertainty inherent in such an after-the-fact determination, it is the Company's and Bancorp's intention to seek written confirmation from the Federal Reserve Board prior to the Distribution that the divestiture by the Bank of its investment in ICII in accordance with the Distribution will be considered an effective divestiture.

  Safety and Soundness Considerations. The Bank and the Company intend to formally advise the FDIC and the DFI of the terms and conditions of the transfer of the assets of the Bank's small business lending division and LHO and of the transfer of the investment in ICII. Both the FDIC and the DFI have responsibility over the safety and soundness of the Bank and the adequacy of the Bank's capital in light of its business activities. In order to minimize any uncertainty about how each of these agencies would view the effect of these transfers on the Bank in a subsequent examination, the Bank and the Company intend to make a formal submission and to seek the non-objection of each of the foregoing regulatory agencies to such transfers.

  SBA Lender Approvals. The SBA Division of the Bank has approvals from the SBA to originate SBA loans under the Guaranteed Participant, Certified Lender and Preferred Lender programs. Application has been made to the SBA on behalf of CAB to secure such approvals as are necessary for CAB to offer SBA loans under all three of the foregoing levels of lender participation. The Company expects to receive these SBA approvals on or prior to the capitalization of CAB.

CALIFORNIA LAWS AND REGULATIONS

  The California Industrial Loan Law. The Company determined that the business of CAB should be conducted as a California industrial loan company operating under the California Industrial Loan Law. On November 12, 1997, the DFI approved the issuance to CAB of an industrial loan company license, subject to, among other things, completion of the capitalization of CAB, which will permit CAB to conduct its industrial loan business as described below. Prior to approving this issuance, the DFI, which was created effective as of July 1, 1997 and which succeeded to the California Department of Corporations' regulatory authority over industrial loan companies, reviewed, among other factors, CAB's plan of business, including its proposed lending and deposit-generating activities, the adequacy of its capital, its proposed operating policies, the qualifications of management and the need for an additional depository financial institution to serve the designated market area. See "Business--Regulatory Matters--CAB--California Law."

  The California Finance Lenders Law. The California Usury Law, Article XV of the California Constitution (the "Usury Law"), generally limits the rates of interest lenders may charge borrowers in California. It exempts, however, certain licensed lenders from such interest rate limitations, including a holder of a license under the California Finance Lenders Law (a "CFL
License"). On    , 1998, the DOC, the administrator of the California Finance
Lenders Law, issued a CFL License to the Company. Accordingly, the Company is exempt from the Usury Law and the LHO division may conduct its entertainment finance business free of the interest rate restrictions of the Usury Law, subject to the terms of the California Finance Lenders Law. The CFL License permits the LHO division of the Company to conduct its entertainment and motion picture finance business from its office located at 1840 Century Park East, 10th Floor, Los Angeles, California 90067. See "Business--LHO."

  Change in Ownership. CAB and SPB, as industrial loan companies, are subject to the California Industrial Loan Law, certain provisions of which are applicable to holding companies of industrial loan companies. The California Industrial Loan Law provides that no person may acquire in the aggregate 10% or more of the capital stock of an industrial loan company without the written consent of the DFI. In addition, the California Industrial Loan Law provides that no person may acquire in the aggregate 10% or more of the capital stock or other securities that have voting power or control over the management of a holding company of an industrial loan company such as ICII (or the Company after the Contribution), without the written consent of the DFI. Accordingly, the contribution of all of the issued and outstanding shares of common stock of CAB to the Company will require the written consent of the DFI under the California Industrial Loan Law. In addition, because the investment of the Bank in ICII shares is likely to be considered by the DFI as possessing voting power or control over the management of ICII, the acquisition of such shares by the Company will also require the written consent of the DFI under the California Industrial Loan Law.

  The California Industrial Loan Law provides that the DFI is required to consent or decline to do so within 60 days of the filing of a completed application. The determination as to whether an application is completed is based on a determination by the regulatory agency involved.

  The California Acquisition of Control Law. ITC is considered a bank for purposes of, and as a result is subject to, Sections 700 et seq. of the California Financial Code (the "California Acquisition of Control Law"). The California Acquisition of Control Law provides that no person may acquire control of a bank organized under the laws of the state of California, or a person who directly or indirectly controls a bank organized under the laws of the state of California, without the approval of the DFI. Control is defined for purposes of the California Acquisition of Control Law as the possession, direct or indirect, of the power to vote 25% or more of any class of voting securities or to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract (other than a commercial contract for goods or nonmanagement services) or otherwise. The California Acquisition of Control Law further provides that a person who, directly or indirectly, owns, controls, holds with power to vote, or holds proxies representing, 10% or more of the then outstanding voting securities issued by another person is presumed to control such other person.

  In considering an application filed under the California Acquisition of Control Law, the DFI is required to disapprove any proposed acquisition if it concludes that the proposed acquisition would have certain anticompetitive effects, if the financial condition of any acquiring person might jeopardize the financial stability of the bank or controlling person or prejudice the interests of the depositors, creditors or shareholders of the bank or the controlling person, if plans or proposals to liquidate the bank or the controlling person, to sell the assets of the bank or the controlling person, to merge or consolidate the bank or the controlling person or to make any other major change in the business, corporation structure or management of the bank or the controlling person are not fair and reasonable to the depositors, creditors and shareholders of the bank or controlling person, if the competence, experience or integrity of any acquiring person or of any of the proposed management personnel indicates that it would not be in the interest of the depositors, creditors or shareholders of the bank or controlling person or in the interest of the public, if any acquiring person fails to furnish required information or if the DFI determines that the proposed transaction is unfair or unjust or inequitable to the bank or the controlling person or to the depositors, creditors or shareholders of the bank or the controlling person. If the DFI finds that the foregoing factors are not present, the DFI must approve the proposed acquisition of control.

  Any application for approval to acquire control of a bank or of a controlling person which is not denied or approved within a period of 60 days after such application is filed shall be deemed to be approved on the first day thereafter. An application for such approval is deemed filed with the DFI at the time when the complete application, including any amendments or supplements, containing all the information in the form required by the DFI, is received. On December 29, 1997, the Company filed an application for the approval of the DFI for the acquisition of control of ITC by the Company.

  Restrictions on Dividends. The provisions of the California Financial Code which are applicable to California-chartered banks, such as the Bank, restrict its ability to make distributions to its shareholders. Generally, a California-chartered bank may not make any distribution to the shareholder of such bank in an amount which exceeds the lesser of (i) the retained earnings of the bank or (ii) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholder in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year or (iii) the current income of the bank for its current fiscal year. It is a condition to the Distribution that the DFI approve the Distribution. See "Distribution Conditions and Termination."

                RELATIONSHIP AND AGREEMENTS AMONG THE COMPANY,
                  THE BANK AND BANCORP AFTER THE DISTRIBUTION

GENERAL

  In connection with the Distribution, the Company, Bancorp, the Bank and certain subsidiaries of the Company will enter into prior to the Distribution Date agreements for the purpose of giving effect to certain transactions necessary for the Distribution and defining their ongoing relationship. Certain of these agreements will not be the result of arm's-length negotiations. The Company, Bancorp and the Bank, however, intend to negotiate such agreements on terms at least as favorable to the Company or to Bancorp as could have been obtained from unaffiliated third parties.

  Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into by the Company, Bancorp and/or their respective subsidiaries. Any such future agreements, arrangements and transactions will be determined, at such time, through arm's-length negotiations between the parties.

  The following is a summary of certain agreements, arrangements and transactions to be entered into as of the Distribution Date among the Company, Bancorp, the Bank and certain subsidiaries of the Company. Certain of these agreements have been filed as exhibits to the Registration Statement and, although the following descriptions address all of the material aspects of the exhibits, they do not purport to be complete and are qualified in their entirety by reference to such exhibits.

CONTRIBUTION AGREEMENT

  Bancorp, the Bank, the Company and CAB will enter into the Contribution Agreement providing for, among other things, certain corporate transactions required to effect the Contribution, the Distribution and other arrangements between Bancorp and the Company subsequent to the Distribution as described below.

  The Contribution Agreement provides that prior to the Distribution, the Bank will contribute to the Company the IFG Business. This will be accomplished by the Bank contributing to CAB all of the assets relating to the Bank's small business lending division and the assumption by CAB of all of the liabilities relating thereto. After the contribution of such assets to, and assumption of such liabilities by, CAB, the Bank will contribute to the Company (i) all of the assets relating to the LHO division (and the Company will assume all liabilities relating thereto), (ii) all of the outstanding capital stock of CAB and ITC and (iii) all of the common stock of ICII owned by the Bank. In consideration for transferring the IFG Business, the Company and CAB will assume all liabilities, whether arising prior to, on or after the Distribution Date, relating to such assets. See "Risk Factors--Assumed Liabilities and Obligations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All assets will be transferred without any representation or warranty, "as is", "with all faults." Bancorp, the Bank and the Company each will agree to execute and deliver such further assignments, documents of transfer, deeds and instruments as may be necessary for the more effective implementation of such transfers.

  The Contribution Agreement also will provide that the Bank will retain certain loans secured by mortgages on single family residential properties (and the Company will not assume the liabilities relating thereto) which were retained by the Bank in connection with the formation of ICII in 1992. See "Unaudited Pro Forma Combined Financial Data." In addition, the Company will assume the Bank's obligations under a consulting agreement with a company wholly owned by G. Louis Graziadio, III. See "Executive Compensation-- Employment Agreements."

  The Contribution Agreement also will provide for the consummation of certain corporate transactions required to effect the Distribution after completion of the Contribution. These transactions will include effecting a dividend of all of the Company Class A Common Stock from the Bank to Bancorp, and then from Bancorp to the Bancorp shareholders as of the Distribution Record Date. In addition, the Contribution Agreement assigns between Bancorp and the Company responsibility for and rights to control any litigation pending as of the Distribution Date. The Distribution is subject to a number of conditions. See "Distribution Conditions and Termination."

  The Company and the Bank will each make certain representations and warranties in the Contribution Agreement with respect to, among other things, the authority of such entities to consummate the transactions contemplated thereby and the consents and approvals necessary to consummate such transactions. These representations and warranties will survive after the Distribution. The Bank and the Company also will agree in the Contribution Agreement that the IFG Business will have a net book value, as described therein, as of the Distribution Date of approximately $15 million plus the after-tax book value of the ICII stock held by the Company.

  The balances that exist as of the Distribution Date under the benefit plans established for those Bancorp employees who are becoming Company employees in connection with the Distribution (the "Transferred Employees") will be transferred to the Company pursuant to the Contribution Agreement. The Company intends to establish benefit plans for the Transferred Employees that will mirror the benefit plans such employees had as Bancorp employees. See "Executive Compensation--Treatment of Bancorp Options and Other Benefits Following the Distribution."

  The Company and the Bank will agree in the Contribution Agreement to pay its own expenses in connection with consummating the transactions contemplated thereby.

TAX SHARING AGREEMENT

  Bancorp and the Company will enter into a tax sharing agreement (the "Tax Sharing Agreement") that will govern the allocation between Bancorp and the Company of federal, state, local and foreign tax liabilities for taxable periods before and after the Distribution, and related matters such as the preparation and filing of tax returns and the conduct of audits and other tax proceedings. Generally, the Tax Sharing Agreement will provide that the Company will be responsible for, and will indemnify Bancorp against, tax liabilities relating to the IFG Business for taxable periods commencing after the Distribution and Bancorp will be responsible for, and will indemnify the Company against, tax liabilities relating to the IFG Business for taxable periods prior to Distribution and for transaction taxes resulting from the Contribution and the Distribution.

  In addition, the Tax Sharing Agreement will provide that if, as a result of any event that is within the control of the Company or any of its subsidiaries or any other event related to the acquisition of the Company Class A Common Stock, any taxes or other liability, costs or expenses are imposed on Bancorp, any of its subsidiaries (other than the Company or its subsidiaries) or any Bancorp shareholder who receives Company Class A Common Stock pursuant to the Distribution, which in either case, arises from the Distribution or transactions related to the Distribution, then the Company will be obligated to indemnify and hold harmless, on an after-tax basis, Bancorp and the Bancorp shareholders, as the case may be, with respect to any such taxes or other liability, costs or expenses. The Tax Sharing Agreement also will provide that if, as a result of any event that is within the control of the Bank, Bancorp or any of their subsidiaries (other than the Company or its subsidiaries) or any other event related to the acquisition of Bancorp Common Stock, any taxes or other liability, costs or expenses are imposed on the Company or any of its subsidiaries or shareholders which arise from the Distribution or transactions related to the Distribution then the Bank and Bancorp will be obligated to indemnify and hold harmless, on an after-tax basis, the Company and Bancorp's shareholders, as the case may be, with respect to any such taxes or other liability, costs or expenses.

OTHER AGREEMENTS

  The Bank and the Company will enter into an interim services agreement under which the Bank will provide certain services to the Company for specified fees for a one year term beginning on the Distribution Date. The agreement will automatically renew for additional one-year terms unless either party delivers written notice to the other party of its intention not to renew within 60 days at the end of the then current term. The principal services to be provided by the Bank to the Company will include human resources support in payroll, record keeping and other employee benefit areas, audit services and correspondent banking services. The Company will have the right to terminate the agreement or any service provided thereunder upon 60 days written notice to the Bank. In addition, the Company expects to enter into certain subleases with the Bank for the use of certain of its facilities after the Distribution Date.

RELATIONSHIP AMONG THE COMPANY, THE BANK AND BANCORP AFTER THE DISTRIBUTION

  After the Contribution and Distribution, the Company and Bancorp will operate independently of each other as separate public companies, and will compete against each other in certain businesses. See "Risk Factors-- Competition and Conflicts of Interest Between the Company and the Bank." Neither the Company nor Bancorp will have any beneficial stock ownership interest in the other (although employee benefit plan trusts sponsored by the Company and Bancorp and/or certain of their respective subsidiaries will hold certain of the other company's shares). Each of Bancorp and the Company has an independent Board of Directors and management with no overlaps except George
L. Graziadio, Jr., the chairman, president and chief executive officer of Bancorp, who serves as the chairman of the Company Board; G. Louis Graziadio, III, a director of Bancorp, who serves as chief executive officer of the Company and as co-chairman of the Company Board; and Lee E. Mikles, Paul A. Novelly and H. Wayne Snavely, each of whom serves on the boards of Bancorp and/or the Bank and serves on the Company Board. The service by directors and officers of Bancorp and the Bank as directors and/or officers of the Company could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for Bancorp and the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between Bancorp and the Company. However, under Delaware corporate law, officers and directors of the Company owe fiduciary duties to the Company and its stockholders.

                                DIVIDEND POLICY

  It is currently contemplated that the Company will not pay cash dividends on Company Class A Common Stock for the immediately foreseeable future following the Distribution. The payment and amount of future dividends will be at the discretion of the Company Board and will depend upon the Company's future earnings, financial condition, capital requirements and other factors, including any limitations under then existing credit facilities. The Credit Facilities will contain restrictions on the Company's ability to pay dividends. See "Credit Facilities." In addition, CAB and ITC are restricted in their ability to make dividends to the Company by applicable California law. See "Regulatory Approvals and Considerations" and "Business--Regulatory Matters--Federal Law--Prompt Corrective Action Requirements."

                                CAPITALIZATION

  The following table, which is unaudited, sets forth, as of September 30, 1997, the capitalization of the Company, as adjusted to reflect the Distribution and the incurrence by the Company of approximately $113 million of indebtedness under the Credit Facilities, the repayment of borrowings from the Bank and the adjusted net book value of the Company in accordance with the Contribution Agreement, as if such transactions occurred as of that date. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and notes thereto of the Company included elsewhere in this Information Statement.

                                                 AS OF SEPTEMBER 30, 1997
                                           ------------------------------------
                                                       PRO FORMA     PRO FORMA
                                            ACTUAL  ADJUSTMENTS (2) AS ADJUSTED
                                           -------- --------------- -----------
                                                    (IN THOUSANDS)
Credit Facilities......................... $    --     $112,898      $112,898
Borrowings from Imperial Bank.............   68,813     (68,813)          --
                                           --------    --------      --------
  Total borrowings........................   68,813      44,085       112,898
                                           --------    --------      --------
Stockholder's equity
  Class A common stock, par value $0.01
   per share, 50 million shares
   authorized, 25,966,307 shares issued
   and outstanding (as adjusted)(1).......      --          --            --
  Class B common stock, par value $0.01
   per share, 10 million shares
   authorized,    shares issued and
   outstanding(1) ........................      --          --            --
  Contribution by Imperial Bank...........    1,597         --          1,597
  Unrealized gain on securities available
   for sale, net of taxes.................      172         --            172
  Retained earnings.......................  101,668     (49,526)       52,142
                                           --------    --------      --------
    Total stockholder's equity............  103,437     (49,526)       53,911
                                           --------    --------      --------
    Total capitalization.................. $172,250    $ (5,441)     $166,809
                                           ========    ========      ========

--------
(1) See "Description of Capital Stock--Authorized Capital Stock."

(2) Reflects borrowings under the proposed Credit Facilities and repayment of borrowings from the Bank. Reduction in retained earnings represents the amount of net book value of the IFG Business reflected in the Company's historical financial statements in excess of the Company's net book value as of September 30, 1997 in accordance with the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution" and "Credit Facilities."

                       SELECTED COMBINED FINANCIAL DATA

  The selected combined income statement data for the years ended December 31, 1994, 1995 and 1996 and selected combined balance sheet data as of December 31, 1995 and 1996 have been derived from the Company's audited combined financial statements and notes thereto included elsewhere in the Information Statement. The combined selected income statement data for the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1992 and 1993 and the selected combined balance sheet data at December 31, 1992, 1993 and 1994 and September 30, 1997 have been derived from the unaudited combined financial statements of the Company not included herein, and include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of such financial information for those periods. Results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of results for a full year. Historical combined financial information may not be indicative of the Company's future performance as an independent company. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                                                  NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                         ------------------------------------------------------ ---------------------
                            1992       1993       1994       1995       1996       1996       1997
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
INCOME STATEMENT DATA:
 Revenue:
   Interest on loans.... $   41,090 $    4,408 $    4,228 $    6,726 $   10,629 $    8,062 $   10,478
   Other interest
    income..............        101        102        131        153        158        114        143
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Total interest
      income............     41,191      4,510      4,359      6,879     10,787      8,176     10,621
   Interest expense ....     21,978      1,195        256      1,287      1,973      1,784      1,648
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Net interest
      income............     19,213      3,315      4,103      5,592      8,814      6,392      8,973
   Provision for loan
    losses..............      2,676        633        --       1,492      1,781      1,581      1,866
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Net interest income
      after provision
      for loan losses...     16,537      2,682      4,103      4,100      7,033      4,811      7,107
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
   Trust fees...........      4,890      5,667      6,857      8,385      7,744      5,819      5,842
   Gain on sale of SBA
    loans...............     20,606        411      1,724      1,813      3,561      2,503      2,980
   Equity in net income
    of ICII ............        --       7,898      2,388      5,652     21,444     16,555      8,362
   Gain on sale of ICII
    stock ..............      5,033     14,538        --         --      25,650     25,650      2,429
   Gain from sale of
    stock by ICII.......        --         --         --         --      10,761     10,761        --
   Other income.........     12,591        471        430        677      4,958      4,752      4,823
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Total revenue......     59,657     31,667     15,502     20,627     81,151     70,851     31,543
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Expenses:
   Personnel expense....     18,734      3,388      4,338      4,827      6,153      4,519      7,003
   Other expenses.......     15,415      4,357      4,515      5,568     10,680      8,961     14,981
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Total expenses.....     34,149      7,745      8,853     10,395     16,833     13,480     21,984
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Income before
      income taxes and
      extraordinary
      item..............     25,508     23,922      6,649     10,232     64,318     57,371      9,559
   Income taxes.........     17,760     10,129      2,821      4,313     25,674     22,766      3,141
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Income before
      extraordinary
      item..............      7,748     13,793      3,828      5,919     38,644     34,605      6,418
   Extraordinary item--
    gain on
    extinguishment of
    ICII debt, net of
    taxes...............        --         --         370        --         --         --         --
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
     Net income......... $    7,748 $   13,793 $    4,198 $    5,919 $   38,644 $   34,605 $    6,418
                         ========== ========== ========== ========== ========== ========== ==========
 Earnings per share(1)
  ...................... $     0.33 $     0.59 $     0.17 $     0.24 $     1.48 $     1.34 $     0.24
 Weighted average
  number of shares
  outstanding(1) ....... 23,304,714 23,431,464 24,200,733 25,168,985 26,116,767 25,908,277 26,826,935

                                       AT DECEMBER 31,               AT SEPTEMBER 30,
                          ------------------------------------------ ----------------
                            1992    1993    1994     1995     1996         1997
                          -------- ------- ------- -------- -------- ----------------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents...........  $    339 $ 1,002 $ 1,896 $  2,272 $  5,245     $  2,522
 Securities available
  for sale, at fair
  value.................     6,784   2,005   1,753    1,437    1,179        6,987
 Receivable from
  Imperial Bank.........       --      --    2,236      --       --           --
 Loans held for sale....   328,576   2,579   1,648    2,648    5,531        4,855
 Loans held for
  investment, net.......   134,043  36,847  26,369   75,518   72,528      123,296
 Investment in stock of
  ICII .................       --   27,445  30,934   36,126   57,736       64,192
 Other assets...........    16,438   5,578   4,814    7,029   11,701        7,913
                          -------- ------- ------- -------- --------     --------
  Total assets..........  $486,180 $75,456 $69,650 $125,030 $153,920     $209,765
                          ======== ======= ======= ======== ========     ========
 Deposits...............  $403,340 $   --  $   --  $    --  $    --      $    --
 Borrowings from
  Imperial Bank.........    12,257  13,889     --    49,897    6,184       68,813
 Income taxes payable...    11,032   7,722   9,996   12,876   40,340       26,240
 Other liabilities......    23,258   3,759   5,410    4,056   10,550       11,275
                          -------- ------- ------- -------- --------     --------
  Total liabilities.....   449,887  25,370  15,406   66,829   57,074      106,328
 Stockholder's equity...    36,293  50,086  54,244   58,201   96,846      103,437
                          -------- ------- ------- -------- --------     --------
 Total liabilities and
  stockholder's equity..  $486,180 $75,456 $69,650 $125,030 $153,920     $209,765
                          ======== ======= ======= ======== ========     ========

                                                                         NINE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------------  -----------------
                           1992     1993     1994     1995     1996     1996      1997
                          -------  -------  -------  -------  -------  -------  --------
                                       (IN THOUSANDS, EXCEPT RATIOS)
OPERATING AND FINANCIAL
 DATA:
 Loans originated:
   LHO..................  $41,527  $40,206  $25,857  $70,224  $55,951  $39,239  $ 79,313
   SBA..................       --   11,164   21,204   21,533   38,792   28,830    39,028
                          -------  -------  -------  -------  -------  -------  --------
     Total..............  $41,527  $51,370  $47,061  $91,757  $94,743  $68,069  $118,341
                          =======  =======  =======  =======  =======  =======  ========
 Trust assets under
  administration (in
  millions).............  $ 5,911  $ 6,617  $ 5,704  $ 6,781  $ 7,532  $ 7,237  $  8,784
SELECTED RATIOS(2):
 Average equity to
  average assets........     7.43%   16.56%   70.74%   63.37%   56.02%   52.19%    57.07%
 Return on average
  common equity.........    19.70%   30.00%    8.02%   10.32%   49.51%   60.93%     8.28%
 Return on average
  assets................     1.46%    4.97%    5.67%    6.54%   27.74%   31.80%     4.73%
ASSET QUALITY RATIOS (AT
 END OF PERIOD):
 Non-performing assets
  as a percentage of
  total assets..........     1.27%    4.30%    3.27%    2.96%    3.32%    3.81%     1.21%
 Allowance for loan
  losses as a
  percentage of non-
  performing loans......    64.74%   37.48%   47.79%   56.89%   53.42%   47.33%   234.65%
 Net charge-offs as a
  percentage of average
  total loans held for
  investment............      (3)     0.62%    0.26%    1.21%    0.87%    0.58%     0.59%

--------

(1) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for each share of outstanding Bancorp Common Stock.

(2) Annualized for the nine months ended September 30, 1996 and 1997.

(3) Information not available.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  In connection with the Distribution, the Bank will contribute to the Company
(i) all of the assets and liabilities relating to LHO, a division of the Bank that provides motion picture and television financing, (ii) all of the common stock of CAB, a newly formed thrift and loan company that will conduct, among other businesses, the Company's small business lending, (iii) all of the common stock of ITC, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (representing approximately 23.5% of all outstanding common stock as of September 30, 1997) in ICII, a publicly traded, diversified specialty finance company. No cash will be paid to Bancorp in connection with the Transactions.

  The unaudited pro forma combined statements of income reflect the Transactions as if they occurred at the beginning of each of the periods presented. The unaudited pro forma combined balance sheets reflect the Transactions as if they occurred at the dates indicated. The unaudited pro forma combined financial data reflect the expected capitalization of the Company as a result of the Distribution, the incurrence of debt by the Company under the Credit Facilities (which is identified below as "Line of Credit"), an assumed interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Bancorp. This pro forma information does not necessarily reflect the results of operations or financial position of the Company which would have been achieved had the Transactions actually been consummated as of such dates. Also, this pro forma financial information is not indicative of the future results of operations or future financial position of the Company. See "Capitalization."

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                    YEAR ENDED DECEMBER 31, 1994
                    ---------------------------------
                    ACTUAL ADJUSTMENTS     PRO FORMA
                    ------ -----------     ----------
REVENUE
 Interest on
 loans............. $4,228    $(802)(1)    $    3,426
 Other interest
 income............    131      210 (1)           341
                    ------    -----        ----------
   Total interest
   income..........  4,359     (592)            3,767
 Interest expense..    256     (256)(1)(2)        --
                    ------    -----        ----------
   Net interest
   income..........  4,103     (336)            3,767
 Provision for
 loan losses.......    --        94 (1)            94
                    ------    -----        ----------
   Net interest
   income after
   provision for
   loan losses.....  4,103     (430)            3,673
                    ------    -----        ----------
 Trust fees........  6,857      --              6,857
 Gain on sale of
 SBA loans.........  1,724      --              1,724
 Equity in net
 income of ICII....  2,388      --              2,388
 Gain on sale of
 ICII stock .......    --       --                --
 Gain from sale of
 stock by ICII.....    --       --                --
 Other income......    430      --                430
                    ------    -----        ----------
   Total other
   income.......... 11,399      --             11,399
                    ------    -----        ----------
   Total revenue... 15,502     (430)           15,072
                    ------    -----        ----------
EXPENSE
 Personnel
 expense...........  4,338      --              4,338
 Other expenses....  4,515      --              4,515
                    ------    -----        ----------
   Total expenses..  8,853      --              8,853
                    ------    -----        ----------
   Income before
   income taxes....  6,649     (430)            6,219
 Income taxes......  2,821     (180)(3)         2,641
                    ------    -----        ----------
 Income before
 extraordinary
 item..............  3,828     (250)            3,578
 Extraordinary
 item-gain on
 extinguishment of
 ICII debt, net of
 taxes.............    370      --                370
                    ------    -----        ----------
   Net income...... $4,198    $(250)       $    3,948
                    ======    =====        ==========
   Net income per
   share...........                        $     0.16
                                           ==========
 Weighted average
 number of shares
 outstanding.......                        24,200,733(7)
                                                                                                     NINE MONTHS ENDED
                    YEAR ENDED DECEMBER 31, 1995          YEAR ENDED DECEMBER 31, 1996               SEPTEMBER 30, 1997
                   ------------------------------------ ------------------------------------- --------------------------------------
                    ACTUAL ADJUSTMENTS     PRO FORMA     ACTUAL  ADJUSTMENTS     PRO FORMA     ACTUAL  ADJUSTMENTS      PRO FORMA
                   ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- -------------
                                 (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE
 Interest on
 loans............. $6,726    $(749)(1)    $    5,977    $10,629    $(868)(1)    $    9,761    $10,478   $  (503)(1)    $    9,975
 Other interest
 income............    153      --                153        158      --                158        143       --                143
                   ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- -------------
   Total interest
   income..........  6,879     (749)            6,130     10,787     (868)            9,919     10,621      (503)           10,118
 Interest expense..  1,287     (224)(1)(2)      1,063      1,973      (72)(1)(2)      2,045      1,648     1,919 (1)(2)      3,567
                   ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- -------------
   Net interest
   income..........  5,592     (525)            5,067      8,814     (940)            7,874      8,973    (2,422)            6,551
 Provision for
 loan losses.......  1,492     (444)(1)         1,048      1,781     (574)(1)         1,207      1,866       (36)(1)         1,830
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Net interest
   income after
   provision for
   loan losses.....  4,100      (81)            4,019      7,033     (366)            6,667      7,107    (2,386)            4,721
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
 Trust fees........  8,385      --              8,385      7,744      --              7,744      5,842       --              5,842
 Gain on sale of
 SBA loans.........  1,813      --              1,813      3,561      --              3,561      2,980       --              2,980
 Equity in net
 income of ICII....  5,652      --              5,652     21,444      --             21,444      8,362       --              8,362
 Gain on sale of
 ICII stock .......    --       --                --      25,650      --             25,650      2,429       --              2,429
 Gain from sale of
 stock by ICII.....    --       --                --      10,761      --             10,761        --        --                --
 Other income......    677      --                677      4,958      --              4,958      4,823       --              4,823
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Total other
   income.......... 16,527        0            16,527     74,118      --             74,118     24,436       --             24,436
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Total revenue... 20,627      (81)           20,546     81,151     (366)           80,785     31,543    (2,386)           29,157
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
EXPENSE
 Personnel
 expense...........  4,827      --              4,827      6,153      --              6,153      7,003       --              7,003
 Other expenses....  5,568      --              5,568     10,680      --             10,680     14,981       --             14,981
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Total expenses.. 10,395      --             10,395     16,833      --             16,833     21,984       --             21,984
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Income before
   income taxes.... 10,232      (81)           10,151     64,318     (366)           63,952      9,559    (2,386)            7,173
 Income taxes......  4,313      (34)(3)         4,279     25,674     (156)(3)        25,518      3,141    (1,002)(3)         2,139
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
 Income before
 extraordinary
 item..............  5,919      (47)            5,872     38,644     (210)           38,434        --     (1,384)            5,034
 Extraordinary
 item-gain on
 extinguishment of
 ICII debt, net of
 taxes.............    --       --                --         --       --                --         --        --                --
                    ------ --------------- ------------- ------- --------------- ------------- ------- ---------------- ------------
   Net income...... $5,919    $ (47)       $    5,872    $38,644    $(210)       $   38,434    $ 6,418   $(1,384)       $    5,034
                    ====== =============== ============= ======= =============== ============= ======= ================ ============
   Net income per
   share...........                        $     0.23                            $     1.47                             $     0.17
                                          =============                         =============                          =============
 Weighted average
 number of shares
 outstanding.......                        25,168,985(7)                         26,116,767(7)                         26,826,935(7)

    See accompanying notes to unaudited pro forma combined financial data.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                       PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                             AT DECEMBER 31, 1995               AT DECEMBER 31, 1996              AT SEPTEMBER 30, 1997
                         ---------------------------------  --------------------------------  --------------------------------
                                                    PRO                               PRO                               PRO
                          ACTUAL   ADJUSTMENTS     FORMA     ACTUAL   ADJUSTMENTS    FORMA     ACTUAL  ADJUSTMENTS     FORMA
                         --------  -----------    --------  --------  -----------   --------  -------- -----------    --------
                                                              (IN THOUSANDS)
ASSETS
  Cash and cash
   equivalents.........  $  2,272   $    --       $  2,272  $  5,245    $   --      $  5,245  $  2,522  $    --       $  2,522
  Securities available
   for sale, at fair
   value...............     1,437        --          1,437     1,179        --         1,179     6,987       --          6,987
  Loans held for sale..     2,648        --          2,648     5,531        --         5,531     4,855       --          4,855
  Loans held for
   investment, net.....    75,518    (10,715)(4)    64,803    72,528     (9,224)(4)   63,304   123,296    (6,449)(4)   116,847
  Investment in stock
   of ICII.............    36,126        --         36,126    57,736        --        57,736    64,192       --         64,192
  Premises and
   equipment, net......       290        --            290       306        --           306       364       --            364
  Excess servicing fees
   receivable..........     1,407        --          1,407     3,294        --         3,294
  Mortgage servicing
   rights..............       --         --            --        --         --           --      1,955       --          1,955
  Other assets.........     5,332     (1,005)(4)     4,327     8,101       (244)(4)    7,857     5,594      (243)(4)     5,351
                         --------   --------      --------  --------    -------     --------  --------  --------      --------
   Total assets........  $125,030   $(11,720)     $113,310  $153,920    $(9,468)    $144,452  $209,765  $ (6,692)     $203,073
                         ========   ========      ========  ========    =======     ========  ========  ========      ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
  Line of credit.......  $    --    $ 56,419 (5)  $ 56,419  $    --     $43,622 (5) $ 43,622  $    --   $112,898 (5)  $112,898
  Borrowings from
   Imperial Bank.......    49,897    (49,897)(5)       --      6,184     (6,184)(5)      --     68,813   (68,813)(5)       --
  Income taxes payable.    12,876       (369)(4)    12,507    40,340       (612)(4)   39,728    26,240    (1,217)(4)    25,023
  Other liabilities....     4,056        --          4,056    10,550        --        10,550    11,275       (34)(4)    11,241
                         --------   --------      --------  --------    -------     --------  --------  --------      --------
   Total liabilities...    66,829      6,153        72,982    57,074     36,826       93,900   106,328    42,834       149,162
STOCKHOLDER'S EQUITY
  Common stock.........       --         --            --        --         --           --        --        --            --
  Contribution by
   Imperial Bank.......     1,597        --          1,597     1,597        --         1,597     1,597       --          1,597
  Unrealized gain on
   securities available
   for sale, net of
   taxes...............        (2)       --             (2)       (1)       --            (1)      172       --            172
  Retained earnings....    56,606    (17,873)(6)    38,733    95,250    (46,294)(6)   48,956   101,668   (49,526)(6)    52,142
                         --------   --------      --------  --------    -------     --------  --------  --------      --------
   Total stockholder's
    equity.............    58,201    (17,873)       40,328    96,846    (46,294)      50,552   103,437   (49,526)       53,911
                         --------   --------      --------  --------    -------     --------  --------  --------      --------
   Total liabilities
    and stockholder's
    equity.............  $125,030   $(11,720)     $113,310  $153,920    $(9,468)    $144,452  $209,765  $ (6,692)     $203,073
                         ========   ========      ========  ========    =======     ========  ========  ========      ========

    See accompanying notes to unaudited pro forma combined financial data.

             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The unaudited pro forma combined financial data presented reflect the elimination of certain assets and liabilities and the related revenues and expenses which will be retained by the Bank after the Distribution and to which the Company will have no future rights to, or receive economic benefit from, and to reflect an increase in interest expense as if the Company had operated using its proposed Credit Facilities during all periods presented.

(1) Reflects the retention of ICII related mortgage loans by the Bank pursuant to the Contribution Agreement and the impact on interest income, interest expense and the provision for loan losses. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the
    Distribution--Contribution Agreement."

(2) Reflects the inclusion of estimated additional interest expense related to the additional borrowings and interest expense which would have been incurred had the Company financed its borrowings on the proposed Credit Facilities terms rather than the Bank's average 90 day certificate of deposit rate plus 100 basis points. Assumes that the Credit Facilities will provide for an interest rate of LIBOR (as defined herein) plus 95 basis points plus loan and other fees for the $140 million credit facility and LIBOR plus 60 basis points plus loan and other fees for the $30 million credit facility. The estimated effective interest rate for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 was 6.25%, 7.69%, 7.20% and 7.34%, respectively, as compared to 5.08%, 6.93%, 6.46% and 6.60% reflected in the historical combined financial statements for the same periods.

(3) Reflects the tax impact of pro forma adjustments to income before taxes as discussed above.

(4) Reflects the retention of certain assets, including ICII related mortgage loans, and liabilities by the Bank pursuant to the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement."

(5) Reflects borrowings under the proposed Credit Facilities and repayment of borrowings from the Bank. See "Credit Facilities."

(6) Represents the amount of net book value of the IFG Business reflected in the Company's historical financial statements in excess of the Company's net book value as of September 30, 1997, December 31, 1996 and December 31, 1995 in accordance with the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement" and "Credit Facilities."

(7) Represents the weighted average number of shares of Bancorp Common Stock outstanding during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes in trends related to the financial condition of the Company and its results of operations. It should be read in conjunction with the Company's Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

  The Combined Financial Statements and Notes thereto reflect the historical operation of the Company together with all of its assets and liabilities as if the Company existed as a stand alone entity during the periods presented. These historical operations of the Company have been adjusted to reflect the Company as a stand-alone company, including the adjustments to reflect the borrowings, equity, taxes, various overhead costs related to the Company and necessary deconsolidating entries.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1997 Compared to the Nine Months Ended September 30, 1996

  Total revenues for the nine months ended September 30, 1997 decreased 55% to $31.5 million as compared to $70.9 million for the same period of the previous year. Expenses for the nine months ended September 30, 1997 increased 63% to $22.0 million as compared to $13.5 million for the same period of the previous year. Net income for the nine months ended September 30, 1997 decreased 81% to $6.4 million as compared to $34.6 million for the same period of the previous year. Total revenues and net income decreased primarily due to a reduction in the level of gains and income associated with the Company's stock ownership of ICII as compared to that recorded during the nine months ended September 30, 1996. Partially offsetting the decrease were increased revenues from net interest income and gain on sale of SBA loans. Net income decreased primarily due to the aforementioned decrease in total revenues in addition to increases in personnel expense and the settlement of a consulting agreement with an executive officer of the Bank which resulted in a $3.0 million charge net of a $2.4 million gain on the sale of ICII stock during the third quarter of 1997.

  Net income, excluding gains from the sale of ICII stock, income associated with the sale of subsidiary stock by ICII and income associated with the appreciation in value of ICII stock subsequently donated to not-for-profit organizations and settlement of a consulting agreement ("core net income") for the nine months ended September 30, 1997 decreased to $7.7 million from $7.8 million for the same period of the previous year.

  The annualized return on average stockholder's equity for the nine months ended September 30, 1997 was 8.28%, a decrease from 60.93% for the same period of the previous year. The annualized return on average total assets was 4.73% for the nine months ended September 30, 1997, a decrease from 31.80% for the same period of the previous year. Annualized core net income as a percentage of average stockholder's equity for the nine months ended September 30, 1997 was 9.94%, a decrease from 13.69% for the same period of the previous year. Annualized core net income as a percentage of average assets for the nine months ended September 30, 1997 was 5.67%, a decrease from 7.14% for the same period of the previous year.

  The increase in interest income for the nine months ended September 30, 1997 to $10.6 million from $8.2 million for the same period of 1996 resulted from the $16.2 million, or 18% increase in average loans for 1997 from 1996. The increase in interest income was also impacted by an increase in the yield from interest earning assets to 13.15% from 11.94% for the same period of the previous year. The decrease in interest expense to $1.6 million in 1997 from $1.8 million in 1996 was directly related to a $3.2 million decrease in average borrowings from the Bank in 1997 and was partially offset by an increase in the cost of borrowings from the Bank to 6.60% for 1997 from 6.46% for 1996. The Company's borrowing costs have been tied to the Bank's average 90-day certificate of deposit rate plus 1%.

  Net interest income amounted to $9.0 million for the nine months ended September 30, 1997, up from $6.4 million for the same period in 1996, an increase of 40%. The Company's interest rate margin for the nine months ended September 30, 1997 and 1996 was 11.11% and 9.33%, respectively, reflecting the Company's relatively low level of interest-bearing liabilities compared to interest-earning assets.

  The provision for loan losses for the nine months ended September 30, 1997 was $1.9 million as compared to $1.6 million for the same period of 1996. The increase in the provision for loan losses was primarily related to the growth in the Company's loan portfolio, an increased concentration of LHO Gap Loans and an increase in the level of criticized loans, charge-offs and delinquencies. At September 30, 1996 and 1997, the allowance for loan losses as a percentage of total loans was 3.26% and 2.97%, respectively. The allowance for loan losses as a percentage of non-performing loans at September 30, 1996 and 1997 was 47.33% and 234.65%, respectively. This increase was mainly due to a 66% decrease in non-performing loans from $4.9 million at September 30, 1996 to $1.7 million at September 30, 1997.

  Trust fee income amounted to $5.8 million for each of the nine months ended September 30, 1997 and September 30, 1996, while trust assets under administration increased 18% to $8.8 billion at September 30, 1997 from $7.2 billion at September 30, 1996. Trust fee income remained level while trust assets under administration increased due to a reduction in fees to offer more competitive pricing. Trust fees, as a percent of average fiduciary assets managed for the nine months ended September 30, 1997, were 0.07% compared to 0.08% for the same period of the previous year.

  Gain on sale of SBA loans increased 19% to $3.0 million for the nine months ended September 30, 1997 as compared to $2.5 million for the same period of the previous year. Gain on sale of SBA loans primarily consists of the cash gains recorded from the sale of the guaranteed portion of SBA loans and the present value of future cash flows of loans sold over a base fee. The increase for the nine months ended September 30, 1997 compared to the same period of the previous year was due to an increase in the volume of SBA loans sold.

  The Company realized a significant increase in equity in the net income of ICII for the nine months ended September 30, 1996. In June 1996, ICII sold 2.3 million shares of its subsidiary, Southern Pacific Funding Corporation ("SPFC"), in connection with SPFC's initial public offering of 5.7 million shares. The Company's net equity in this pretax gain realized by ICII approximated $8.6 million and is included in the Consolidated Statement of Income as a component of "Equity in net income of Imperial Credit Industries, Inc." Excluding gains from the SPFC transaction, the equity in net income of ICII amounted to $7.9 million for the nine months ended September 30, 1997, compared to $8.0 million for the same period of the previous year. For further information on ICII, see Note 10 of the Notes to the Company's Combined Financial Statements.

  On September 30, 1997, the fair value of ICII common stock was $26.50 per share, representing a pre-tax unrealized gain of the Company's investment of over $176 million. The Company currently has no plans to realize such gains in the future except to fund the satisfaction of the balance of its obligations under the consulting agreement referred to below.

  During the third quarter of 1997, the Company sold 166,264 shares of ICII stock. The proceeds from the sale of 115,764 of these shares were paid to a senior executive of the Bank in partial satisfaction of the Company's obligation pursuant to the terms of a consulting agreement with the senior executive. The sale of the 166,264 shares resulted in a gain of $2.4 million. The Company recorded a corresponding consulting expense of $2.4 million. In April 1996, the Company sold 1.5 million shares of ICII as a part of an offering which included the sale of approximately 2.2 million new ICII shares by ICII to the public. An additional 0.5 million shares were sold by ICII to the public in May 1996. The Company recorded a $25.6 million pre-tax gain on the sale of its ICII shares. After the sales of ICII shares, the book value of ICII common stock approximated $8.72 per share. As such, the Company recorded a $10.8 million pre-tax gain which approximated the excess of ICII's book value per share over the book value of the Company's remaining investment in ICII.

  The Company recognized $2.8 million in appreciation of donated ICII stock for the nine months ended September 30, 1997 compared to $3.8 million for the same period the previous year. The appreciation represents the difference between the market value and book value of the ICII shares on the date they were donated. The Company recorded a corresponding charitable donation expense of $3.6 million for the nine months ended September 30, 1997 compared to $4.9 million for the same period the previous year.

  Excluding the gain on sale of ICII stock, income associated with the sale of subsidiary stock by ICII and the appreciation of donated ICII stock, total revenue increased 18% to $26.3 million for the nine months ended September 30, 1997 from $22.2 million for the same period of the previous year.

  Total expenses increased 63% to $22.0 million for the nine months ended September 30, 1997, from $13.5 million for nine months ended September 30, 1996. The table below shows the major components of expenses at the dates indicated:

                                                      NINE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1997
                                                     ------------- -------------
                                                           (IN THOUSANDS)
   Personnel........................................    $ 4,519       $ 7,003
   Occupancy, net...................................        744           894
   Data processing..................................        470           465
   Donation of ICII stock...........................      4,742         3,632
   Other............................................      3,005         9,990
                                                        -------       -------
   Total............................................    $13,480       $21,984
                                                        =======       =======

  The primary factors for the increase in total expenses for the nine months ended September 30, 1997 were increased personnel and other expenses. Personnel expense rose 55% to $7.0 million for the nine months ended
September 30, 1997 from $4.5 million for the same period of 1996. The number of employees increased 18% to 106 at the September 30, 1997 from 90 at September 30, 1996. In addition, the Company entered into a new employment agreement with Lewis Horwitz, president and chief executive officer of the LHO division, effective January 1, 1997, which contributed to the increase in personnel expenses. Also, the cost of the Company's deferred compensation plans increased 456% to $1.0 million for the nine months ended September 30, 1997 from $0.2 million for the same period of the previous year.

  Other expense, including supplies, professional services and business development expenses, increased 230% to $10.0 million for the nine months ended September 30, 1997 from $3.0 million for the same period of the previous year mainly due to increased consulting expense described below.

  In accordance with two consulting agreements, one with a senior executive of the Bank and the second with Second Southern Corp., an entity wholly-owned by the chief executive officer of the Company ("Southern"), the Company is obligated to pay commissions upon the sale of ICII shares. Each consultant is entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company has not occurred prior to certain specified dates, the agreements require that the Company will have considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. These agreements have been accrued for over the vesting periods and remeasured quarterly for changes in the average market price of ICII stock.

  In August 1997, in partial satisfaction of the Company's obligation related to the consulting agreement with the senior executive of the Bank, the Company agreed to pay to the executive the proceeds received from selling 115,764 shares of ICII stock in the third quarter of 1997. This resulted in the Company recording a corresponding consulting expense of $2.4 million. In addition, the Company has agreed to pay the executive the proceeds from the sale of an additional 115,764 shares of ICII stock in the fourth quarter of 1997 and has accrued approximately $3.0 million in additional consulting expense in the third quarter of 1997 as a result of this obligation.

  Based on the daily average market price for the nine months ended September 30, 1997 of $20.74 per share, less Southern's basis of $0.88 per share as of September 30, 1997, as adjusted for stock splits and dividends, the deferred charge and associated liability relating to this consulting agreement approximated $2.3 million and $4.5 million, respectively, at September 30, 1997. The expense relating to this remaining consulting agreement is being accrued over the vesting period and will be remeasured quarterly for changes in the average market price. During the nine months ended September 30, 1997 and 1996, the Company recorded an expense relating to this remaining agreement of $0.4 million and $0.3 million, respectively, to its combined statements of income for this agreement.

  The Company recorded income tax expense of $3.1 million for the nine months ended September 30, 1997 representing an effective tax rate of approximately 32.7%, compared to tax expense of $22.8 million for the nine months ended September 30, 1996 representing an effective tax rate of approximately 39.1%. The decrease in the effective tax rate was primarily due to the exclusion of the $2.8 million appreciation of donated ICII stock from taxable income for the nine months ended September 30, 1997.

 Year ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Total revenues for the year ended December 31, 1996 increased 293% to $81.2 million, compared to $20.6 million for the same period of the previous year. Expenses for the year ended December 31, 1996 increased 62% to $16.8 million, compared to $10.4 million for the same period of the previous year. Net income for the year ended December 31, 1996 increased 553% from $5.9 million in 1995 to $38.6 million for 1996. Net income increased primarily due to increased revenues from net interest income, gain on sale of loans, and gains related to the Company's stock ownership of ICII, partially offset by lower trust fee income and increased total expenses.

  Core net income for the year ended December 31, 1996 increased 82% to $10.4 million from $5.9 million for the same period of the previous year.

  The return on average stockholder's equity for the year ended December 31, 1996 was 49.51%, an increase from 10.32% for the same period of the previous year. The return on average total assets was 27.74% for the year ended December 31, 1996, an increase from 6.54% for the same period of the previous year. Core net income as a percentage of average stockholder's equity for the year ended December 31, 1996 was 13.30%, an increase from 10.32% for the same period of the previous year. Core net income as a percentage of average assets for the year ended December 31, 1996 was 7.45%, an increase from 6.54% for the same period of the previous year.

  The increase in interest income for the year ended December 31, 1996 to $10.8 million from $6.9 million for the same period of 1995 primarily resulted from the $34 million, or 66% increase, in average loans, for 1996 from 1995 and was partially offset by the decline in the yield on interest-earning assets to 12.38% in 1996 from 12.85% in 1995. The increase in interest income was partially offset by an increase in interest expense for 1996. The increase in interest expense from $1.3 million in 1995 to $2.0 million in 1996 was due to a $12 million increase in average borrowings from the Bank in 1996 and was offset by the decline in the cost of borrowings from the Bank to 6.46% for 1996 from 6.93% for 1995.

  Net interest income amounted to $8.8 million for the year ended December 31, 1996, up from $5.6 million for the same period of 1995, an increase of 58%. The Company's net interest rate margin for the years ended December 31, 1996 and 1995 was 10.11% and 10.45%, respectively.

  The provision for loan losses for the year ended December 31, 1996 was $1.8 million, compared to $1.5 million for the same period of 1995. The increase in the loan loss provision was mainly due to an increase in nonaccrual loans to $4.9 million at December 31, 1996, compared to $2.7 million at December 31, 1995. At December 31, 1995 and 1996, the allowance for loan losses as a percentage of total loans was 1.93% and 3.26%, respectively.

  Trust fee income decreased 8% from $8.4 million for the year ended December 31, 1995 to $7.7 million for the year ended December 31, 1996, while trust assets under administration increased 10% from $6.8 billion to $7.5 billion at December 31, 1995 and 1996, respectively. The primary reasons for the decline in trust fee income while trust assets under administration increased were a decline in ITC's certificate of deposit custodial balances and a reduction in fees to offer more competitive pricing. In late 1994, ITC purchased from the Federal Deposit Insurance Corporation, in its capacity as Receiver of CommerceBank, the custody of approximately $193 million in certificates of deposit. The fees related to the custody of these deposits have decreased since the purchase as the related certificates of deposit matured. These fees decreased from $1.5 million in 1995 to $0.8 million for 1996. Trust fees, as a percentage of average fiduciary assets managed for the year ended December 31, 1996, were 0.10% compared to 0.13% for the same period of the previous year.

  Gain on sale of SBA loans increased 96% to $3.6 million for the year ended December 31, 1996, compared to $1.8 million for the same period of the previous year. The increase was a result of the growth in the volume of SBA loans sold. 111 SBA loans were sold during the year ended December 31, 1996 as compared to 90 SBA loans during the same period of 1995.

  The Company realized a significant increase in equity in the net income of ICII in 1996. In June 1996, ICII sold 2.3 million shares of SPFC in connection with SPFC's initial public offering of 5.7 million shares. In the fourth quarter of 1996, ICII sold an additional 1.0 million shares of SPFC to the public. ICII's sale of its SPFC stock resulted in a pre-tax gain to ICII of $82.7 million. The Company's net equity in this pre-tax gain realized by ICII approximated $11.8 million and is included in the Combined Statement of Income as "Equity in net income of Imperial Credit Industries, Inc." Excluding gains from the SPFC transaction, the equity in net income of ICII increased $4.4 million in 1996 despite the reduction in ownership percentage to approximately 24.5%. The improvement was due to ICII's greater volume and higher profitability on loan sales executed through securitization transactions as well as a full year of income realized by ICII from new businesses acquired by ICII in 1995.

  In April 1996, the Company sold 1.5 million shares of ICII as a part of an offering which included the sale of approximately 2.2 million new ICII shares by ICII to the public. An additional 0.5 million shares were sold by ICII to the public in May 1996. The Company recorded a $25.6 million pre-tax gain on the sale of its ICII shares. After the sales of ICII shares, the book value of ICII common stock approximated $8.72 per share. As such, the Company recorded a $10.8 million pre-tax gain which approximated the excess of ICII's book value per share over the book value of the Company's remaining investment in ICII.

  The principal reason for the increase in other income for the year ended December 31, 1996 was $3.7 million in appreciation of ICII stock which was donated to not-for-profit organizations. The appreciation represents the difference between the fair value and book value of the ICII shares on the date they were donated. The Company recorded a corresponding charitable donation expense of $4.9 million which is included in total expenses specified above in "Selected Combined Financial Data."

  Excluding the gain on sale of ICII stock, income associated with the sale of subsidiary stock by ICII and the appreciation of donated ICII stock, total revenues for the Company increased from $20.6 million for the year ended December 31, 1995 to $29.2 million for the same period of 1996, an increase of 42%.

  Total expenses increased 62% to $16.8 million for the year ended December 31, 1996, compared to $10.4 million for the year ended December 31, 1995. The table below shows the major components of expenses:

                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Personnel.................................................... $ 4,827 $ 6,153
   Occupancy, net...............................................     887   1,024
   Data processing..............................................     518     562
   Donation of ICII stock.......................................      --   4,866
   Other........................................................   4,163   4,228
                                                                 ------- -------
   Total........................................................ $10,395 $16,833
                                                                 ======= =======

  The primary reason for the increase in total expenses for the year ended December 31, 1996 was the donation of ICII stock to not-for-profit organizations. Excluding the donation of ICII stock, total expenses for the year ended December 31, 1996 increased 15% as compared to the same period of the previous year, mainly due to increased personnel expenses. Personnel expenses rose 27% to $6.2 million for the year ended December 31, 1996 from $4.8 million for the same period of 1995. In addition to expanding its SBA operations from four lending offices in 1995 to eight lending offices in 1996, which caused net occupancy expense to increase 15% in 1996, the Company's focus on growth has centered around an investment in its people. The number of employees increased 12% from 86 at the end of 1995 to 96 at the end of 1996. Also, the cost of the

Company's profit sharing plan, employee stock ownership plan, 401(k) plan and deferred compensation plans increased 109% from $0.2 million for the year ended December 31, 1995 to $0.5 million for the year ended December 31, 1996.

  Other expense, including supplies, professional services and business development expenses, was $4.2 million for both the year ended December 31, 1996 and the year ended December 31, 1995.

  The Company recorded income tax expense of $25.7 million for the year ended December 31, 1996 representing an effective tax rate of approximately 40.0%, compared to tax expense of $4.3 million for the year ended December 31, 1995, representing an effective tax rate of approximately 42.1%.

 Year ended December 31, 1995 Compared to the Year Ended December 31, 1994

  Total revenues for the year ended December 31, 1995 increased 33% to $20.6 million, compared to $15.5 million for the same period of the previous year. Expenses for the year ended December 31, 1995 increased 17% to $10.4 million, compared to $8.9 million for the same period of the previous year. Net income for the year ended December 31, 1995 increased 41% from $4.2 million in 1994 to $5.9 million for 1995. Net income increased primarily due to increased revenues from net interest income, trust fee income and income related to the Company's stock ownership of ICII, partially offset by an increase in the provision for loan losses and total expenses.

  The return on average stockholder's equity for the year ended December 31, 1995 was 10.32%, an increase from 8.02% for the same period of the previous year. The return on average total assets was 6.54% for the year ended December 31, 1995, an increase from 5.67% for the same period of the previous year.

  The increase in interest income for the year ended December 31, 1995 to $6.9 million, from $4.4 million for the same period of 1994, resulted from the $13.1 million or 35% increase in average loans for 1995 from 1994 and an increase in the yield on interest-earning assets to 12.85% for 1995 from 10.78% for 1994. The increase in the yield on interest-earning assets was due to an increase in the Company's base lending rate. The Company's average base lending rate for the year ended December 31, 1995 was 8.83%, compared to 7.14% for the same period of the previous year. The increase in interest income was partially offset by an increase in interest expense for 1995. The increase in interest expense from $0.3 million in 1994, to $1.3 million in 1995, was due to a $13.5 million increase in average borrowings from the Bank and an increase in the cost of borrowings from the Bank to 6.93% for 1995 from 5.08% for 1994.

  Net interest income amounted to $5.6 million for the year ended December 31, 1995, up from $4.1 million for the same period of 1994, an increase of 36%. The Company's net interest rate margin for the year ended December 31, 1995 increased to 5.9%, compared to 5.7% for the same period the previous year.

  The Provision for loan losses for the year ended December 31, 1995 was $1.5 million, compared to no provision for the same period of 1994. The increase in the provision for loan losses was primarily related to the 35% growth in the Company's average loan portfolio and an increase in nonaccrual loans to $2.7 million at December 31, 1995 from $1.3 million at December 31, 1994. At December 31, 1994 and 1995, the allowance for loan losses as a percentage of total loans was 2.19% and 1.93%, respectively.

  Trust fee income increased 22%, from $6.9 million for the year ended December 31, 1994, to $8.4 million for the year ended December 31, 1995, while trust assets under administration increased 19% from $5.7 billion to $6.8 billion at December 31, 1994 and 1995, respectively. While the trust assets under administration at year end 1995 increased 19%, the average trust assets under administration during 1994 and 1995 remained at approximately $6.2 billion for each year. The increase in trust fee income was primarily due to the September 1994 purchase by ITC from the Federal Deposit Insurance Corporation, in its capacity as Receiver of CommerceBank, of the custody of approximately $193 million in certificates of deposit. These fees increased from $0.2 million in 1994 to $1.5 million for 1995. Trust fees, as a percentage of average fiduciary assets managed for the year ended December 31, 1995, were 0.13%, compared to 0.11% for the same period of the previous year.

  Gain on sale of SBA loans increased 5% to $1.8 million for the year ended December 31, 1995 as compared to $1.7 million for the same period of the previous year.

  The increase in the Company's equity in the net income of ICII was another factor contributing to the Company's total revenue growth. For the year ended December 31, 1995, equity in the net income of ICII was $5.7 million, compared to $2.4 million for the year ended December 31, 1994.

  Total expenses increased 17% to $10.4 million for the year ended December 31, 1995, compared to $8.9 million for the year ended December 31, 1994. The table below shows the major components of expenses:

                                                                   1994   1995
                                                                  ------ -------
                                                                  (IN THOUSANDS)
   Personnel..................................................... $4,338 $ 4,827
   Occupancy, net................................................    757     887
   Data processing...............................................    795     518
   Other.........................................................  2,963   4,163
                                                                  ------ -------
   Total......................................................... $8,853 $10,395
                                                                  ====== =======

  Personnel expenses increased 11%, from $4.3 million for the year ended December 31, 1994 to $4.8 million for the year ended December 31, 1995, and was primarily a result of an increase in the number of employees from 77 at the end of 1994 to 86 at the end of 1995.

  Other expenses increased 40%, to $4.2 million for the year ended December 31, 1995 from $2.9 million for the same period the previous year. This increase was due to the recording of a $1.6 million charge for mortgage repurchase obligations related to the initial sale of stock of ICII in 1992.

  The Company recorded income tax expense of $4.3 million for the year ended December 31, 1995 representing an effective tax rate of approximately 42.1%, compared to tax expense of $2.8 million for the year ended December 31, 1994, representing an effective tax rate of approximately 42.4%.

SEGMENT REPORTING

  The Company operates in three principal business segments: the origination and sale of SBA loans (CAB), the origination of entertainment loans (LHO) and the provision of trust services (ITC). Certain financial information with respect to these business segments, as well as such financial information related to other operations of the Company, primarily ICII (ICII and Other), are summarized in the following tables:

FOR THE YEAR ENDED DECEMBER 31,                             ICII AND
1994                                 CAB      LHO     ITC    OTHER    COMBINED
-------------------------------    -------  -------  ------ --------  --------
                                                (IN THOUSANDS)
Net interest income..............  $   346  $ 2,136  $  130 $ 1,491   $  4,103
Provision for loan losses........     (139)      45      --      94         --
Noninterest income...............    1,841      140   7,051   2,367     11,399
                                   -------  -------  ------ -------   --------
  Total revenue..................    2,048    2,321   7,181   3,952     15,502
Noninterest expense..............      976    1,129   5,547   1,201      8,853
                                   -------  -------  ------ -------   --------
  Income before income taxes.....    1,072    1,192   1,634   2,751      6,649
Income tax expense...............      454      505     699   1,163      2,821
Extraordinary gain, net of taxes.       --       --      --     370        370
                                   -------  -------  ------ -------   --------
  Net income.....................  $   618  $   687  $  935 $ 1,958   $  4,198
                                   =======  =======  ====== =======   ========
Average assets...................  $ 6,770  $20,355  $5,298 $41,604   $ 74,027
                                   -------  -------  ------ -------   --------
FOR THE YEAR ENDED DECEMBER 31,                             ICII AND
1995                                 CAB      LHO     ITC    OTHER    COMBINED
-------------------------------    -------  -------  ------ --------  --------
Net interest income..............  $   870  $ 2,821  $  144 $ 1,757   $  5,592
Provision for loan losses........     (281)    (767)     --    (444)    (1,492)
Noninterest income...............    1,932      379   8,680   5,536     16,527
                                   -------  -------  ------ -------   --------
  Total revenue..................    2,521    2,433   8,824   6,849     20,627
Noninterest expense..............    1,862      696   5,769   2,068     10,395
                                   -------  -------  ------ -------   --------
  Income before income taxes.....      659    1,737   3,055   4,781     10,232
Income tax expense...............      279      736   1,302   1,996      4,313
                                   -------  -------  ------ -------   --------
  Net income.....................  $   380  $ 1,001  $1,753 $ 2,785   $  5,919
                                   =======  =======  ====== =======   ========
Average assets...................  $16,895  $24,235  $6,846 $42,551   $ 90,527
                                   -------  -------  ------ -------   --------
FOR THE YEAR ENDED DECEMBER 31,                             ICII AND
1996                                 CAB      LHO     ITC    OTHER    COMBINED
-------------------------------    -------  -------  ------ --------  --------
Net interest income..............  $ 1,488  $ 4,086  $  138 $ 3,102   $  8,814
Provision for loan losses........     (348)    (859)     --    (574)    (1,781)
Noninterest income...............    3,844      746   7,975  61,553     74,118
                                   -------  -------  ------ -------   --------
  Total revenue..................    4,984    3,973   8,113  64,081     81,151
Noninterest expense..............    2,851    1,776   6,258   5,948     16,833
                                   -------  -------  ------ -------   --------
  Income before income taxes.....    2,133    2,197   1,855  58,133     64,318
Income tax expense...............      903      930     790  23,051     25,674
                                   -------  -------  ------ -------   --------
  Net income.....................  $ 1,230  $ 1,267  $1,065 $35,082   $ 38,644
                                   =======  =======  ====== =======   ========
Average assets...................  $27,593  $47,122  $7,034 $57,571   $139,320
                                   -------  -------  ------ -------   --------

FOR THE NINE MONTHS ENDED                                   ICII AND
SEPTEMBER 30, 1996                   CAB      LHO     ITC    OTHER    COMBINED
-------------------------          -------  -------  ------ --------  --------
                                                (IN THOUSANDS)
Net interest income............... $   865  $ 3,104  $  100 $ 2,323   $  6,392
Provision for loan losses.........    (405)    (706)     --    (470)    (1,581)
Noninterest income................   2,640      783   6,024  56,593     66,040
                                   -------  -------  ------ -------   --------
  Total revenue...................   3,100    3,181   6,124  58,446     70,851
Noninterest expense...............   2,013    1,309   4,599   5,559     13,480
                                   -------  -------  ------ -------   --------
  Income before income taxes......   1,087    1,872   1,525  52,887     57,371
Income tax expense................     461      793     649  20,863     22,766
                                   -------  -------  ------ -------   --------
  Net income...................... $   626  $ 1,079  $  876 $32,024   $ 34,605
                                   =======  =======  ====== =======   ========
Average assets.................... $31,352  $47,644  $7,418 $58,690   $145,104
                                   -------  -------  ------ -------   --------
FOR THE NINE MONTHS ENDED                                   ICII AND
SEPTEMBER 30, 1997                   CAB      LHO     ITC    OTHER    COMBINED
-------------------------          -------  -------  ------ --------  --------
Net interest income............... $ 1,406  $ 4,447  $  127 $ 2,993   $  8,973
Provision for loan losses.........    (483)  (1,347)     --     (36)    (1,866)
Noninterest income................   3,508    1,284   6,034  13,610     24,436
                                   -------  -------  ------ -------   --------
  Total revenue...................   4,431    4,384   6,161  16,567     31,543
Noninterest expense...............   3,423    3,284   4,939  10,338     21,984
                                   -------  -------  ------ -------   --------
  Income before income taxes......   1,008    1,100   1,222   6,229      9,559
Income tax expense................     427      465     518   1,731      3,141
                                   -------  -------  ------ -------   --------
  Net income...................... $   581  $   635  $  704 $ 4,498   $  6,418
                                   =======  =======  ====== =======   ========
Average assets.................... $37,449  $62,058  $8,269 $73,238   $181,014
                                   -------  -------  ------ -------   --------

LIQUIDITY AND CAPITAL RESOURCES

General

The table below summarizes cash flows generated by and used in operating activities:

                                                            NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                              ----------------------------  ------------------
                                1994      1995      1996      1996      1997
                              --------  --------  --------  --------  --------
                                             (IN THOUSANDS)
OPERATING CASH INCOME
Interest received............ $  4,448  $  6,553  $ 10,781  $  8,241  $ 10,373
Trust fees received..........    6,866     7,937     7,856     5,838     6,141
Other income.................    1,180       655     1,371     1,288    11,781
                              --------  --------  --------  --------  --------
Total........................   12,494    15,145    20,008    15,367    28,295
                              --------  --------  --------  --------  --------
OPERATING CASH EXPENSE
Cash operating expenses......    8,726    10,219    11,803     8,615    18,221
Taxes paid...................      849       680        --        --     1,100
Interest paid................       --        --        --        --        --
                              --------  --------  --------  --------  --------
Total........................    9,575    10,899    11,803     8,615    19,321
                              --------  --------  --------  --------  --------
Net operating cash flow......    2,919     4,246     8,205     6,752     8,974
Cash provided by (used in)
 other payables and
 receivables.................    3,832    (3,105)    4,918     2,983   (22,381)
Cash provided by (used in)
 loans held for sale.........      931    (1,000)   (2,883)   (3,013)      676
                              --------  --------  --------  --------  --------
Net cash provided by (used
 in) operating activities.... $  7,682  $    141  $ 10,240  $  6,722  $(12,731)
                              ========  ========  ========  ========  ========
Net cash provided by (used
 in) investing activities.... $ 10,438  $(50,358) $ 36,446  $ 34,476  $(52,621)
                              ========  ========  ========  ========  ========
Net cash (used in) provided
 by financing activities..... $(17,226) $ 50,593  $(43,713) $(41,105) $ 62,629
                              ========  ========  ========  ========  ========

  The Company's ownership of ICII stock has not been a source of cash flow other than through the sale of such stock. ICII has not paid any cash dividends on shares owned by the Company and there can be no assurance that ICII will pay cash dividends in the future.

  Net operating cash flow does not include income taxes or interest paid since divisions of the Bank were not required to pay certain income taxes or interest on borrowings, which was included in borrowings from the Bank. If the Company had been required to make interest payments on its borrowings and pay all taxes, net operating cash flow would have been $7.3 million for the nine months ended September 30, 1997. After the Distribution, the Company will make tax and interest payments which will affect its operating cash flow.

  For the nine months ended September 30, 1997, the Company experienced a net cash outflow in operating activities of $12.7 million. The Company experienced a net cash outflow in investing activities of $52.6 million mainly to fund its lending activity. The net outflow in operating and investing activities was partially offset by the $62.6 million inflow in financing activities consisting of borrowings from the Bank and an increase in deposits.

  For the nine months ended September 30, 1996, the Company experienced a net cash inflow in operating activities of $6.7 million. The Company experienced a net cash inflow in investing activities of $34.5 million, primarily due to the proceeds from the sale of ICII stock. The net inflow from operating and investing activities was partially offset by an outflow of $41.1 million in financing activities to reduce borrowings from the Bank.

  For the year ended December 31, 1996, the Company experienced a net cash inflow in operating activities of $10.2 million. The Company experienced a net cash inflow in investing activities of $36.4 million, primarily due to the proceeds from the sale of ICII stock. The net inflow in operating and investing activities was partially offset by the $43.7 million outflow in financing activities to reduce borrowings from the Bank.

  For the year ended December 31, 1995, the Company experienced a net cash inflow in operating activities of $0.1 million. The Company experienced a net cash outflow in investing activities of $50.4 million, primarily to fund its lending activity. The net outflow in operating and investing activities was offset by the $50.6 million inflow in financing activities consisting mainly of borrowings from the Bank.

  For the year ended December 31, 1994, the Company experienced a net cash inflow in operating activities of $7.7 million. The Company experienced a net cash inflow in investing activities of $10.4 million, primarily from payments of principal and interest on loans. The net inflow in operating and investing activities was partially offset by the $17.2 million outflow in financing activities to reduce borrowings from the Bank.

  The Company has an ongoing need for capital to finance its lending activities. This need is expected to increase as the volume of the Company's lending activity increases. The Company's primary cash requirements include
(i) the funding of loans held for investment and loans held pending their sale, (ii) ongoing administrative and other operating expenses and (iii) the cost of funds borrowed. Prior to the Distribution, the Company has financed its activities exclusively through borrowings from the Bank and operating and investing cash flows. The Company believes that the availability of borrowings of the Credit Facilities and proceeds from a future public or private offering of stock will be sufficient to fund the Company's liquidity requirements for the foreseeable future. However, there can be no assurance that the Company will have access to the capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth.

Credit Facilities

  The Company is in the process of establishing the Credit Facilities with a syndicate of third party financial institutions. In order for the Bank to replace certain deposit liabilities used to fund the IFG Business, the Bank, along with the Company, will be party to the Credit Facilities. The Company anticipates that these facilities will consist of a $140 million two-year revolving credit facility for the Company's operations other than CAB and a $30 million one-year revolving credit facility for CAB operations. The $140 million facility will include a $40 million sublimit for the issuance of standby and commercial letters of credit. The Company anticipates that the lenders under the Credit Facilities will require that the lenders be granted, among other things, a first priority security interest in (a) all of the common stock of the Company's subsidiaries, (b) the common stock of ICII owned by the Company and (c) all payments under LHO and SBA loans included in the facility's borrowing base. The borrowing base will be comprised of a percentage of the current market value of the Company's investment in ICII stock, eligible LHO loans and eligible SBA loans. It is expected that the $140 million credit facility will bear interest at an annual rate equal to .95% over the London Interbank Offering Rate for dollar deposits ("LIBOR") or the lead lender's base rate and the $30 million credit facility will bear interest at an annual rate of .60% over LIBOR or the lead lender's base rate. The Company will also be charged loan and other fees under the Credit Facilities.

  It is also expected that the Credit Facilities will include financial covenants such as maintenance of a minimum tangible net worth, maintenance of maximum indebtedness, minimum interest coverage ratio and minimum capital ratio levels for CAB. The Credit Facilities will also require the Company to make customary representations and warranties prior to each borrowing and will include customary affirmative and negative operating covenants and events of default.

  Prior to the Distribution, the Bank will borrow approximately $113 million (as determined at September 30, 1997) under the Credit Facilities in order to replace certain deposit liabilities used to fund loans made through LHO and CAB. In connection with the Contribution, these loans, along with the other assets of the IFG Business, will be transferred to the Company, the Bank will be released from all liabilities under the Credit Facilities and the Company will remain responsible for all liabilities under the Credit Facilities.

Sales of Loans

  The Company currently sells all of the guaranteed portion of loans originated by CAB to institutional investors while retaining the unguaranteed portion for investment. CAB then services the loans on behalf of the institutional investors, passing on principal and interest received from the borrowers less a servicing fee. Accordingly, adverse changes in the market for these loans or the ability to obtain the SBA guarantees could impair the Company's ability to originate and sell loans on a favorable or timely basis. Any such impairment could have an adverse effect upon the Company's business and results of operations. Also, any delay in the sale of loans could cause the Company's earnings to fluctuate from quarter to quarter. Finally, the Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in loan sale or servicing agreements entered into with institutional investors. See "Risk Factors--CAB Lending" and "-- Dependence of Small Business Lending Operations on SBA Programs."

  Through December 31, 1996 the Company recognized excess servicing fees receivable as a result of the sale of SBA loans. Excess servicing fees receivable on the sale of SBA loans are determined by computing the present value of the excess of the coupon on the loans over the sum of (i) the coupon of the loans sold to purchasers and (ii) a base servicing fee paid to the loan servicer, considering prepayment assumptions.

INFLATION

  The Combined Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Inflation affects the Company as follows:

    (i) The impact of inflation is reflected in the increased cost of the Company's operations.

    (ii) To the extent that inflation influences the stock and bond markets, ITC's trust fees are based, in part, on the market values of its customers' accounts under administration. Normally, the stock market values and bond values decrease during periods of high inflation and increase during periods of low inflation.

    (iii) Most of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on their performance than do the effects of general levels of inflation. However, inflation affects the Company and its LHO and SBA lending operations, as well as its ownership of ICII, through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of high inflation, higher interest rate costs may dissuade borrowers from obtaining new loans, reducing loan production and positively impacting the value of any loan servicing assets. During periods of low inflation more borrowers can afford to borrow and refinance higher cost debt, increasing loan production and negatively impacting the value of any loan servicing assets.

ASSET QUALITY

  Loans Held for Investment. Loans held for investment generally have included loans originated by LHO, the unguaranteed portions of loans originated and sold by CAB (CAB sells the guaranteed portion of its originations while retaining the unguaranteed portion for investment), and ICII related mortgage loans. As part of the Contribution Agreement, the Bank will retain the ICII related mortgage loans. The amounts outstanding and related allowances for loan losses by type are as follows:

                                  AT DECEMBER 31,
                              -------------------------
                                                              AT
                                                         SEPTEMBER 30,
                               1994     1995     1996        1997
                              -------  -------  -------  -------------
                                         (IN THOUSANDS)
Loans held for investment by
 type:
  LHO.......................  $10,605  $47,691  $44,906    $ 83,742
  CAB.......................    7,057   18,259   20,277      36,406
  ICII related mortgage
   loans (1)................    9,334   11,104    9,974       7,069
                              -------  -------  -------    --------
    Total loans.............   26,996   77,054   75,157     127,217
                              -------  -------  -------    --------
Allowance for loan losses by
 type:
  LHO.......................     (161)    (727)  (1,163)     (2,176)
  CAB.......................     (139)    (420)    (716)     (1,125)
  ICII related mortgage
   loans (1)................     (327)    (389)    (750)       (620)
                              -------  -------  -------    --------
    Total allowance for loan
     losses.................     (627)  (1,536)  (2,629)     (3,921)
                              -------  -------  -------    --------
Net loans held for invest-
 ment by type:
  LHO.......................   10,444   46,964   43,743      81,566
  CAB.......................    6,918   17,839   19,561      35,281
  ICII related mortgage
   loans (1)................    9,007   10,715    9,224       6,449
                              -------  -------  -------    --------
    Net loans held for
     investment.............  $26,369  $75,518  $72,528    $123,296
                              =======  =======  =======    ========

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  Although the Company generally evaluates the adequacy of its allowance on an overall basis rather than by specific categories of loans, the following table reflects the Company's allocation of the allowance for loan losses by loan category and the ratio of each loan category to total loans for the periods presented.

                            AT DECEMBER 31,      AT SEPTEMBER 30,
                         ----------------------  ----------------
                            1995        1996           1997
                         ----------  ----------  ----------------
                         AMOUNT  %   AMOUNT  %    AMOUNT     %
                         ------ ---  ------ ---  ----------------
                                         (DOLLARS IN THOUSANDS)
Entertainment loans..... $  727  47% $1,162  44% $   2,175     55%
Small business loans....    421  28%    717  27%     1,126     29%
Residential mortgage
 loans(1)...............    388  25%    750  29%       620     16%
                         ------ ---  ------ ---  --------- ------
  Total................. $1,536 100% $2,629 100% $   3,921    100%
                         ====== ===  ====== ===  ========= ======

--------

(1) As part of the Contribution Agreement, the Bank will retain these loans.

  The following table presents the contractual maturities of the Company's loan portfolio as of September 30, 1997. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties. As of September 30, 1997, all of the Company's loans with a maturity of more than one year were tied to interest rate indices (e.g., Prime or LIBOR).

                                                           DUE AFTER
                                              DUE IN ONE  ONE THROUGH DUE AFTER
                                             YEAR OR LESS FIVE YEARS  FIVE YEARS
                                             ------------ ----------- ----------
                                                       (IN THOUSANDS)
Entertainment loans.........................   $77,363      $ 7,989    $   --
Small business loans........................     3,169       17,801     18,274
ICII related mortgage loans (1).............     2,350          632      4,087
                                               -------      -------    -------
  Total.....................................   $82,882      $26,422    $22,361
                                               =======      =======    =======

--------

(1) As part of the Contribution Agreement, the Bank will retain these loans.

  A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreements. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses.

  At September 30, 1997, the recorded investment in loans for which impairment has been recognized totaled $1.7 million, all of which was on nonaccrual status. All of the impaired loans were secured by real estate. The $1.7 million of impaired loans did not require a specific allowance for potential losses. Impaired loans averaged $3.0 million for the nine months ended September 30, 1997.

  At December 31, 1996, the recorded investment in loans for which impairment had been recognized totaled $4.9 million, all of which was on nonaccrual status. A significant portion, $3.7 million, of the impaired loans was secured by real estate. Of the $4.9 million of impaired loans, $1.0 million required a specific allowance of $175,000 for potential losses. Impaired loans averaged $3.6 million in 1996.

  At December 31, 1995, the recorded investment in loans for which impairment had been recognized totaled $2.7 million, all of which was on nonaccrual status. A significant portion, $2.2 million, of the impaired loans was secured by real estate. The $2.7 million of impaired loans did not require a specific allowance for potential losses. Impaired loans averaged $1.8 million in 1995.

  At December 31, 1994, the recorded investment in loans for which impairment had been recognized totaled $1.3 million, all of which was on nonaccrual status. A significant portion, $0.8 million, of the impaired loans was secured by real estate. The $1.3 million of impaired loans did not require a specific allowance for potential losses. Impaired loans averaged $2.2 million in 1994.

  During the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, no interest was recognized on impaired loans.

  At September 30, 1997 and December 31, 1996, 1995 and 1994, there were no restructured loans.

  Nonaccrual loans totaled $1.7 million, $4.9 million, $2.7 million and $1.3 million at September 30, 1997, December 31, 1996, 1995 and 1994, respectively. There was no recorded interest receivable on nonaccrual loans at September 30, 1997, December 31, 1996, 1995 and 1994. Interest income foregone on nonaccrual loans approximated $307,000 for the nine months ended September 30, 1997 and $375,000, $232,000 and $200,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  At September 30, 1997, December 31, 1996, 1995 and 1994, approximately 66%, 60%, 62% and 39%, respectively, of the Company's loan portfolio was issued to customers in the movie production industry.

  At September 30, 1997, December 31, 1996, 1995 and 1994, a majority of the Company's loan portfolio was issued to customers geographically located in California.

  Detailed information regarding nonaccrual loans and real estate and other assets owned, net is presented below:

                                          AT DECEMBER 31,
                                        ----------------------
                                                                AT SEPTEMBER 30,
                                         1994    1995    1996         1997
                                        ------  ------  ------  ----------------
                                               (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  LHO.................................  $  432  $  488  $1,193       $   --
  CAB.................................      59      --     914          628
  ICII related mortgage loans (1).....     819   2,212   2,814        1,043
                                        ------  ------  ------       ------
    Total nonaccrual loans............   1,310   2,700   4,921        1,671
                                        ------  ------  ------       ------
Real estate and other assets owned:
  LHO.................................      --      --      --          666
  CAB.................................      --      57      --           45
  ICII related mortgage loans (1).....   1,069   1,083     187          162
                                        ------  ------  ------       ------
Less: valuation allowance.............    (191)   (145)     --           --
                                        ------  ------  ------       ------
Real estate and other assets owned,
 net..................................     878     995     187          873
                                        ------  ------  ------       ------
Total nonperforming assets............  $2,188  $3,695  $5,108       $2,544
                                        ======  ======  ======       ======
Allowance for loan losses as a per-
 centage of total nonaccrual loans....   47.79%  56.89%  53.42%      234.65%
Total nonaccrual loans as a percentage
 of total loans outstanding...........    4.57%   3.39%   6.10%        1.27%
Total nonperforming assets as a per-
 centage of total assets..............    3.27%   2.96%   3.32%        1.21%

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  The allowance for loan losses is maintained at a level considered appropriate by management and is based on an ongoing assessment of the risks inherent in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses which is charged against current period operating results, and is decreased by the amount of net charge-offs during the period. The Company's determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, rests upon various judgments and assumptions, including general economic conditions (especially in California), loan portfolio composition and concentrations, prior loan loss experience, collateral value, identification of problem and potential problem loans and other relevant data to identify the risks in the loan portfolio. While management believes that the allowance for loan losses is adequate at September 30, 1997, future additions to the allowance will be subject to continuing evaluation of inherent risk in the loan portfolio.

  The following table summarizes changes in the allowance for loan losses at the dates indicated:

                                                                 FOR THE NINE
                                             FOR THE YEARS       MONTHS ENDED
                                           ENDED DECEMBER 31,    SEPTEMBER 30,
                                           --------------------  --------------
                                           1994   1995    1996    1996    1997
                                           ----  ------  ------  ------  ------
                                            (DOLLARS IN THOUSANDS, EXCEPT
                                                       RATIOS)
Balance, beginning of year...............  $717  $  626  $1,536  $1,536  $2,629
Loans charged off:
  LHO....................................   267     209     561     384     359
  CAB....................................    --      --      60      45     126
  ICII related mortgage loans (1) .......    --     404     212     106     201
                                           ----  ------  ------  ------  ------
    Total loans charged off..............   267     613     833     535     686
                                           ----  ------  ------  ------  ------
Recoveries of loans previously charged
 off:
  LHO....................................   108       8     137      52      25
  CAB....................................    68       1       8       2      53
  ICII related mortgage loans (1) .......    --      22      --      --      34
                                           ----  ------  ------  ------  ------
    Total loan recoveries................   176      31     145      54     112
                                           ----  ------  ------  ------  ------
Net loans charged off....................    91     582     688     481     574
                                           ----  ------  ------  ------  ------
Provision (reversal) for loan losses:
  LHO....................................   (45)    767     859     707   1,347
  CAB....................................   139     281     348     404     483
  ICII related mortgage loans (1)........   (94)    444     574     470      36
                                           ----  ------  ------  ------  ------
    Total provision for loan losses......    --   1,492   1,781   1,581   1,866
                                           ----  ------  ------  ------  ------
Balance, end of year.....................  $626  $1,536  $2,629  $2,636  $3,921
                                           ====  ======  ======  ======  ======
Ratio of net charge-offs to average
 loans...................................  0.24%   1.15%   0.82%   0.55%   0.55%
Ratio of allowance for loan losses to
 gross loans outstanding at end of peri-
 od......................................  2.19    1.93    3.26    3.26    2.97
Ratio of provision for loan losses to net
 charge-offs.............................  0.00  256.36  258.87  328.69  324.52

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

Loans Held for Sale. Loans held for sale are carried at the lower of aggregate cost or fair value. The amount of loans held for sale at September 30, 1997, December 31, 1996, 1995 and 1994 was $4.9 million, $5.5 million, $2.6 million and $1.6 million, respectively.

ASSET/LIABILITY MANAGEMENT

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, the net earnings of an institution with a positive gap theoretically may be adversely affected due to its interest-earning assets repricing to a greater extent than its interest-bearing liabilities. Conversely, during a period of rising interest rates, theoretically, the net earnings of an institution with a positive gap position may increase as it is able to invest in higher yielding interest-earning assets at a more rapid rate than that at which its interest-bearing liabilities reprice.

  The Company has managed interest rate risk through the marketing and funding of primarily adjustable rate loans generally indexed to the Prime Rate. Since the Company's borrowing costs have been tied to the Bank's

90-day certificate of deposit rate plus 1%, an adjustable borrowing cost, the Company's interest-earning asset pricing generally matches the increases and decreases in the pricing of its borrowing costs and therefore maintains a positive gap position. However, there can be no assurances that the Company will be able to maintain its positive gap position or that its strategies will not result in a negative gap position in the future. The level of the movement of interest rates, up or down, is an uncertainty and could have a negative impact on the earnings of the Company. The Company expects that its future funding costs will be tied to LIBOR. See "Credit Facilities."

  Hedging. The SBA loans originated and held for sale and loans held for investment are primarily adjustable rate loans indexed to the Prime Rate. As such, there is minimal risk of increasing or decreasing interest rates between the time the Company commits to fund a loan and the time the loan is sold or paid-off. Therefore, the Company does not enter into interest rate hedging vehicles or speculative trading activities, such as forward commitments, options, futures, derivatives or synthetic instruments.

AVERAGE BALANCE SHEET

  The following tables set forth certain information relating to the Company for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented for any of these periods. The average balance of loans receivable includes loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                 YEAR ENDED                YEAR ENDED                YEAR ENDED
                             DECEMBER 31, 1994         DECEMBER 31, 1995          DECEMBER 31, 1996
                          ------------------------  ------------------------  -------------------------
                                  INTEREST YIELD/           INTEREST YIELD/            INTEREST YIELD/
                          AVERAGE INCOME/  AVERAGE  AVERAGE INCOME/  AVERAGE  AVERAGE  INCOME/  AVERAGE
                          BALANCE EXPENSE   COST    BALANCE EXPENSE   COST    BALANCE  EXPENSE   COST
                          ------- -------- -------  ------- -------- -------  -------- -------- -------
                                         (IN THOUSANDS, EXCEPT PERCENTAGES AND RATIOS)
ASSETS:
Interest-earning assets:
 Loans held for
  investment............  $35,030  $4,002   11.42%  $48,118  $6,459   13.42%  $ 79,202 $10,116   12.77%
 Loans held for sale....    2,316     226    9.76     2,316     267   11.53      4,708     513   10.90
 Securities available
  for sale..............    3,077     131    4.76     3,084     153    4.26      3,229     158    4.89
                          -------  ------  ------   -------  ------  ------   -------- -------  ------
   Total interest-
    earning assets......   40,423   4,359   10.78    53,518   6,879   12.85     87,139  10,787   12.38
                          -------  ------  ------   -------  ------  ------   -------- -------  ------
Non-interest-earning
 assets.................   33,604                    37,009                     52,181
                          -------                   -------                   --------
   Total assets.........  $74,027                   $90,527                   $139,320
                          =======                   =======                   ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Interest-bearing
 liabilities:
 Borrowings from
  Imperial Bank.........    5,039     256    5.08    18,571   1,287    6.93     30,542   1,973    6.46
                          -------  ------  ------   -------  ------  ------   -------- -------  ------
   Total interest-
    bearing liabilities.    5,039     256    5.08    18,571   1,287    6.93     30,542   1,973    6.46
                          -------  ------  ------   -------  ------  ------   -------- -------  ------
Non-interest-bearing
 liabilities............   16,619                    14,591                     30,728
Stockholder's equity....   52,369                    57,365                     78,050
                          -------                   -------                   --------
   Total liabilities and
    stockholder's
    equity..............  $74,027                   $90,527                   $139,320
                          =======                   =======                   ========
Net interest rate
 spread.................           $4,103    5.70            $5,592    5.92            $ 8,814    5.92
                                   ======                    ======                    =======
Net interest margin.....                    10.15                     10.45                      10.11
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                   802.26                    288.18                     285.31

                                                       (Continued on next page)

                              NINE MONTHS ENDED          NINE MONTHS ENDED
                              SEPTEMBER 30, 1996         SEPTEMBER 30, 1997
                          -------------------------- --------------------------
                                   INTEREST  YIELD/           INTEREST  YIELD/
                          AVERAGE  INCOME/  AVERAGE  AVERAGE  INCOME/  AVERAGE
                          BALANCE  EXPENSE  COST (1) BALANCE  EXPENSE  COST (1)
                          -------- -------- -------- -------- -------- --------
                              (IN THOUSANDS, EXCEPT PERCENTAGES AND RATIOS)
ASSETS:
Interest-earning assets:
 Loans held for
  investment............  $ 83,546  $7,689    12.27% $ 97,575  $9,922    13.56%
 Loans held for sale....     4,545     373    10.93     6,739     556    11.00
 Securities available
  for sale..............     3,213     114     4.73     3,384     143     5.63
                          --------  ------   ------  --------  ------   ------
   Total interest-
    earning assets......    91,304   8,176    11.94   107,698  10,621    13.15
                          --------  ------   ------  --------  ------   ------
Non-interest-earning
 assets.................    53,800                     73,316
                          --------                   --------
   Total assets.........  $145,104                   $181,014
                          ========                   ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Interest-bearing
 liabilities:
 Borrowings from
  Imperial Bank.........    36,821   1,784     6.46    33,281   1,648     6.60
                          --------  ------   ------  --------  ------   ------
   Total interest-
    bearing liabilities.    36,821   1,784     6.46    33,281   1,648     6.60
                          --------  ------   ------  --------  ------   ------
Non-interest-bearing
 liabilities............    32,557                     44,427
Stockholder's equity....    75,726                    103,306
                          --------                   --------
   Total liabilities and
    stockholder's
    equity..............  $145,104                   $181,014
                          ========                   ========
Net interest rate
 spread.................            $6,392     5.48            $8,973     7.07
                                    ======                     ======
Net interest margin.....                       9.33                      11.11
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                     247.97                     298.08

--------
(1) Ratios are annualized

ANALYSIS OF NET INTEREST INCOME

  Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

  For recent accounting pronouncements, please refer to Note 4 of the notes to the combined financial statements.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The following description, unless otherwise provided, assumes the completion of the Contribution. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Information Statement. See "Summary of Certain Information--Forward-Looking Statements."

GENERAL

  The Company is a diversified financial services company primarily engaged in three business segments: (i) motion picture and television production finance, through the Company's division, The Lewis Horwitz Organization ("LHO"), (ii) small business lending, primarily in conjunction with SBA sponsored programs, through the Company's subsidiary, Crown American Bank ("CAB"), a recently formed industrial loan company, and (iii) a wide range of trust and investment management services, through the Company's subsidiary, Imperial Trust Company ("ITC"), a California licensed trust company. In addition, the Company owned, as of September 30, 1997, approximately 23.5% of the common stock of Imperial Credit Industries, Inc. ("ICII").

  For the nine months ended September 30, 1997 and the year ended December 31, 1996, LHO originated $79.3 million and $56.0 million in loans, respectively. During the same periods, LHO, through the Bank, issued letters of credit totalling $15.4 million and $39.2 million, respectively. For the nine months ended September 30, 1997 and for the year ended December 31, 1996, CAB originated $39.0 million and $38.8 million in loans, respectively; and at September 30, 1997 and December 31, 1996, ITC had trust assets under administration of $8.8 billion and $7.5 billion, respectively.

  The Company's business strategy emphasizes (i) opportunistic expansion of businesses in niche segments of the financial services industry, (ii) hiring management experienced in a wide array of financial services businesses to operate and grow the Company's businesses, (iii) conservative and disciplined underwriting and credit risk management, (iv) sale in secondary markets of Company SBA loans where the Company expects to receive a premium over the principal amount of the loan and (v) maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

LHO

  GENERAL

  The Company's LHO division, formed in 1980 by Lewis P. Horwitz, the division's President and Chief Executive Officer, was acquired by the Bank in 1989. The LHO division is a leading provider of senior, secured financing for independent motion picture and television production. During the nine months ending September 30, 1997 and the year ended December 31, 1996, the Company originated 45 loans and 39 loans, respectively, in an aggregate principal amount of approximately $79 million and $56 million, respectively. During the same periods, the LHO division, through the Bank, issued letters of credit totalling approximately $15 million and $39 million, respectively. Total revenue for the LHO division for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.4 million and $4.0 million, respectively, representing 13.9% and 4.9%, respectively, of the Company's total revenue for such periods. Net income for the LHO division for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.6 million and $1.3 million, respectively, representing 9.9% and 3.3%, respectively, of the Company's net income for such periods.

  The Company seeks to provide loans (with a typical term of 12 to 18 months) and letters of credit for the production of motion pictures and television shows or series that have a predictable market worldwide, and therefore, a predictable level of payments arising from selling the production distribution rights. The LHO division is guided by Mr. Horwitz, a widely-recognized leader in film financing with nearly 30 years of experience. Each of LHO's lending officers has at least five years of entertainment financing experience, including LHO's Executive Vice President Arthur Stribley, who has over 25 years of experience. The Company believes that its experience has enabled it to have a competitive advantage due to its extensive worldwide contacts among sales agents, distributors and independent producers in an industry where name recognition and personal contacts are crucial to success. The Company also believes that this experience has allowed it to rapidly adapt to changing industry standards in order to maintain its competitive position. See "--Loan Types" below.

  The Company lends to "independent" producers of film and television, the majority of which are located in California. The Company considers "independent" producers to be those producers that do not have captive distribution outlets for their product and need outside financing. Large film and television studios generally maintain their own distribution outlets and finance their projects with internally generated financing.

  Several risks are inherent in the type of lending conducted by LHO, including the noncompletion of the production, poor box office appeal of the finished product, failure to perform on the part of the distributors and political and currency risks. The Company attempts to mitigate these risks in various ways. To hedge against the risk of film incompletion, the Company obtains completion bonds from established completion bonding companies for each loan and insists on direct recourse to the re-insurers, who are major insurance companies, in the event the completion bonding company defaults under its obligation. See "--Completion Bonds." In order to avoid incurring risk as a result of poor box office receipts, the Company bases its credit decisions on the credit-worthiness of the distributors who have signed pre-sold contracts. In the event existing pre-sales do not cover the amount of the loan (see "--Loan Types"), the Company considers the sales, the reputation of the cast, the director, the genre and the overall budget of the film in question. See "--Underwriting." LHO maintains credit and other information on most distributors in the major worldwide territories, and this information is supplemented by credit reports obtained through the American Film Marketing Association, an association of 120 Sales Agents (defined below) throughout the world that license film and television rights ("AFMA"). Should a distributor fail to perform its obligations, it would be prohibited from participating in future AFMA events, where most new releases are exhibited and sold. See "-- Underwriting." In the event of non-performance by the distributor, the borrower has the right to replace the distributor and make another sale in that territory. In addition, the initial distributor would forfeit its deposit (generally 20% of the contract price). The Company attempts to lessen political risk by only relying on distribution contracts from politically stable territories. See "--Loan Types." With regards to currency risk, all international contracts are made in U.S. dollars, and most of the distributors do not hedge this risk. As a result, if the local currency falls in value in relation to the dollar, the actual price of the film to the distributor at time of delivery is higher than such distributor had anticipated. This situation has occurred recently in South Korea and Thailand, where both currencies have undergone devaluations, and it could continue to be a threat throughout much of Asia. As a result, the Company has removed South Korea from its list of "primary" territories, and has discounted the value of contracts emanating from other Asian countries which the Company deems to have unstable currency. See "Risk Factors--Risks Particular to Company's Loan Portfolio."

  Distribution Revenue. The revenue received by independent producers from licensing distribution rights are critical to the financial success of a production and can include licensing rights relating to any form of distribution of the product, including film, television and video distribution. Producers engage a sales agent ("Sales Agent") to arrange for the distribution of their product throughout the world by various distributors. The Sales Agent receives from the producer a commission for their services, customarily ranging from 5-25% of the revenues generated from distribution. Distributors generally are independent, privately-held entities and, in some territories (principally with respect to television production), may have affiliations with the local government. Under the contract entered into with producers, distributors agree to provide a producer with a minimum guarantee on the revenue anticipated to be generated by distributing the production. In many instances, distributors provide downpayments of 20% of this minimum guarantee to the producer at the time of execution of the contract entered into with respect to such distribution and the balance of the minimum guarantee is paid upon notice to the distributor that the production is available for delivery to the distributor. The Company's loans are secured by, among other assets, a first priority lien on the revenue received by the producers from the global distribution of the production by its distributors.

  Completion Bonds. It is customary in the entertainment industry for bonding companies to issue to the production lender a completion guaranty to ensure the completion and delivery of a television show or series or motion picture. A completion guaranty ensures that the film or television show or series will be completed and delivered based on a pre-approved script, with, in certain instances, specific actors, and by a certain date, and that the film will be suitable for worldwide distribution by industry technical standards. The completion bond does not guarantee the repayment of the Company's loan but rather it guarantees the delivery of the film, on time, on budget and pursuant to the production's distribution contracts. The bond is not effective until a lender, such as the Company, funds the entire loan. Bonding companies customarily employ experts in film and television production to audit the cost reports they receive and receive a fee based on the approved budget of the production. The bonding company closely monitors production and is entitled, under the terms of most bonding guaranties, to take corrective action where the film goes over budget or falls behind schedule, including replacing personnel and taking over production. The bonding guaranty provides that the lender of the production will receive notice of any such action. If the bonding company elects to abandon production, it will reimburse the lender for its outstanding loan. The Company has made only one claim against a bonding company in its history as a result of termination of production and the loan relating to such claim was repaid in full by the bonding company.

  STRATEGY

  The Company's growth strategy in the entertainment lending industry is based on the following key elements:

  Expansion of borrower base. The Company believes that significant expansion in the independent film industry within the United States and abroad will allow the Company to expand its borrower base. According to data gathered by AFMA, worldwide sales of independent film productions, other than in the United States, rose from approximately $375 million in 1984 to approximately $1.6 billion in 1996. The Company has developed significant contacts in California with independent producers and Sales Agents, and plans to continue its expansion within the state. The Company also intends to expand its presence in New York City, the second largest U.S. metropolitan area in terms of revenue for film and television production, and in Canada and England. The Company believes that the expertise and contacts it has developed in entertainment lending in California will be invaluable in soliciting clients in these other markets. In order to implement this strategy, the Company intends to open additional sales offices in these areas and, with respect to its expansion in England, seek strategic alliances with European lenders that have developed a local presence in the independent film and television production industry.

  Increase loans to television producers. Although the Company historically has provided the majority of its loans to motion picture producers, it intends to actively seek to expand its lending to additional television producers. The television production industry, previously predominantly located in the United States and other well-developed industrialized countries, has changed dramatically in recent years. Television recently has become more prevalent in several countries not previously exposed to it on a country-wide basis. In addition, the advent of digital programming and the rapidly expanding cable industry in the United States has resulted in a significant increase in the number of channels, which results in a significant increase in programming needs for these new channels. As a result, the Company anticipates that the demand for new television shows and series will increase, which will result in a corresponding need for television financing. The Company has participated in several recent television festivals, increased its efforts to locate top Sales Agents in television production and increased advertising in television trade publications.

  Entertainment fund. The Company intends to diversify its presence in entertainment finance by forming a limited partnership fund that will provide equity or debt financing of a type not historically provided by LHO. The Company believes this will increase its margins and add a new client base to grow LHO's business. These transactions may include:

  . "Pay or Play" financings, where an actor is advanced monies for performance prior to the financing of the production, the borrowed funds are attributed to the production entity and the Company receives a fee or a portion of gross distribution proceeds of the production, or both;

  . Super GapSM transactions, which involve lending against the "gap" in unsold distribution rights at a level in excess of LHO's lending policies; and

  . library purchases, where rights to copyright and distribute a film in all territories are acquired.

  It is contemplated that the fund would initially raise $1 to $5 million on a private placement basis. If the fund is satisfied with its financial results after a period of time following this initial capital infusion, the fund intends to increase the fund's capital to $100 million. The Company anticipates that a subsidiary would manage the fund, receive a management fee therefor, and retain a carried equity interest of approximately 20% of the fund's profits.

  Strategic acquisitions. The Company intends to make selective acquisitions of businesses that would be complementary to LHO's business. The Company has no current agreement to effect such an acquisition and there can be no assurance that suitable acquisition candidates will be located or that the Company will be able to finance such acquisitions.

  LOAN TYPES

  The Company believes that its significant experience in the entertainment lending industry has enabled it to provide superior customer service through the creation of flexible lending products designed to meet the changing needs of the industry. The Company currently provides two different types of loans, traditional ("Traditional Loans") and gap ("Gap Loans"). With Traditional Loans, the Company requires that the anticipated revenue to be received under existing contracts from approved distributors in "primary" territories ("Pre-sold Primary Contracts") at the time of funding exceed the entire amount of the loan (net of withholding taxes), including loan fees, interest charges and legal costs. "Primary" territories include countries such as the United States, Canada, Germany, France and the United Kingdom. Distribution contracts from outside the Primary Territories ("Pre-sold Secondary Contracts" and, collectively, with Pre-sold Primary Contracts, "Pre-sold Contracts"), which generally represent between 15% and 20% of a production's total distribution revenues, are not considered by the Company in determining whether to provide the loan, but do serve as additional collateral underlying the loan.

  The primary distinction between Traditional Loans and GAP Loans is the amount of the Pre-sold Primary Contracts required by the Company to have been sold prior to the funding of the loan. Gap Loans have become a popular method of lending in today's competitive financing environment. With Gap Loans, the amount of revenue to be received from the Pre-sold Primary Contracts at the time of funding is less than 100% of the entire loan amount. The difference between the amount of Pre-sold Primary Contracts and the loan amount is the "gap" that future sales of distribution rights must fill in order for the loan to become fully collateralized. From a producer's perspective, Gap Loans have an advantage over Traditional Loans because a producer can arrange financing prior to licensing all of the production's distribution rights. This has allowed producers to determine the time to commence production with more precision and, if the production is perceived favorably after completion but prior to distribution, the producer may be able to generate higher distribution revenues. In connection with evaluating Gap Loans, the Company, after consulting with the applicable Sales Agent, determines what it believes to be the conservative value of the unsold distribution rights in Primary Territories, which generally must exceed the amount of the Gap Loans by 175-200%. As with Traditional Loans, Pre-sold Secondary Contracts relating to Gap Loans are not given any credit by the Company in determining whether to provide a loan, but are used to provide additional collateral.

  The average principal amount of loans made through LHO during the nine months ended September 30, 1997 and the year ended December 31, 1996 was approximately $1.76 million and $1.45 million, respectively.

  In addition to the Company's traditional entertainment lending, the Company also enters into a joint lending agreement in certain instances with a large European bank. In a typical transaction of this type, the Company agrees to provide the loan to a borrower, but the European bank agrees to participate in 50% of the loan, and provides the full amount of the loan at funding. The Company agrees with this bank to buy back 50% of the loan at its maturity and arrange for the issuance of a letter of credit to the bank to support the Company's obligation. The lending bank remits a standby commitment fee to the Company, as well as a percentage of the loan origination fees, interest received on the loan and other fees relating to the Company's 50% interest in the loan.

  The Company also arranges in certain instances for the issuance of letters of credit to third-party lenders located outside the United States. Such letters of credit are secured by, among other assets, rights under the borrowers' Pre-sold Contracts and any unsold distribution rights. The Company receives letter of credit fees and other fees in these transactions. Prior to the Distribution, the Bank issued these letters of credit on behalf of LHO. After the Distribution, these letters of credit are expected to be issued under the Credit Facilities.

  The following sets forth by type of loan the number of loans made by, and letters of credits issued on behalf of, the Company, the aggregate principal amount of such loans at origination and the percentage of gap at origination for such loans, in LHO's portfolio during 1996 and during the first nine months of 1996 and 1997.

                                                      AGGREGATE    PERCENTAGE OF
                                                      PRINCIPAL       GAP AT
                                            NUMBER      AMOUNT      ORIGINATION
                                           OF LOANS AT ORIGINATION     DATE
                                           -------- -------------- -------------
                                                  (DOLLARS IN THOUSANDS)
Traditional Loans
  Year ended December 31, 1996............    18       $20,216          N/A
  Nine months ended September 30, 1996....    14        13,348          N/A
  Nine months ended September 30, 1997....    16        20,141          N/A
Gap Loans
  Year ended December 31, 1996............    21       $35,735         35.7%
  Nine months ended September 30, 1996....    17        25,891         32.9
  Nine months ended September 30, 1997....    29        59,172         46.1
Letters of Credit for Traditional Loans
  Year ended December 31, 1996............     4       $ 2,194          N/A
  Nine months ended September 30, 1996....     4         2,194          N/A
  Nine months ended September 30, 1997....     2         2,254          N/A
Letters of Credit for Gap Loans
  Year ended December 31, 1996............     9       $36,965         30.2%
  Nine months ended September 30, 1996....     7        26,164         22.5
  Nine months ended September 30, 1997....     5        13,208         35.0

  The interest rate charged on most loans made through LHO are variable rates tied to published prime rates. The average margin on such loans during the periods presented above was prime plus 2%. The Company generally does not impose different interest rates for Traditional Loans and Gap Loans. See "-- Fees" below. In certain instances at the request of a borrower, the interest rate is fixed. The average yield on outstanding loans originated through LHO for the year ended December 31, 1996 and for the first nine months of 1996 and 1997 was 14.2%, 14.2% and 15.3%, respectively.

  FEES

  At the time of closing of a loan, the Company is paid a fee by the borrower based on the amount of the loan. For the nine months ended September 30, 1997, the average origination fee on Traditional Loans and Gap Loans was 2.2% and 5.0%, respectively, of the aggregate principal amount of such loans. In certain transactions where extraordinary effort or special creative expertise is required, additional fees are collected from the borrower based on all revenues generated by the particular film or television series. For accounting purposes, fees, net of direct origination costs, are deferred and the resulting revenue is recorded over the life of the loan. Where a transaction includes the issuance of a letter of credit, the borrower is charged an additional fee.

  UNDERWRITING

  The Company's Traditional Loans are based on Pre-sold Primary Contracts from approved distributors in Primary Territories. Primary Territories are principally North American and European industrialized countries, where distributors in such countries have historically complied with the terms of the Pre-sold Primary Contracts. The Company generally lends against 100% of the value of the Pre-sold Primary Contracts and none of the value from Pre-sold Secondary Contracts. Each distributor is also rated on a primary and secondary basis based upon the same criteria used for determining territory status. With respect to Gap Loans, the Company also evaluates the ability of the Sales Agent to sell the borrower's production to distributors.

  The Company's five loan officers, with an aggregate of approximately 65 years of experience in entertainment lending, utilize a variety of criteria to determine whether to make a loan to a potential borrower. The Company does not consider the anticipated success of the production or, for the reasons described below, the creditworthiness of the borrower. Its officers primarily evaluate the risks relating to the ability of the Sales Agent to sell the borrower's product to distributors and the ability of distributors to pay the minimum guarantees relating to distribution rights. The success of the Sales Agents' marketing efforts will ultimately determine the value of the distribution rights through arranging for the execution of the Pre-sold Primary Contracts and the Pre-sold Secondary Contracts. Accordingly, the Sales Agents have a significant influence on the amount of revenue generated from licensing the production and it is this cash flow stream that the Company primarily focuses on when making its lending decision. Sales Agents are particularly important for Gap Loans because Sales Agents work in conjunction with the Company to determine the value of unsold distribution rights. Sales Agents provide the Company with the Pre-sold Primary Contracts prior to execution of loan documentation. The Company's officers examine these contracts in order to ensure that the contract will be sufficient to grant to the Company a first priority security interest with respect to the borrower's rights thereunder, review the payment history to the Company of distributors identified, review the Credit Watch publication of AFMA and its own databases to confirm creditworthiness of the distributor and discuss the selection of the distributors with other Sales Agents. In order to encourage Sales Agents to continue to provide marketing efforts until completion of distribution and to protect the value of the Company's collateral, the Company's loan documentation typically prohibits the payment of any commissions or reimbursements of expenses to the Sales Agents until the Company's loan is repaid in full.

  The Company requires each borrower to produce certain information in determining whether to make a loan. The borrower is typically required to provide the Company, among other things, with (i) a budget identifying all known expenses and costs necessary for production, including salaries of production executives and actors and the cost of the completion bond (which ensures completion of production and licensing rights), (ii) the name of the bonding company, (iii) a drawdown schedule, which describes the production's monetary needs on a weekly basis from pre-production through principal photography, post-production and delivery of the completed product, (iv) the name of the Sales Agent, (v) copies of all existing domestic and international Pre-sold Primary Contracts and Pre-sold Secondary Contracts, (vi) with respect to Gap Loans, the Sales Agent's estimates for all unsold rights and the names of the actors, directors and genre of the production in order to help determine the salability of the production and (vii) the organizational documents of the borrower. The Company typically requires that a borrower be a newly formed corporation established for the sole purpose of producing and distributing a single production in order to limit the potential existing liabilities of such entity and mitigate the circumstances under which the borrower's assets could be combined with an affiliate's assets in the event of a bankruptcy of such other entity. Prior to funding of any loan, the Company requires that a completion guaranty be issued in its favor by the bonding company. See "--General--Completion Bonds."

  The Company does not obtain financial information of the borrower because, as described above, the borrower is a special purpose entity created for production of a particular project. In addition, except with respect to certain U.S. distributors and publicly traded distributors, consistent with customary industry practice, no financial information is obtained with respect to the distributors. The Company attempts to minimize the risk relating to the financial stability of the distributor by providing in its loan documentation that rights to distribute a production are not granted in favor of a distributor until the rights are fully paid for. Accordingly, if a distributor fails to pay to LHO on behalf of the borrower the minimum guarantee of the distribution revenue, any down-payment made by the distributor may be retained by the Company as a loan repayment and the production may be licensed to another distributor approved by the Company in the same territory. In addition, if the distributor defaults on payment and the Company obtains an arbitration ruling to that effect, the distributor will not be allowed to participate in the American Film Market for two years, one of the largest sales markets for motion pictures in the world.

  The Company generally approves loans within 75 days from initial contact with the borrower. All potential loans in excess of $250,000 are submitted to the Loan Administration Committee of the Company for final approval. Loans are initially funded after the loan is approved in approximately one month following completion of loan documentation. Thereafter, loans are funded pursuant to agreed-upon schedules.

  COLLATERAL

  As security for the loan, the borrower grants the Company, among other rights, a first priority security interest in and to the copyright and distribution rights to the film or television production, all rights and property pertaining thereto, all trademarks and trade names, all accounts relating to the production, all cash and cash equivalents derived from or relating to the production and all general intangibles, including all rights under the account receivables on global distributions rights to Primary Territories and Secondary Territories, whether under Pre-sold Contracts or unsold distribution rights. If the Company determines that such collateral is insufficient, the Company may also require additional collateral such as certificates of deposit or require that a letter of credit be issued in its favor. The Company also requires third-party guarantees in limited instances. In certain jurisdictions, in lieu of a loan, the Company arranges for the issuance of a letter of credit in favor of a third-party lender. This letter of credit is similarly secured by, among other assets, Pre-sold Contracts.

  Security interests are perfected by, among other actions, (i) recording with the U.S. Copyright Office and any applicable international jurisdiction mortgages of Copyright and Security Agreements with respect to the underlying literary, musical and dramatic material upon which the production is based and, upon completion of production, the production itself, (ii) filing financing statements in the appropriate jurisdiction, (iii) obtaining notices of assignment and acceptance from account debtors and licensees of the production, including distributors, and (iv) taking possession of certain collateral, such as letters of credit or money.

  All loans are made pursuant to written loan and security agreements. The typical loan and security agreement includes covenants with respect to (i) the establishment of certain reserves for payments to be made to the borrower or third parties, such as the completion bonding company, (ii) restrictions on the use of loan proceeds, (iii) the grant of first priority security interest in and to the assets described above, (iv) the grant to the Company of the right to take over the production of the film or television production and renegotiate distribution agreements upon the occurrence of an event of default, (v) obtaining by a specified date subsequent distribution agreements with acceptable distributors, (vi) restrictions on asset sales, (vii) maintaining proper books and records and (viii) providing the Company with notice of litigation or claims against the borrower.

  If the borrower has debt from other third-party lenders, the Company enters into an intercreditor agreement with such lender which sets forth the relative priority of the lenders to the borrower's assets under certain circumstances and the priority of loan repayment.

  Pursuant to the collective bargaining agreements of the Screen Actors Guild and Directors Guild of America, security interests in the film and its proceeds are customarily granted in the guild's favor to secure the employer's obligations thereunder, including the obligation to make residual payments based on film revenues derived from the designated media. The guilds typically agree to subordinate their liens to the security interests granted to the Company. In addition, if the borrower has pre-existing obligations to third-party creditors which are secured by the assets of the borrower that are being pledged to the Company, the Company obtains a subordination agreement pursuant to which the third-party creditor agrees to subordinate its rights and security interests in the shared collateral to the Company's rights and to not take any action that would interfere with the rights of the Company.

  LOAN SERVICING AND MONITORING

  The Company's lending officers generally review every advance requested on a weekly basis to ensure that the Company is not advancing ahead of the agreed-upon cash flow schedule. The bonding company generally reviews and approves every advance as well. The applicable lending officer also periodically speaks with the producer, bonding company and Sales Agent regarding the progress of the film. The Company's loan documents provide that the Company is not obligated to fund if agreed upon progress on the production has not been achieved by the borrower.

  The Company's officers perform extensive follow-up on every Gap Loan to ensure that the gap is filled (i.e., distribution contracts are generated by the Sales Agent) prior to delivery of the film or television production. Generally, a lending officer will speak to the Sales Agent at least monthly regarding the agent's progress on covering the gap. The loan documentation grants the Company the right to impose certain penalties on the borrower and exercise certain other rights, including replacing the Sales Agent, if sales are not consummated within the appropriate time.

  Loans are repaid principally from revenue received from distribution contracts. In many instances, the distribution contracts provide for multiple payments payable at certain milestones (such as execution of contract, commencement of principal photography or completion of principal photography). The maturity date of the loan generally is three to four months after production in order to permit all payments from distributors to be received within the maturity of the loan. Delivery of the completed production is made to the various distributors that provide minimum guarantees within a short period of time after completion of the production but only after the minimum guarantees have been paid in full.

  MARKETING

  In addition to Mr. Horwitz, five other lending officers of the Company seek new business opportunities. The Company primarily markets its services by soliciting Sales Agents and responding to inquiries from Sales Agents and producers. A significant source of business has been generated from attending film festivals, including three major festivals--the Cannes Film Festival, the Milan Film Festival and the American Film Market, a sales conference sponsored by the AFMA. Representatives of the Company have attended these festivals for the last 16 years. The Company also obtains business from referrals from accountants, lawyers and other professionals in the entertainment industry, advertisement in trade publications and calls to producers and Sales Agents.

  COMPETITION

  The Company faces significant competition in the business of originating entertainment production loans. A significant competitor of the Company's LHO division is the Bank's Entertainment Industries Group. No agreement between the Bank and the Company will exist that restricts the activities of the Bank's Entertainment Industries Group and the Company following the Distribution. In addition, the Bank and the Company will not be prohibited from using confidential information of the other party for its own internal purposes that may have been obtained prior to the Distribution. Several international banks, including Banque Paribas, Films Limited and Coutts Bank, also compete against the Company. Many of these competitors are substantially larger and have considerably greater financial resources than the Company. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates.

  DELINQUENCY AND LOSS

  Loans made through LHO typically provide for periodic repayment at specified intervals throughout the life of a loan. A principal source of repayment is the amounts received under the Pre-sold Contracts, and, as a result, the Company periodically monitors the status of each Pre-sold Contract prior to the maturity of the loan.

  The Company maintains a standard procedure for the collection of the amounts under Pre-sold Contracts. Each lending officer is required to keep a separate file with the standard credit file containing information regarding each Pre-sold Contract, correspondence thereto and any other information necessary for follow-up on the contract's status. Two employees assigned to assist the lending officer use this information to send notices and make telephone calls to obtain payment. If a payment from a particular Pre-sold Contract is late, a lending officer contacts the distributor. If the Company remains in dispute with the distributor, it is subrogated to the rights of the borrower to receive distribution payments and can arbitrate the dispute. If the Company receives a favorable judgment, as mentioned above in "--Underwriting," the distributor would not be permitted to participate at the American Film Market for a period of two years. If necessary for collection, an action to enforce an arbitrator's judgment is to be brought in the country in which the distributor resides.

  The following table sets forth information relating to delinquency levels, charge-off experience and loan loss allowances of LHO with respect to its loan portfolio for the periods indicated below:

                                                                AS OF AND FOR
                                                                  THE NINE
                                         AS OF AND FOR THE      MONTH PERIOD
                                             YEAR ENDED             ENDED
                                            DECEMBER 31,        SEPTEMBER 30,
                                        ----------------------  --------------
                                         1994    1995    1996    1996    1997
                                        ------  ------  ------  ------  ------
                                              (DOLLARS IN THOUSANDS)
   30-59 days past due................. $   --  $   --  $  538  $   --  $  632
   60-89 days past due.................     --      10      --      --      --
   90 or more days past due............    432     488   1,193   1,575      --
   Gross loans outstanding at period
    end................................ 10,717  48,461  45,608  43,184  85,352
   Average loans outstanding for the
    period............................. 20,578  24,469  47,716  48,253  61,407
   Loans charged-off, net..............    160     201     424     332     334
   Allowance for loan losses...........    161     727   1,163   1,101   2,176
   Ratio of loans charged-off, net, to
    average loans outstanding..........   0.78%   0.82%   0.89%   0.69%   0.54%
   Ratio of allowance for loan losses
    to gross loans outstanding
    at period end......................   1.50%   1.50%   2.55%   2.55%   2.55%

  Until 1995, the Company made no Gap Loans. During the first nine months of 1997, approximately 75% of loans made by the Company were Gap Loans. As a result of a change in the type of loan primarily made by the LHO division of the Company, the above information may not be indicative of future loan loss experience. See "Risk Factors--LHO Lending."

CAB

  GENERAL

  The Company is a provider of secured small business loans, the majority of which are guaranteed in part by the Small Business Administration (the "SBA"). The Company offers small business loans to a wide variety of businesses located in California, Nevada and Arizona, including hotels, residential care facilities, beauty salons and restaurants. The Company's small business lending activities are conducted through CAB, a recently formed industrial loan company. As of September 30, 1997 and December 31, 1996, the aggregate outstanding principal amount of the Company's small business loans was approximately $41 million and $28 million, respectively. The aggregate principal amount of loans originated for the nine months ended September 30, 1997 and the year ended December 31, 1996 was approximately $39.0 million and $38.8 million, respectively. CAB's lending activities were previously conducted through the Small Business Lending Division of the Bank, which division began operating in 1993. See "--The SBA Guaranteed Loan Program" below.

  Of loans originated by the Company during the first nine months of 1997, $24.0 million in aggregate principal amount (61%) consisted of the loans guaranteed by the SBA that have been sold in the secondary market, and $15.0 million in aggregate principal amount (39%) consisted of the unguaranteed portion of loans maintained by CAB for its own account. Of these unguaranteed portions of loans, $11.3 million are "companion loans." "Companion loans" are loans made by CAB in conjunction with SBA loans. The companion loans are secured by a first lien on the borrower's assets while the SBA-guaranteed portion of the loan is secured by a second lien on the borrower's assets. As of September 30, 1997, approximately 90% of the Company's SBA loans and companion loans are secured by a first or second mortgage on the real property relating to such loan. Similar to SBA loans, there is an active market for companion loans and the Company generally sells its companion loans for a premium in those markets. For the nine months ended September 30, 1997, the principal amount of loans originated by CAB ranged from $30,000 to $1,130,000, the average principal amount was approximately $450,000, and the maturities ranged from seven years to 25 years. The interest rates of these loans are typically adjustable at some fixed percentage over the prime rate. The weighted average yield of CAB's loans for the nine months ended September 30, 1997 was 12.23%. Total revenue for CAB for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.4 million and $5.0 million, respectively, representing 14.0% and 6.1%, respectively, of the Company's total revenue for such periods. Net income for CAB for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.6 million and $1.2 million, respectively, representing 9.1% and 3.2%, respectively, of the Company's net income for such periods.

  STRATEGY

  The principal element in the Company's small business lending strategy is to increase the amount of loan originations by continuing to market itself as a leading provider of SBA loans on an expedited basis. The Company also plans to expand its SBA lending business outside of the three states in which it currently operates to additional states with growing economies by establishing additional lending offices in these new states. The Company seeks to notify small business borrowers of its lending decision within two days of receipt of a completed loan application. The Company believes that, in a highly competitive small business lending industry, its efficient and expedited approval process will distinguish the Company from some of its competitors and has attracted referrals from mortgage brokers and others that participate in this industry. Despite its expedited review process, the Company maintains strict underwriting guidelines designed to ensure that potential borrowers are eligible under SBA guidelines and meet the Company's credit approval guidelines. See "--Underwriting."

  The Company also believes that significant cross-marketing opportunities exist with clients of ITC and intends to build a private banking business with these clients. The Company intends to offer investment products and expand its non-SBA lending business by offering loans and equity lines to clients of ITC (typically high net worth individuals) secured by the equity in their residences or secured by certain securities held in custody by ITC.

  COMPETITION

  The small business lending business is highly competitive and CAB competes with a variety of banks and non-bank lending institutions, many of which are larger than the Company and have greater financial and other resources, and many of which also participate in SBA-sponsored programs. These other banks maintain larger marketing and sales staff and use a wide variety of marketing strategies, some of which may be too expensive for the Company to conduct. These banks also compete by lowering interest rates and by offering additional credit facilities to small business borrowers, which tactics the Company may not be able to use. CAB will also face significant competition in its private banking business, which may impede its ability to profitably engage in such activities.

  LOAN INFORMATION

  The following table sets forth certain information relating to small business loans originated by the Company during 1996 and during the first nine months of 1996 and 1997:

                                                                         AVERAGE
                                                               AGGREGATE AMOUNT
                                                       NUMBER  PRINCIPAL   PER
                                                      OF LOANS  AMOUNT    LOAN
                                                      -------- --------- -------
                                                         (IN THOUSANDS EXCEPT
                                                         FOR NUMBER OF LOANS)
   SBA Loans:
    "7A" Loans (1)
     Year ended December 31, 1996....................   110     $30,280   $275
     Nine months ended September 30, 1996............    85      21,318    251
     Nine months ended September 30, 1997............    74      27,706    374
    "504" Loans (1)
     Year ended December 31, 1996....................     1     $   700   $700
     Nine months ended September 30, 1996............     1         700    700
     Nine months ended September 30, 1997............     2       1,461    731
   Companion Loans
     Year ended December 31, 1996....................    10     $ 7,812   $781
     Nine months ended September 30, 1996............     9       6,812    757
     Nine months ended September 30, 1997............    12       9,861    822

--------
(1) See "--The SBA Guaranteed Loan Program" below for a description of "7A" and "504" Loans.

  SALES IN THE SECONDARY MARKET

  CAB sells the guaranteed portion of all of its SBA loans to financial institutions or broker-dealers for their investment or resale. CAB generally retains the unguaranteed portion of the SBA loans, including its companion loans. SBA guidelines also require that the Company maintain at least 10% in aggregate principal amount of SBA loans. During 1996 and the first nine months of 1997, of the SBA loans sold, the Company sold 100% of the guaranteed portion of such loans. Investors in the guaranteed and unguaranteed portions of SBA loans and CAB (with respect to the unguaranteed portion retained) share ratably in all principal collected from the borrowers with respect to the loans. In order to facilitate the sale of the guaranteed portions of the SBA loans, the SBA has contracted with Colson Services Corp. to serve as the exclusive Fiscal and Transfer Agent (the "FTA") for the guaranteed portion of SBA Loans sold in the secondary market. The guaranteed portions of SBA loans are converted by the FTA to registered government-guaranteed certificates and the certificates are sold by CAB to investors to yield a variable rate that adjusts relative to the prime rate. CAB collects payments from borrowers and remits to the FTA amounts due to investors. The FTA then remits such amounts to the investors and administers the transfer of SBA-guaranteed interests of SBA Loans from one investor to another.

  CAB is generally able to sell the SBA-guaranteed portions of its loans at a premium due to the term of the underlying loan and the normally superior rate of return as compared to other investment paper backed by the full faith and credit of the United States Government. The amount of the premium obtained by CAB is based upon the interest rate and term of the loan, and the service fee to be received by CAB from the purchaser. Because CAB typically charges the maximum allowable adjustable interest rate and, historically, has received a 1% servicing fee, the amount of the premium obtained by CAB varies directly as a function of a loan's term. The secondary market for the SBA-guaranteed portion of loans is active and provides an immediate source of funding for CAB's loan origination activities. Normally, immediately prior to or upon closing a loan, CAB solicits bids from several or more investors who create and maintain the secondary market. There are numerous investors in this market and CAB's ability to sell in the secondary market is not dependent on any one or several of such investors. The SBA-guaranteed portions of CAB's loans are generally sold within five to ten days following the closing of a loan. For the year ended December 31, 1996 and the first nine months of 1997, CAB has obtained an average premium of approximately 9% upon the sale of the SBA-guaranteed portion of their loans. CAB is required under the SBA guidelines to pay to the SBA one-half of any premium in excess of 10% upon the sale of the SBA-guaranteed portion of the loans. The premium received in connection with the sale of loans is deemed completely earned once the borrower has made its first three monthly payments. Subsequent default and/or liquidation of the loan would not require CAB to return to the purchaser any premium paid. The premium paid on loans that default prior to the third monthly payment must be repaid to the purchaser of the loan and cannot be recouped from the liquidation proceeds of the defaulted loan.

  After CAB sells the SBA-guaranteed portion of the loan in the secondary market, CAB generally services the SBA-guaranteed portion of the loan for an annual fee. Although the fee is subject to negotiation, the regulatory minimum and the typical fee received by CAB for servicing these loans is equal to 1% of the principal amount of the SBA-guaranteed portion of the loan. CAB is required to pay to the SBA a portion of the annual servicing fee it receives equal to 4/10 of 1% of the outstanding principal amount of the SBA-guaranteed portion of loans closed subsequent to August 31, 1993.

  FUNDING

  The initial source of funding for CAB's lending operations will be secured borrowings made under the Credit Facilities. On a longer-term basis, the primary source of funding for CAB's lending operations and any other investments is expected to be CAB investment certificates, which are insured by the FDIC to the extent permitted by law, and are hereinafter referred to as "deposits." CAB intends to obtain the majority of its deposits in the form of term investment certificates (functionally equivalent to certificates of deposit) that pay fixed rates of interest for periods ranging from three months to five years. CAB intends to emphasize certificates with terms of three months to one year as part of its asset liability management efforts. The rates a depository institution must pay for the acquisition of deposit accounts generally are affected by prevailing interest rates and economic conditions, and by competitive forces applicable to banks and other depository institutions as well as nondepository financial institutions such as stock brokerage firms. Deposit accounts reprice on a frequent basis; however, certificates of deposit, because they are issued for a fixed term, reprice less frequently than many other deposit accounts. Nevertheless, the certificates of deposit and other deposit accounts issued by the Company through CAB may be more interest-rate sensitive than the Company's assets. Because of the high level of competition between banks and other depository institutions for deposit accounts, including certificates of deposit, these funding sources are considered volatile funding sources. When interest-bearing liabilities such as deposit accounts reprice more quickly than interest-earning assets, a significant increase in market rates of interest could result in a corresponding decline in the Company's net interest income. CAB will also offer variable rate passbook accounts. CAB's strategy with all deposit accounts will be to offer rates above those customarily offered by competing banks and savings and loans. CAB expects to initially build its deposit base by participating in deposit rate surveys which list the higher rate paying insured institutions, periodically advertising in various local market newspapers and other media, and selectively using a limited network of deposit brokers. In addition to these strategies, CAB expects to maintain and expand its deposits by relying on renewals of term accounts by existing depositors as it builds its deposit base. CAB intends to open few branches and will not provide demand checking accounts, ATM service, safe deposit boxes, money orders, trust services and various other retail banking services. CAB believes that the higher cost associated with increased interest rates on its products will be offset by the reduced staffing and overhead costs resulting from maintaining fewer branches and offering fewer products and services than the majority of competing depository institutions. CAB believes that implementation of this deposit-gathering strategy will produce a stable and reliable funding source, and that the costs of funds resulting from CAB's deposit-gathering strategy will be comparable to those of other industrial loan companies pursuing a similar strategy. CAB expects, however, to compete for deposits primarily on the basis of rates and, accordingly, CAB could experience difficulties in attracting deposits if it could not continue to offer deposit rates at levels above those of competing banks and savings institutions.

  CAB also expects to use advances from the Federal Home Loan Bank of San Francisco ("FHLB") and other lines of credit as funding sources. CAB has applied to become a member of the FHLB System and expects to be approved for borrowings from the FHLB pursuant to a secured line of credit, the available amount of which will be adjusted pursuant to FHLB regulations based on collateral eligible and available for pledge.

  UNDERWRITING

  The lending process typically includes five stages: (i) CAB analyzes and approves or denies a loan application, (ii) if the loan is to be made under the SBA's Certified Lender program, the loan application is forwarded by CAB to the SBA, (iii) the loan is closed, (iv) with respect to SBA loans, the SBA-guaranteed portion of the loan is sold in the secondary market by CAB while the unguaranteed portion of the loan generally is retained by CAB and (v) CAB services the loan for its stated duration unless the loan is paid in full or foreclosed at an earlier date.

  Generally, the loan application process begins with an initial telephone call or meeting between the potential borrower and a CAB officer. CAB currently has no formal marketing, promotion or advertising program. Its business is generally developed through the individual marketing efforts of its personnel and referrals from mortgage brokers and real estate agents. The potential borrower is preliminarily screened for eligibility and creditworthiness. If the loan officer determines that the potential borrower possesses certain minimum criteria, a detailed application is submitted by the applicant and reviewed on an expedited basis by CAB. In most instances, the applicant is informed of the lending decision within two days of receipt of the application. The Company believes that this expedited review process provides it with a competitive advantage over other SBA lenders. CAB requires a loan-to-value ratio ranging from 70% to 100%. After acceptance of the application, a loan officer is assigned to perform an underwriting analysis of the loan and a field visit is arranged. Depending on the size of the loan, it may then be reviewed by a second loan officer for approval. If approved, a commitment letter is issued to the applicant. If the loan is made under the SBA's Preferred Lender program, CAB does not need to seek SBA approval. If the loan is made under the SBA's Certified Lender program, the potential loan is forwarded to the SBA for its approval. A loan guaranty authorization and certain proposed closing documents, including the form of note and SBA guaranty, are forwarded to CAB by the SBA.

  After the SBA has issued its loan guaranty authorization, relevant loan materials are prepared and the closing is scheduled. Loan documents include all appropriate security instruments, including deeds of trusts, and contain affirmative covenants that require submission to CAB of periodic financial information of the borrower and negative covenants that impose limitations on certain activities of the borrower (i.e., asset sales, debt incurrence, dividends).

  SERVICING

  CAB services substantially all of the SBA loans it originates. Servicing includes collecting payments from borrowers and remitting payments to investors including, with respect to the guaranteed interests, to the FTA (after deducting applicable servicing fees), accounting for principal and interest, contacting delinquent borrowers and supervising loan liquidations. CAB's loan operation center in Inglewood, California processes all loan collections. CAB's quality control staff members review loan files to confirm that the loans are originated and maintained in accordance with its requirements and applicable SBA regulations.

  If an SBA-guaranteed loan becomes more than 60 days past due, the FTA, on behalf of the purchasers of the SBA-guaranteed portion of the loan, serves notice on the SBA to purchase from the holders the SBA-guaranteed portion of such loan. Thereafter, the SBA may elect to service the loan for its own account or, more typically, will elect to continue to retain CAB to service the loan, usually at a service fee less than that received by CAB from the purchaser in the secondary market.

  The following table sets forth certain information relating to SBA loans serviced by CAB:

                                               AS OF DECEMBER  AS OF SEPTEMBER
                                                     31,             30,
                                               --------------- ----------------
                                                1995    1996    1996     1997
                                               ------- ------- ------- --------
                                                    (DOLLARS IN THOUSANDS)
   Number of loans serviced...................     198     293     266      363
   Total principal amount of Company's loan
    portfolio................................. $22,563 $28,084 $30,583 $ 43,959
   Total principal amount of loans sold....... $36,005 $57,362 $46,094 $ 75,151
   Total principal amount of loans serviced... $58,568 $85,446 $76,677 $119,110

  DELINQUENCY, LOSS AND PREPAYMENTS

  If payment is not received within ten days of the due date, the Company sends a delinquency notice. Servicing personnel begin contacting delinquent borrowers approximately 30 days after the due date, depending on the size, age and past history of the loan. Loans that are chronically delinquent receive additional attention, either with multiple telephone calls or in-person communication. When the loan becomes approximately 60 days past due, the Company sends a demand notice requiring payment in full within ten days of the date of such notice. When the loan becomes 90 days past due or prior to that time if loan officers so determine, the loan file is transferred to a loan collection/workout specialist. This specialist reviews the Company's collateral and updates appraisals, credit reports and property profiles to determine, among other things, if there are lenders junior to the Company and to prepare a workout strategy. If possible, this specialist will work out a payment program with the borrower and/or restructure the loan. The Company commences foreclosure proceedings as a last resort. In these proceedings, collateral is repossessed and sold, and a claim is made to the SBA for any shortfall.

  The SBA will pay the guaranteed portion of the principal balance, together with accrued interest covering a period generally not to exceed 120 days. The liquidation of a defaulted loan is governed by an agreement among the SBA, CAB and the borrower. The proceeds of any liquidation of collateral securing the loan or other collections made on the loan are shared by the SBA and CAB in accordance with their respective interest in the loan. With the approval of the SBA, CAB normally proceeds to liquidate the loan, and the SBA and CAB bear the costs of collection efforts in accordance with their respective interests in the loan.

  The following table sets forth information relating to delinquency levels, charge-off experience and loan loss allowance of CAB with respect to its loans held for investment for the periods indicated (1):

                                                                AS OF AND FOR
                                                                  THE NINE-
                                        AS OF AND FOR THE       MONTH PERIOD
                                              YEARS                 ENDED
                                       ENDED DECEMBER 31,       SEPTEMBER 30,
                                       -----------------------  --------------
                                       1994     1995     1996    1996    1997
                                       -----   ------   ------  ------  ------
                                            (DOLLARS IN THOUSANDS)
   30-59 days past due................ $ 262   $1,731   $1,369  $  810  $  513
   60-89 days past due................    --      336      350      85   1,367
   90-119 days past due (2)...........    --      223       --     608      44
   120 days or more past due (2)......    --       --      914   1,037     428
   Gross loans held for investment at
    period end........................ 7,726   19,915   22,553  24,922  39,244
   Average loans held for investment.. 4,133   13,649   21,632  20,477  29,093
   Allowance for loan losses..........   139      421      575     636   1,001
   Loans charged-off (recoveries),
    net...............................   (68)      (1)      52      43      73
   Ratio of loans charged-off
    (recoveries), net, to average
    loans held for investment......... (1.65)%  (0.01)%   0.24%   0.21%   0.25%
   Ratio of allowance for loan losses
    to unguaranteed portion of SBA
    loans at period end...............  1.80 %   2.11 %   2.55%   2.55%   2.55%

--------
(1) Because the Company's small business lending segment commenced operations within the Bank in 1993, many of the loans in the Company's small business loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with these loans. See "Risk Factors--CAB Lending."

(2) The Company discontinues accruing interest on loans, other than SBA guaranteed loans, whenever the payment of interest or principal thereof is 90 days past due or earlier if such interest is deemed uncollectible. The Company discontinues accruing interest on SBA guaranteed loans whenever the payment of interest or principal thereof is 120 days past due or earlier if such interest is deemed uncollectible.

  Due to a variety of circumstances relating to the borrower's business or personal matters, certain loans made by CAB are repaid, in part or in their entirety, on an accelerated basis. These prepayments generally arise from excess cash generated by the borrower's operations, cash from the proceeds of the sale of the borrower's business or personal real estate or the liquidation of other business assets. During the year ended December 31, 1996, and for the nine months ended September 30, 1997, CAB collected approximately $0.5 million and $0.7 million respectively, in partial or complete loan prepayments, which approximates the normal rate of historical prepayments that CAB has experienced in recent years.

  THE SBA GUARANTEED LOAN PROGRAM

  The SBA, headquartered in Washington, D.C. and operating through 10 regions throughout the United States, offers financial assistance to eligible small businesses in the form of partial government guarantees on loans made to such businesses by qualified participating lenders such as CAB under the SBA's guaranteed loan program. In order to be eligible for an SBA loan, a business generally must be operated for profit and, depending on the industry of the potential borrower, must maintain specified limitations on numbers of employees or annual revenues.

  The SBA administers three levels of lender participation in its general business loan program, pursuant to Section 7(a) of the Small Business Act of 1953, as amended, and the rules and regulations promulgated thereunder. Under the first level of "Section 7(a)" lender participation, commonly known as the Guaranteed Participant Program, the lender gathers and processes data from applicants and forwards it, along with its request for the SBA's guaranty, to the local SBA office. The SBA then completes an independent analysis, and makes its decision on the loan application. SBA turnaround time on such applications can vary greatly, depending on its backlog of loan applications.

  Under the second level of lender participation, known as the Certified Lender Program, the "Certified Lender" gathers and processes the application and makes its request to the SBA, as in the Guaranteed Participant Program procedure. The SBA then performs a review of the lender's credit analysis on an expedited basis, which review is generally completed within three working days. The SBA generally requires that lenders originate loans meeting certain portfolio quality and volume criteria before authorizing lenders to participate as Certified Lenders. Authorization is granted on an SBA district-by-district basis.

  Under the third level of lender participation, known as the Preferred Lender Program, the lender has the authority to approve a loan and to obligate the SBA to guarantee the loan without submitting an application to the SBA for credit review. The lender is required to notify the SBA of the approved loan, along with the submission of pertinent SBA documents. The standards established for participants in the Preferred Lender Program, the SBA's highest designation, are more stringent than those for participants in the Certified Lender Program. CAB has been named a Preferred Lender by the SBA in all of the SBA loan markets in which it competes. Most of CAB's SBA Loans are currently originated under the Preferred Lender Program. The Company, however, is required by SBA guidelines to originate loans made to certain borrowers, including loans being used to finance a nursing home, under the Certified Lender program.

  With respect to loans made prior to October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, the SBA guaranteed loans of $155,000 or less up to 90%, and loans in excess of $155,000 with terms of less than 10 years up to 85%. For loans in excess of $155,000 with terms greater than 10 years, the maximum guaranty was 75%. Under the Preferred Lender Program, the maximum guaranty was 70%. With respect to loans made on or after October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, the SBA guarantees loans of $100,000 or less up to 80% and all other loans have a maximum guaranty of 75%. The SBA's maximum guaranty per borrower under all three programs is $750,000, with certain exceptions. In the event of a default by the borrower, any losses resulting therefrom are shared pari passu between CAB and the SBA. If the SBA establishes that any resulting loss is attributable to substantial deficiencies in the manner in which the loan was originated, documented or funded by CAB, the SBA may seek recovery of funds from CAB.

  Approximately 99% of SBA loans originated by CAB as of September 30, 1997 are "7A" loans for purposes of the SBA programs described above. The remaining SBA loans made by CAB are "504" loans for purposes of SBA guidelines. "504" loans are loans made for fixed-asset projects, such as purchasing land and improvements, construction, modernizing or converting existing facilities and purchasing machinery and equipment. Loans under this program cannot be used for working capital or inventory or repaying debt. The borrower must provide at least 10% of the equity for the financing. Under a typical "504" loan, CAB makes a loan for 50% of the principal amount, which is secured by, among other assets, a first priority mortgage on the underlying property (the "Base Loan") and the remaining amount of the loan is provided by CAB as a short-term loan with a maturity of up to 90 days (the "Bridge Loan"). The Bridge Loan is typically repaid by the borrower with proceeds received from a bond issuance by a certified development company, a not-for-profit corporation established to create and issue debt securities that are fully guaranteed by the SBA. The debt securities are sold to institutional investors. CAB generally sells Base Loans to institutional investors in private transactions. Those loans may be sold in their entirety with servicing released, or they may be sold with servicing retained by CAB.

  SBA loans are written at variable rates of interest which generally are limited by SBA guidelines. With respect to loans with maturities under seven years, the maximum rate is 225 basis points over the lowest prime lending rate published in The Wall Street Journal, and with respect to loans with maturities in excess of seven years, the maximum rate is 275 basis points over the lowest prime lending rate published in The Wall Street Journal, in each case as adjusted on the first day of each calendar quarter. In general, SBA loans made by CAB bear the maximum interest rate allowed within SBA guidelines, and adjust on a quarterly basis.

  GOVERNMENT REGULATIONS

  The level of SBA funding for the Guaranteed Loan Program is subject to the Federal budgeting process for each fiscal year ending September 30 ("Federal Fiscal Year"). Accordingly, the availability of funds for SBA guarantees could increase or decrease each year. The actual usage of funds for the 11 months ended August 31, 1997 was $8.4 billion for the Preferred Lender Program in which CAB principally participates as compared to $7.3 billion and $7.8 billion of actual usage of funds for the Federal Fiscal Years ended September 30, 1996 and 1995, respectively. In 1995, SBA funding was temporarily halted after Congress failed to approve a new federal budget. See "Risk Factors-- Dependence of Small Business Lending Operations on SBA Programs."

  The qualification of a lender to participate in the SBA Preferred Lender Program is subject to termination by the SBA based on objective criteria, at its election, on ten days' notice. Management of CAB has no reason to believe that its license to participate in the program will be terminated (and management is not aware of any such termination by the SBA of the qualification of any other similar small business lending company).

  See "--Regulatory Matters" below for additional information relating to state and federal regulations applicable to CAB's operations.

TRUST SERVICES

  GENERAL

  The Company, through its wholly owned subsidiary, Imperial Trust Company ("ITC"), provides a full array of investment management and fiduciary services to individual investors, corporations, benefit plans and foundations. These services include investment management, personal trust services, custody services and trust administration of employee benefit plans. At September 30, 1997 and December 31, 1996, the Company maintained total assets under administration of approximately $8.8 billion and $7.5 billion, respectively. ITC was the fourteenth largest licensed trust company in California at September 30, 1997 based on assets under administration. ITC is headquartered in Los Angeles and maintains branch offices in Costa Mesa and San Francisco. Total revenue for ITC for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $6.2 million and $8.1 million, respectively, representing 19.5% and 10.0%, respectively, of the Company's total revenue for such periods. Net income for ITC for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $0.7 million and $1.1 million, respectively, representing 11.0% and 2.8%, respectively, of the Company's net income for such periods.

  The Bank purchased ITC's trust business in 1981 and formerly operated under the name "Trust Company of California." Since 1986, the Company's assets under administration have increased ten-fold from $790 million at December 31, 1986 to $8.8 billion at September 30, 1997. The Company's growth has been derived primarily from the development of long-term relationships with clients and increasing referrals from attorneys and financial advisors specializing in trust services, as well as selective acquisitions.

  The following table sets forth certain financial and asset information relating to ITC's trust businesses:

                                                                     FOR THE NINE
                                   FOR THE YEAR ENDED                MONTHS ENDED
                                   DECEMBER 31, 1996              SEPTEMBER 30, 1997
                             ------------------------------ ------------------------------
                                                (DOLLARS IN THOUSANDS)
                             GROSS REVENUE  GROSS REVENUE % GROSS REVENUE  GROSS REVENUE %
                             -------------- --------------- -------------- ---------------
   Custodial...............    $    2,631          34%        $    2,176          37%
   Multi-Employer..........         1,578          20              1,144          20
   Employee Benefit........         1,496          19              1,164          20
   Personal Trusts.........         1,251          16                887          15
   CD Custodial............           788          11                471           8
                               ----------         ---         ----------         ---
   Total...................    $    7,744         100%        $    5,842         100%
                               ==========         ===         ==========         ===
                                  AT DECEMBER 31, 1996          AT SEPTEMBER 30, 1997
                             ------------------------------ ------------------------------
                              ASSETS UNDER                   ASSETS UNDER
                             ADMINISTRATION     ASSET %     ADMINISTRATION     ASSET %
                             -------------- --------------- -------------- ---------------
   Custodial...............    $2,953,022          39%        $3,537,214          40%
   Multi-Employer..........     3,420,178          45          3,986,322          45
   Employee Benefit........       690,278           9            769,617           9
   Personal Trusts.........       418,689           6            462,467           5
   CD Custodial............        50,187           1             28,825           1
                               ----------         ---         ----------         ---
   Total...................    $7,532,354         100%        $8,784,445         100%
                               ==========         ===         ==========         ===

  STRATEGY

  The principal element of the Company's growth strategy for its trust business is to increase market share by identifying and developing competencies in market niches, such as targeting "middle market" money managers that manage assets in the $50 million to $1 billion range. The Company believes that its size relative to some of its larger competitors allows it to provide a high level of customer service by tailoring accounts to individual needs, and this added flexibility allows it to readily adapt to new market niches. In addition, this high level of customer service has enabled it to develop strong, long-term relationships with its clients.

  The Company typically solicits clients who fall in a "middle-market" category. The Company believes the assets of these clients generally are too small to be serviced properly by the large trust companies, but too large for mutual funds and other providers of limited investment services. The Company also intends to develop business by targeting potential clients that frequently require an independent third party, such as clients that use escrow agents and shareholder recordkeeping services.

  The Company also intends to expand significantly its personal trust area, which provides private banking and trust services to high net-worth individuals in rapidly growing areas of wealth concentration. The Company believes that there is a significant untapped market among aging baby boomers and their parents who, following significant wealth-accumulation during the 1990's, are in need of estate planning and asset management services. The Company intends to solicit these potential clients and others, including small regional banks that do not provide trust or asset management services to their clients, by organizing a new California chartered trust company to be named the Crown Private Trust Company ("CPT") that will act principally as a marketing arm to develop trust accounts. The Company intends to have the staff members of CPT develop relationships by actively soliciting potential clients and their advisors, such as attorneys and accountants. The Company expects that CPT will employ asset managers that will provide asset management services for a fee based on the amount of assets managed. The Company also intends to offer CPT's clients private banking services in conjunction with CAB.

  In addition to internal growth as described above, the Company intends to make selective acquisitions that would complement the Company's existing trust services and provide additional profit opportunities and support services. The Company has no current arrangements for such an acquisition and there can be no assurance that suitable acquisition candidates will be located or that financing for such acquisitions will be available.

  CUSTODIAL SERVICES AND EMPLOYEE BENEFIT TRUST SERVICES

  The Company provides custodial services to individual clients of money managers by holding their securities and cash and performing administrative services relating thereto, including wire transfer and settlement procedures for securities transactions. Most of the Company's clients are located in California and include trustees of personal trusts, foundations, IRA holders and escrow parties. These clients are typically referred to the Company by money management institutions whose assets range from less than $100 million to over $2.5 billion in assets under management. Due to regulatory constraints, money managers typically do not maintain custody of their client's securities. The Company and the money manager each generate separate periodic reports to the client.

  The Company also provides trust and custody services to labor unions and employee stock ownership plans ("ESOPs") and employee benefit plans. Account sizes of these clients are typically larger than individual clients. The average account size for union clients and employee benefit plan clients as of September 30, 1997 was approximately $30 million and $1.5 million, respectively. Although the margin for custodial services to labor unions is lower than the margin for custodial services for individuals, the Company's operating and processing systems are well-suited for handling larger-sized accounts at a small incremental cost, which allows the Company to profitably compete for this business. In addition to the services described above, services provided to employee benefit plans include issuing checks to employees representing distributions from the plan accounts and acting as fiduciaries for ESOPs.

  The Company typically charges custodial service clients annual fees based on the market value of the assets under administration and a fee per security transaction processed on their behalf. These fees generally are deducted from the client's account on a quarterly basis. Union clients generally receive a guarantee from the Company not to raise its fees for a specified period of years.

  The Company also provides certificate of deposit ("CD") custody services for a variety of clients of CD brokers. The Company purchased this business under very favorable terms in 1994 from the FDIC. A CD broker acts on behalf of credit unions, trustees of IRAs and individuals and attempts to locate the most favorable CD interest rates then available at financial institutions throughout the United States. A CD broker then aggregates monies invested by its clients and purchases a jumbo CD on their behalf. The Company receives a fee of between 1% and 2% of the return on the CD. The Company does not intend to expand this line of business and does not accept new accounts.

  The Company believes that its processing systems enable it to provide a high quality and extremely reliable product. The Company uses a processing system and several additional optional modules that have been customized by SEI Investments for the Company's trust services business. The system interfaces include the Depository Trust Company, a securities clearing agency, correspondent banks for foreign securities settlements and several pricing vendors and portfolio management systems.

  PERSONAL TRUST SERVICES

  The Company's personal trust business includes general trust services, private banking, estate administration and asset management. The Company also provides certain other demand services to its clients, such as the preparation of trust tax returns. Clients typically engage the Company as trustee for an inter vivos (living) trust, as agent for managing their individual portfolios, as executor of estates or as escrow agent. In addition, the Company may be engaged as trustee or asset manager for various types of assets, including real estate.

  The Company offers a variety of accounts tailored to the needs of its clients. These accounts include managed account services, which are full service trust accounts with investment discretion, directed trust accounts, where the Company has no investment discretion and acts only upon the direction of the client, investment management agency accounts, where the Company acts only in agency capacity, and distribution trust accounts, where the Company distributes assets of inter vivos trusts to beneficiaries upon the death of the creator of the trust. For each of the accounts, the Company charges annual fees based on the amount of assets under administration. For its real estate management services, the Company receives a monthly fee. The Company also charges a fee for certain ancillary services, including securities transactions, purchases of insurance and wire transfers.

  MARKETING

  The Company generates most of ITC's business through referrals from existing clients, attorneys, money managers, investment consultants and personnel of the Bank. The Company pays a referral fee to such persons based on the new client's first-year fees to ITC.

  COMPETITION

  There are a significant number of competitors in each of the principal trust service areas engaged in by the Company. Competitors include regional and national banks and discount brokerage houses, many of which are larger organizations than the Company and have greater resources. As described above, the Company attempts to gain a competitive advantage over its larger competitors by providing high-quality customer service and customizing services for individual relationships.

IMPERIAL CREDIT INDUSTRIES, INC.

  As of September 30, 1997, the Company owned approximately 23.5% of the common stock of ICII, a diversified specialty finance company whose businesses complement those of the Company. ICII offers, principally through its subsidiaries, financial products such as non-conforming residential mortgage banking (non-conforming single family mortgage loans), commercial mortgage banking (franchise loans and income property loans), business lending (equipment leasing, asset-based financing and loan participations) and consumer loans (sub-prime auto loans, home improvement loans and other consumer credit). The majority of ICII's loans and leases are sold in the secondary market through securitizations and whole loan sales. During the nine months ended September 30, 1997 and the year ended December 31, 1996, ICII generated total revenues of $163.3 million and $256.9 million, respectively. Total revenue related to the Company's ownership of ICII stock for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $16.6 million and $64.1 million, respectively, representing 52.6% and 79.0%, respectively, of the Company's total revenue for such periods. Net income related to the Company's ownership of ICII stock for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $4.5 million and $35.1 million, respectively, representing 70.0% and 90.7%, respectively, of the Company's net income for such periods.

  ICII was capitalized in January 1992 when the Bank contributed to ICII the assets and certain liabilities of its mortgage banking division and all of the outstanding stock of Southern Pacific Bank, formerly known as Southern Pacific Thrift and Loan Association ("SPB"). In May 1992, ICII completed an initial public offering of its common stock, thereby reducing the Bank's ownership of ICII common stock from 100% to 72.4%. As a result of public and private dispositions of ICII common stock by the Bank, an underwritten primary offering by ICII of additional shares of its common stock and the exercise of ICII employee stock options, the Bank's ownership interest in ICII was reduced to approximately 23.5% of the outstanding ICII common stock as of September 30, 1997.

  The Company is currently the largest shareholder of ICII. It is the present intention of the Company to maintain its ownership interest in ICII at or about current levels, although the Company cannot prevent additional issuances of common stock of ICII that could dilute the Company's ownership. If the Company's ownership were to fall below 20%, the Company would no longer be able to account for its ownership under the equity method. This could adversely affect the Company's results of operations. See "Risk Factors-- Negative Impact on Earnings Should Ownership Level of ICII Stock Be Reduced; Substantial Dependence on ICII-Related Revenue" and Note 11 to the Company's Historical Combined Financial Statements included elsewhere in this Information Statement. According to ICII's 1997 proxy statement for its annual meeting of shareholders, no other shareholder beneficially owns in excess of 7.5% of the ICII common stock.

  Three members of the Company Board are also officers and/or directors of ICII and, as such, are in a position to significantly influence the management and policies of ICII. H. Wayne Snavely is the Chairman of the Board, President and Chief Executive Officer of ICII. Mr. Snavely was associated with Bancorp and the Bank from 1975 through 1992 in a variety of senior management positions, and currently serves as a director of the Bank and Bancorp. G. Louis Graziadio, III, the Co-Chairman of the Company Board, Chief Executive Officer of the Company and a director of Bancorp, and Perry Lerner have been directors of ICII since 1992. See "Management."

  The Company acquired its ownership interest in ICII as a capital contribution from the Bank. The Bank contributed the ICII stock to the Company in order to address concerns expressed by the Federal Reserve Board with respect to the permissibility of Bancorp's continued ownership of such stock under the BHCA (see "--Regulatory Matters" and "The Transactions--Background and Reasons for the Distribution") and to provide the Company with financing flexibility for its ongoing operations. The Company believes its ownership of the ICII common stock will provide the Company with financing flexibility by enabling the Company to obtain financing at attractive rates that would not otherwise be available to the Company. The Company intends to pledge its ICII shares as collateral for margin loans under the Credit Facilities. The Company intends to use the proceeds of such loans for working capital purposes. See "Credit Facilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  ICII has not historically paid, and has publicly reported that it does not anticipate paying, cash dividends on ICII common stock. Accordingly, the Company does not, and does not expect to, derive any dividend income from its ownership interest in ICII.

  Potential Applicability of the Bank Holding Company Act. ICII has advised the Company that the business operations of SPB are such that it is not a bank for purposes of the BHCA. The Company, however, does not control the business operations of SPB. In the event of changes in the business operations of SPB, such as the issuance by SPB of demand deposit accounts, the Company could become a bank holding company subject to the BHCA. In the event the Company were determined to be a bank holding company, it would be prohibited by the BHCA, except in certain statutorily prescribed instances, from retaining or acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company, and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. The Company, subject to the prior approval of the Federal Reserve Board, would be permitted to engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board would be required to consider whether the performance of such activities by the Company or its affiliate could reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

  The Federal Reserve Board may require that a bank holding company terminate an activity or terminate control of or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate certain provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company would be required to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities. Further, the Company would be required by the Federal Reserve Board to maintain certain levels of capital.

  Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiaries, including, when necessary, the use of its resources to assist its subsidiary banks, and may not conduct its operations in an unsafe or unsound manner. A bank holding company's failure to meet the foregoing obligations may be considered an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

REGULATORY MATTERS

  LHO

  The California Usury Law. The Usuary Law limits the rate of interest at which loans may be made. However, the Usury Law also identifies a number of persons who, by virtue of licensing by federal or state authorities, are exempt from its interest rate limitations. Such exempt lenders include, among others, commercial banks, industrial loan companies and certain other licensed persons designated by state law. The CFL Law expressly states that it is the intent of the legislature that CFL licensees be included within the class of lenders exempt from the Usury Law. As a CFL licensee, the Company, acting through the LHO division, is exempt from the application of the Usury Law, subject to the CFL Law.

  California Finance Lender License. CFL licensees are lenders who are commonly known as "finance companies." Their sources of funds to conduct lending activities generally come from their own capital and earnings and from lines of credit and other borrowings. CFL licensees do not take deposits or sell or issue insured or guaranteed debt instruments, such as certificates of deposit or thrift certificates.

  Under the CFL Law, "charges" include the aggregate interest, fees, bonuses, commissions, brokerage, discounts, expenses and other forms of costs charged, contracted for, or received by a CFL licensee or any other person in connection with the investigating, arranging, negotiating, procuring, guaranteeing, making, servicing, collecting and enforcing of a loan. The CFL Law imposes no limits on the "charges" that a licensee may receive on commercial purpose loans, provided that the loan is in the amount of $5,000 or more and further provided that the terms of the loan are not otherwise unconscionable. All of the loans made through LHO will be commercial purpose loans in excess of $5,000 and the Company expects that all of such loans will be made at interest rates and on terms which are competitive and permissible under the CFL Law. The CFL Law does not attempt to restrict or regulate the structure or terms of commercial loans, such as rate of amortization, duration or term of the loan, interest rates, loan fees or collateral. The CFL Law provides that commercial loans may be secured by either real or personal property, or both, or they may be unsecured. Moreover, because the loans made through LHO are commercial purpose loans in excess of $5,000, several provisions of the CFL Law and the regulations of the DOC thereunder will not be applicable to the lending operations of LHO. Commercial purpose

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

loans are not subject to many consumer-protection oriented laws and regulations, such as the federal Truth in Lending Act and Regulation Z of the Federal Reserve Board promulgated thereunder.

  CFL licensees are expressly permitted to sell the loans they make and any loans they may purchase from other CFL licensees to institutional investors, which include governmental entities and instrumentalities, banks, trust companies, savings and loan associations, industrial loan companies, finance companies, insurance companies, pension and profit-sharing funds, any corporation with outstanding securities registered under Section 12 of the Exchange Act or any wholly owned subsidiary thereof and any syndication or combination of the foregoing organized to purchase such loans. Any of such institutional investors may also establish a trust or other business entity for the purpose of issuing undivided interests in, the right to receive payments from, or that are payable primarily from, a pool of financial assets held by the trust, subject to certain requirements.

  Pursuant to broad regulatory powers granted under the CFL Law, the DOC periodically conducts on-site examinations of CFL licensees' books, records and operations to insure continuing compliance with the CFL Law and regulations. The DOC also has powers to investigate possible violations of the CFL Law and enforcement powers to ensure compliance with the CFL Law, including the power to revoke or suspend licenses, issue cease and desist orders and take other remedial actions against CFL licensees and others violating the CFL Law. Certain proposed changes subsequent to the issuance of the CFL license, such as changes in management personnel and ownership, may require the prior consent of or notice to the DOC. The cost of regular or special examinations by the DOC are charged to the licensee. The overall costs of the DOC to administer the CFL Law are charged to the industry through an annual assessment which is proportionally charged to each licensee based on volume of business.

  CAB

  GENERAL

  CAB is subject to supervision and regulation by the DFI and, as a federally insured depository institution, by the FDIC. CAB is not regulated or supervised by the Office of Thrift Supervision, which regulates savings and loan institutions, the Office of the Comptroller of the Currency, which regulates national banks, or the Federal Reserve Board, which regulates member banks of the Federal Reserve System and bank holding companies.

  CALIFORNIA LAW

  The thrift and loan business to be conducted by CAB will be governed by the California Industrial Loan Law and the rules and regulations of the DFI which, among other things, regulate the issuance of certain thrift deposits as well as the collateral requirements, maximum maturities and other loan terms of the various type of loans that are permitted to be made by California-chartered industrial loan companies (also known as "thrift and loan companies").

  Subject to restrictions imposed by applicable California law, CAB will be permitted to make secured and unsecured business and consumer loans. The maximum term for repayment for loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon the type of collateral and priority of secured position, if any. Although nonconsumer secured loans of fewer than 10 years may generally be repaid in unequal periodic payments, consumer loans must generally be repaid in substantially equal periodic payments. California law limits lending activities outside of California by thrift and loan companies to no more than 20% of total assets, or up to 40% of total assets with DFI approval. CAB has been granted permission to hold up to 40% of its total assets in obligations from non-residents.

  California law contains extensive requirements for the diversification of the loan portfolios of thrift and loan companies. A thrift and loan company with outstanding investment certificates may not, among other things, place more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved real property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends (5% for

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unimproved property); may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends (50% if the loans are unsecured); may not have outstanding leases which exceed 20% of the thrift's aggregate receivables; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property. From and after the licensing of CAB as an industrial loan company, CAB is expected to satisfy all of such requirements. Management believes that CAB will be able to maintain compliance with such regulatory requirements by managing the mix of its assets and loans without any material adverse impact on earnings or liquidity.

  A thrift and loan company generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DFL. A thrift and loan company also may not make any loan to, or hold any obligation of, any of its shareholders or any shareholder of its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliates which are listed on a national securities exchange. A thrift and loan company may not make a loan to, or hold any obligation of, any person in which any of its directors, officers or shareholders has a financial interest, directly or indirectly. Any person who wishes to acquire 10% or more of the capital stock or capital of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DFI.

  Under the Industrial Loan Law, a thrift and loan company is subject to certain leverage limitations which are different than those applicable to commercial banks or savings and loan associations. In particular, thrift and loan companies may not have outstanding at any time investment certificates that exceed 20 times their paid-up and unimpaired capital and surplus. Under California law, thrift and loan companies that desire to increase their leverage (or deposit-to-capital ratio) must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. For example, in order for a thrift and loan company to increase its deposits to more than 15 times the aggregate amount of its paid-up and unimpaired capital and unimpaired surplus not available for dividends, the thrift must, among other things, maintain a liquidity reserve in cash or cash equivalents equal to 12% of its total deposits outstanding and maintain a special allowance for losses as required by the DFI.

  As a newly chartered thrift and loan company, CAB will not be permitted to operate immediately at such levels of leverage on its capital and surplus. The Industrial Loan Law permits newly chartered companies to accept up to six times their capital and surplus during the first 12 months of operations. Subject to DFI approval, after 12 months and for the next 12 months of operation, a thrift and loan company may accept thrift deposits in amounts up to eight times its capital and surplus. After 24 months of operation and for the next 24 months, thrift and loan companies may increase their acceptance of deposits to amounts up to 12 times their capital and surplus, again subject to DFI approval. However, after 36 months of operation, a thrift and loan company may apply to the DFI for permission to have its leverage requirements governed by the FDIC capital-adequacy requirements. As a practical matter, although the Industrial Loan Law permits thrift and loan companies to leverage their deposits in amounts of up to 15-20 times capital and surplus, the concurrent requirements of the FDIC capital-adequacy regulations discourage, if not prohibit in some circumstances, leveraging to such an extent. See
"--Federal Law--Regulatory Capital Requirements."

  Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DFI's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DFI, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law. As part of the plan of financing the transfer of the SBA business from the

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Bank to CAB, CAB will assume approximately $24 million in debt to a third-
party lender. Such amount will equal approximately 2.4 times CAB's projected tangible net worth.

  Thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California, and local governments and agencies thereof. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. CAB will be in compliance with these requirements upon its licensing.

  The California Industrial Loan Law allows a thrift and loan company to increase its secondary capital by issuing interest bearing capital notes in the form of subordinated notes and debentures. Such notes are not deposits and are not insured by the FDIC or any other governmental agency, generally are required to have a maturity of at least seven years, and are subordinated to deposit holders, general creditors and secured creditors of the issuing thrift and loan company.

  Although investment authority and other activities that may be engaged in by CAB generally are prescribed under the California Industrial Loan Law, certain provisions of the FDIA may limit CAB's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law. See "--Federal Law--Restrictions on CAB's Activities and Investments."

  A thrift and loan company is not permitted to declare dividends with respect to its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, as with all California corporations, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift and loan company's retained earnings, or (ii) in the alternative, after giving effect to the distributions the sum of a thrift and loan company's assets (net of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (net of deferred taxes, income and other credits).

  A thrift and loan company is likewise prohibited from paying dividends from that portion of capital that has been restricted for dividend payment purposes by its bylaws or by resolution of its board of directors. The amount of restricted capital maintained by a thrift and loan company provides the basis for establishing the maximum amount that a thrift and loan company may lend to one single borrower and the aggregate volume of thrift deposits that may be accepted. Accordingly, a thrift and loan company typically restricts as much capital as necessary to achieve its desired loan to one borrower limit and its maximum leverage ratio, which in turn restricts the funds available for the payment of dividends. CAB's bylaws contain a provision restricting all of its capital, paid-in surplus, earned surplus and retained earnings for dividend payment purposes, subject to a resolution of the board releasing a specific amount of capital for the payment of dividends. DFI regulations require that a thrift and loan company set aside loan loss reserves and other reserves in accordance with GAAP.

  Industrial loan companies are permitted to establish one or more branch offices within California, subject to approval of the DFI and the FDIC. In determining whether to approve an application for a branch, the DFI evaluates whether the proposed branch makes banking more convenient for the public and any other public advantage served by such proposed branch, whether the applicant has the additional $50,000 in paid-in capital as required by the Industrial Loan Law, whether the applicant has acceptable branch operational controls and whether the overall financial condition of the applicant justifies the branch office. CAB is commencing operations from two branches: the main branch located at 2121 Rosecrans Avenue, Suite 1350, El Segundo, California, and an administrative branch located at
        . CAB may exercise all powers available to it as an industrial loan company from each of its branches.


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

  In addition to branches, thrift and loan companies may, subject to regulatory approval, open and operate loan production offices ("LPOs"). LPOs are limited service locations, which may be located in California and outside of California, from which licensees may solicit and make loans and acquire receivable obligations. However, a licensee may not accept deposits at an LPO, nor may a licensee pay on instruments, such as checks, at an LPO. In order to establish an LPO, a licensee must submit an application disclosing the address of the LPO, the plan of business for such LPO, the identity and qualifications of the management to be located at the LPO and, if the LPO is located outside of California, certain information regarding the laws, regulations and state agency regulating the LPO in such jurisdiction. CAB is commencing operations with LPOs located in Phoenix, Arizona, Las Vegas, Nevada, Sacramento, California, Newport Beach, California, Emeryville, California and San Diego, California.

  FEDERAL LAW

  CAB's deposits will be insured by the Bank Insurance Fund (the "BIF") of the FDIC, to the full extent permissible by law and in the same manner as commercial banks. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions to which it provides deposit insurance. The FDIC is also the federal agency charged with regulating state-chartered banks that are not members of the Federal Reserve System. For this purpose, CAB is considered to be a state-chartered nonmember bank. CAB is subject to the rules and regulations of the FDIC to the same extent as FDIC-insured state-chartered commercial banks. The approval of the FDIC is required prior to any merger, consolidation or acquisition of control of CAB, and prior to the establishment or relocation of a branch office facility of CAB. An acquiror may be deemed to control CAB if it holds, directly or indirectly or acting in concert with others, 25% or more of a class of voting stock of CAB. This supervision and regulation is intended primarily for the protection of depositors. Any person who wishes to acquire such control must obtain the consent of the FDIC.

  Regulatory Capital Requirements. Federally insured, state-chartered depository institutions, including thrift and loan companies such as CAB, will be required to maintain minimum levels of regulatory capital. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis.

  CAB will be required to comply with three separate minimum capital requirements: a "Tier 1 capital ratio" or Leverage Ratio and two "risk-based" capital requirements. "Tier 1 capital" generally includes common shareholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interest in the equity accounts of fully consolidated subsidiaries, minus intangible assets, other than properly valued purchased mortgage servicing rights up to certain specified limits and minus net deferred tax assets in excess of certain specified limits.

  Tier 1 Capital Ratio (Leverage Ratio). FDIC regulations establish a minimum 3.0% ratio of Tier 1 capital to total average quarterly assets for the most highly-rated state-chartered, FDIC-supervised banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, FDIC-supervised banks, which effectively imposes a minimum Tier 1 capital ratio for such other banks of between 4.0% to 5.0%. Under FDIC regulations, highly-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. Upon licensing and capitalization, CAB's Leverage Ratio is projected to be approximately 28.5%.

  Risk-Based Capital Requirements. The risk-based capital requirements contained in FDIC regulations generally require CAB to maintain a ratio of Tier 1 capital to risk-weighted assets ("Tier 1 Risk-Based Ratio") of at least 4.00% and a ratio of total risk-based capital to risk-weighted assets ("Total Capital Ratio") of at least 8.00%. To calculate the amount of capital required, assets are placed in one of four categories and given a percentage weight (0%, 20%, 50% or 100%) based on the relative risk of the category. For example, U.S. Treasury Bills and GNMA securities are placed in the 0% risk category. FNMA and FHLMC securities are placed in the 20% risk category, loans secured by one-to-four family residential properties and certain privately

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

issued mortgage-backed securities are generally placed in the 50% risk category, and commercial and consumer loans and other assets are generally placed in the 100% risk category. In addition, certain off-balance sheet items are converted to balance sheet credit equivalent amounts and each amount is then assigned to one of the four categories.

  For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary or Tier 2 capital, so long as the amount of supplementary or Tier 2 capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. Supplementary or Tier 2 capital includes, among other things, so-called permanent capital instruments (cumulative or other perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt), so-called maturing capital instruments (mandatory redeemable preferred stock, intermediate-term preferred stock, mandatory convertible subordinated debt and subordinated debt), and the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets.

  The federal banking agencies also adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a policy statement issued by the federal banking agencies in June 1996. This policy statement suggests that management measure interest rate risk in relation to the effect of a probable range of potential interest rate changes on the economic value of the bank. Banks with high levels of exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed and the adequacy of a bank's interest rate risk management program will be determined on a case-by-base basis by the examiner and the appropriate federal banking agency. CAB currently is unable to predict the impact of the policy statement on CAB because of the number of variables which may be considered by a bank examiner.

  The FDIC and the other federal banking agencies have also promulgated final amendments to their respective risk-based capital requirements which would explicitly identify concentration of credit risk and certain risks arising from nontraditional activities, and the management of such risk, as important factors to consider in assessing an institution's overall capital adequacy. The FDIC may now require higher minimum capital ratios based on certain circumstances, including where the institution has significant risks from concentration of credit or certain risks arising from nontraditional activities.

  The federal banking agencies have adopted for regulatory purposes Statement of Financial Accounting Standards No. 115, which among other things, generally adds a new element to shareholders' equity under GAAP by including net unrealized gains and losses on certain securities. In December 1994, the FDIC issued final amendments to its regulatory capital requirements which require that the net amount of unrealized losses from available for sale equity securities with readily determinable fair values be deducted for purposes of calculating the Tier 1 capital ratio. All other net unrealized holding gains (losses) on available for sale securities are excluded from the definition of Tier 1 capital. Upon its licensing, CAB will not have available for sale any equity securities in its investment portfolio.

  Prompt Corrective Action Requirements. The FDIC has implemented a system requiring regulatory sanctions against state-chartered banks that are not adequately capitalized, with the sanctions growing more severe depending the institution's reduced capital. The FDIC has established specific capital ratios for five separate capital categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized".

  An institution is treated as well capitalized if its ratio of Total Capital Ratio is 10.0% or more, its Tier 1 Risk-Based Ratio is 6.0% or more, its Leverage Ratio is 5.0% or greater, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be undercapitalized if its Total Capital Ratio is less than 8.0%, Tier 1 Risk-Based Ratio is less than 4.0%, or if its Leverage Ratio is less than 4.0% (3.0% if the institution receives the highest rating on the MACRO financial institutions rating system). An institution whose capital falls between the well capitalized and undercapitalized levels will be treated as

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

adequately capitalized. An institution will be treated as significantly undercapitalized if the above capital ratios are less than 6.0%, 3.0%, or 3.0%, respectively. An institution will be treated as critically undercapitalized if its ratio of tangible equity (Tier 1 capital plus cumulative preferred stock minus intangible assets other than purchased mortgage servicing rights) to adjusted total assets is equal to or less than 2.0%. Upon licensing, such ratio for CAB will be approximately 28.5% and, therefore, CAB's capital will qualify it for the well capitalized category.

  The FDIC is authorized and, under certain circumstances required, to take certain actions against institutions that fail to meet their capital requirements. The FDIC is generally required to take action to restrict the activities of an "undercapitalized institution". Any such institution must submit a capital restoration plan and until such plan is approved by the FDIC may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The FDIC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

  As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

  Any institution that fails to comply with its capital plan or is "significantly undercapitalized" must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. A "critically undercapitalized" institution is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the FDIC must appoint a receiver or conservator for an institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the FDIC, including the appointment of a conservator or a receiver.

  The FDIC is also generally authorized to reclassify a supervised institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

  The imposition by the FDIC of any of these prompt corrective action measures on an insured institution, if and when warranted, may have a substantial adverse effect on such insured institution's operations and profitability.

  Safety and Soundness Standards. On August 9, 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

  Internal Controls Adequacy. Each depository institution with assets greater than $500 million must prepare an annual report, signed by the chief executive officer and the chief financial officer, on the effectiveness of the institution's internal control structures and procedures for financial reporting, and on the institution's compliance with laws and regulations relating to safety and soundness. The institution's independent auditors must attest to, and report separately on, management's assertions in the annual report. The report and the attestation, along with financial statements and such other disclosure requirements as the FDIC may prescribe, must be submitted to the FDIC and will be available to the public. Every such institution must also have an audit committee of its Board of Directors made up entirely of directors who are independent of the management of the institution. Although

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

CAB will not be subject to such requirements upon its licensing, it is expected that CAB will nonetheless comply with substantially all of such requirements.

  FDIC Insurance Assessments. The FDIC assesses deposit insurance premiums under a risk-based assessment system, which is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. Under the risk-based assessment system, a BIF member institution such as CAB is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in CAB's case, the FDIC).

  As long as the BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were 0.23% of deposits. The FDIC determined that the designated reserve ratio of 1.25% was achieved as of May 31, 1995. Accordingly, on August 16, 1995, the FDIC published final regulations adopting an assessment rate schedule for BIF members of four to 31 basis points that became effective as of June 1, 1995. In addition, effective January 1996, the schedule was further revised to provide a range of zero to 27 basis points with a minimum annual assessment of $2,000. As a result of these changes, CAB's assessment is expected to be the minimum.

  Restrictions on CAB's Activities and Investments. Under the FDIA, a state-chartered bank (which includes CAB) and its subsidiaries may not engage as principal in any activities that are not permissible for national banks and their subsidiaries unless (1) the bank meets the applicable FDIC capital standards described above, and (2) the FDIC has determined that the activity would pose no significant risk to the BIF. With limited exceptions, the FDIC may not use this authority to permit a state-chartered bank to engage in equity investments (other than investments in subsidiaries to the extent permissible under California law) or in insurance underwriting. CAB's projected activities, including business finance and real property lending, have been stated by the Office of the Comptroller of the Currency to be permissible activities for national banks.

  The FDIC regulations which implement the FDIA limitation on state bank activities require a state bank to abide by any conditions or restrictions applicable to national banks if the state bank wishes to conduct the activity without first obtaining the FDIC's consent. These regulations could limit CAB's ability to expand into new activities that might otherwise be available under California law, or to invest in equity securities of corporations, which is permissible under certain circumstances for California-chartered commercial banks but not for national banks.

  CAB will be prohibited from engaging in certain tying arrangements in connection with an extension of credit, sale or lease of property or provision of services. For example, with certain exceptions, CAB may not require a customer to obtain other services provided by CAB, and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit or reduced consideration for credit to the customer.

  In addition, federal law imposes restrictions on transactions between CAB and its affiliates. All such transactions, including leases and service contracts, must be on terms and under circumstances that are substantially the same, or at least as favorable to CAB, as those prevailing at the time for comparable transactions involving nonaffiliated companies. In the absence of comparable transactions, the affiliate transaction must be on terms and under circumstances that in good faith would be offered by CAB to nonaffiliated companies. Extensions of credit by CAB to an affiliate must be fully collateralized or over collateralized, depending on the type of collateral. CAB may not extend credit to any one affiliate in an amount that exceeds 10% of its capital (20% for all affiliates in the aggregate). Any purchase of assets by CAB from an affiliate is also subject to these limits, as are certain other transactions, including any guarantee of an affiliate's obligations or any investment in securities issued by an affiliate. As discussed above, the California Industrial Loan Law also applies certain restrictions on transactions with affiliates, including CAB's directors, officers and shareholders. Moreover, federal law also places limitations on loans by CAB to its directors, officers and controlling persons. Among other things, such loans, if and when permitted, generally must be made on terms substantially the same as for loans to unaffiliated persons.

  The FDIC has enforcement authority over CAB with respect to the restrictions on tying arrangements and affiliate transactions but the FRB, as well as the FDIC, has interpretive and exemptive authority.

  Limitations on Dividends. In policy statements, the FDIC has advised insured institutions that the payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, CAB may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items. The FDIC has authority to prohibit financial institutions from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of CAB and other factors, that such regulators could in some circumstances assert that the payment of dividends constitutes an unsafe or unsound practice and could prohibit payment of dividends even though such payment is otherwise permissible. In addition, federal law prohibits any insured institution from paying dividends if after such payment the institution would be undercapitalized. CAB currently expects to retain its earnings and not to make dividends to the Company. See "--Prompt Corrective Action Requirements."

  Community Reinvestment Act and Fair Lending Developments. CAB will be subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. CAB expects to be in compliance with its CRA requirements due to the nature of its projected lending activities.

  In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

  POTENTIAL ENFORCEMENT ACTIONS

  Insured depository institutions, such as CAB and their affiliates, may be subject to potential enforcement actions by the FDIC and the DFI for unsafe or unsound practices in conducting their business or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties, and the imposition of restrictions and sanctions under the FDIC's prompt corrective action provisions. Management knows of no pending or threatened enforcement actions against or relating to current SBA operations of the Bank.

  HOLDING COMPANY REGULATION

  The BHCA generally provides that companies which own or control banks must register as bank holding companies. Bank holding companies are subject to regulation by the Federal Reserve Board and to limitations on their operating activities and holdings. While the Competitive Equality Banking Act of 1987 ("CEBA") subjected certain types of previously unregulated companies to the BHCA, it also contained a specific exemption from the definition of "bank" for industrial loan companies which meet certain criteria relating to size, the offering of demand deposits, the nature of activities conducted and the occurrence of a change of control.

  Based on its size and the activities to be conducted, upon its licensing as an industrial loan company, CAB will be exempt from the definition of "bank" and therefore the Company will not be a bank holding company subject to the BHCA. CAB has no plans to operate in any way that would cause it to lose the exemption from the definition of "bank" under CEBA or the current rules, regulations and interpretations thereunder of the Federal Reserve Board. Although the Company is not aware of any proposed changes to or amendment of such law, rules and regulations and interpretations, changes or amendments may occur in the future and CAB and the Company may be limited in their ability to influence the extent or nature of any such changes or amendments. Even though the Company will not be subject to the BHCA, the Company and its affiliates will be subject to certain Federal Reserve Board regulations and federal law by virtue of CAB being a federally insured depository institution, including Sections 23A and 23B of the Federal Reserve Act, governing transactions with affiliates, and Section 4(h) of the BHCA relating to anti-tying restrictions.

  ITC

  Regulation of ITC. ITC operates as a trust company under a charter granted by the DFI pursuant to authority of the California Financial Code. As such, ITC is subject to regulation and supervision by the DFI. ITC does not issue insured deposits, and therefore it is not considered an insured bank and is accordingly not regulated by the Federal Deposit Insurance Corporation or the Federal Reserve Board.

  Examination and Reporting. California-chartered trust companies are subject to examination by the DFI. Applicable law requires that the DFI must examine a California trust company's court trust business every two years and must examine such company's private trust fund business as often as the DFI deems necessary.

  Every California-chartered trust company must make and file with the DFI periodic reports showing the trust company's financial condition and such other information as the DFI requires. Periodic reports are required to be filed at least three times per year. In addition, the DFI may require a trust company to file special reports with the DFI from time to time. At the time of the filing of each periodic report, each trust company is required to publish a condensed financial statement in a newspaper of record at least one time.

  Minimum Capital Requirements. California-chartered trust companies must adhere to minimum capital requirements established by the DFI. The DFI is empowered to determine the required minimum capital for a California trust company based on various considerations, including the following: (1) the nature and volume of its business; (2) the amount, nature, quality and liquidity of its assets; (3) the amount and nature of its liabilities (including but not limited to any capital notes or debentures in any contingent liabilities); (4) the amount and nature of its fixed charges; (5) the history of, and prospects for, the trust company to earn and retain income; (6) the quality of its operations; (7) the quality of its management; and (8) the nature and quality of its ownership.

  As a California-chartered trust company, ITC may not make any distributions to its shareholder in any amount that exceeds the lesser of (i) its retained earnings, or (ii) its net income for its last three fiscal years, less the amount of any distributions made by ITC or any majority-owned subsidiary of ITC to its shareholder during such period. A California-chartered trust company may, however, with the approval of the DFI, make a distribution to its shareholder in an amount not exceeding the greatest of (i) its retained earnings, (ii) its net income for its last fiscal year or (iii) its income for its current fiscal year.

  Whenever it appears that the capital of a California-chartered trust company is impaired, the DFI is required to order the company to correct such impairment within 60 days. The trust company to which such an order is issued is required to levy and collect an assessment upon its common shares as permitted under the California Corporations Code, unless the deficiency is otherwise corrected.

  Permitted Investments. The California Banking Law provides for certain limitations on investments of contributed capital by California-chartered trust companies. Generally, trust companies are limited to investment in securities and loans in which a California-chartered commercial bank is permitted to invest. In addition, California-chartered trust companies are permitted to invest in certain other investments which are permitted investments for trusts under the California Probate Code. Notwithstanding the foregoing, California trust companies are permitted to deposit funds awaiting investment with a state or national bank which is independent of the trust company.

  Deposit with State Treasurer. California-chartered trust companies are required to deposit with the California State Treasurer money or securities in a minimum amount of $100,000 if the trust company maintains any court trusts, and an additional $100,000 if the trust company maintains private trusts. In addition, if the trust company receives trust funds or property, other than real property, for court trusts in excess of $1,000,000, the trust company is required to provide 30 days written notice to the DFI and must, within a specified time thereafter, deposit an additional $50,000 of money and/or securities. Each additional $500,000 of deposits requires a similar notice and the deposit with the California State Treasurer of an additional $25,000 of money and/or securities until the total deposit value reaches $500,000.

  The types of securities permitted to be deposited include notes or obligations of the United States or those for which the full faith and credit of the United States is pledged for the payment of principal and interest, bonds of the state of California or those for which the faith and credit of the State of California is pledged for the payment the principal and interest thereof, bonds and revenue securities of political subdivisions of the State of California, bonds of any state of the United States that are legal investments for commercial banks, and loans secured by first liens on real estate that are permitted investments for California-chartered commercial banks, as well as certain other similar obligations.

LEGAL PROCEEDINGS

  The Company is currently not a party to any material litigation. From time to time, however, the Company is involved in routine litigation incidental to its business.

EMPLOYEES

  As of September 30, 1997, the Company employed 105 full-time employees. Of these employees, approximately 13 were employed by LHO, 55 were employed by ITC, 6 were employed at the Corporate headquarters and 31 were employed by CAB. The Company believes that its relations with employees are good.

PROPERTIES

  The Company does not own any of its facilities. The Company leases its principal executive offices at 1840 Century Park East, Los Angeles, California, currently consisting of 9,210 square feet. The initial lease term expires in November 2002 with one five-year extension at the Company's option. The Company's offices devoted to the LHO division are located at the Company's
executive offices. CAB's principal offices are at                        ,
consisting of      square feet. The lease expires      ,   . CAB's initial
deposit branch will be located at 2121 Rosecrans Avenue, El Segundo, California, and will consist of 671 square feet. The lease expires August 31, 2007, with two five-year extensions at the Company's option. CAB also operates seven business development offices for its SBA lending business in Sacramento, California; Newport Beach, California; Emeryville, California; San Diego, California; Phoenix, Arizona (two offices); and Las Vegas, Nevada, all of which are leased. ITC's principal office is located at 201 N. Figueroa Street, Los Angeles, California, and occupies 13,462 square feet. The lease expires October 31, 2007, with one five-year Company option to extend. ITC also has branch offices in Costa Mesa, California and San Francisco, California, both of which are leased. The principal office of ICII is located in Torrance, California, and is leased.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company Board consists of nine persons. Upon completion of the Distribution, the members will be divided into three equal classes with each class serving a three-year term after an initial transitional period. The following table sets forth information as to the directors and executive officers of the Company.

                              INITIAL
                               TERM
           NAME           AGE EXPIRES POSITION
           ----           --- ------- --------
 George L. Graziadio, Jr.  78         Chairman of the Board of Directors
 G. Louis Graziadio, III   47         Co-Chairman of the Board of Directors and
                                      Chief Executive Officer
 Lee E. Mikles             41         Director
 Paul A. Novelly           54         Director
 H. Wayne Snavely          55         Director
 Robert M. Franko          50         President and Director
 Perry A. Lerner           54         Director
 Robert L. Harris II       39         Director
 Clinton W. Bliss          63         Senior Vice President and Chief Credit
                                      Officer
 Lewis P. Horwitz          62         President and Chief Executive Officer of
                                      LHO and Director

  George L. Graziadio, Jr. Mr. Graziadio is chairman of the Company Board. Mr. Graziadio is also chairman of the board, president and chief executive officer of Bancorp and has been a member of the Bancorp Board since 1969. Mr. Graziadio is also chairman of the board of the Bank and a director of various other subsidiaries of Bancorp. In addition, he is engaged as an owner or partner in many other business activities, primarily in the real estate industry. He is also a director of Coastcast Corp., a company manufacturing metal-casted products. Mr. Graziadio is the father of G. Louis Graziadio, III and the uncle of Lee E. Mikles.

  G. Louis Graziadio, III. Mr. Graziadio is co-chairman of the Company Board and has been chief executive officer since October 1997. Mr. Graziadio is also a director of Bancorp, ITC and ICII. He has been a member of the Bancorp Board since 1984. Mr. Graziadio is president of Ginarra Holdings, Inc. and its subsidiaries, a California corporation engaged in investments. He is also chairman of the board of Lynx Golf, Inc., a golf club manufacturer, and the chairman of the board of Vista 2000, Inc., a manufacturer of gloves, balloons and pet products. Mr. Graziadio is also a director of Franchise Mortgage Acceptance Corp., a specialty lender to franchise businesses. He has been engaged in and has extensive experience with real estate development and construction, with which he has been involved since 1972. He is the son of George L. Graziadio, Jr., chairman of the Company Board.

  Lee E. Mikles. Mr. Mikles is a director of the Company. Mr. Mikles has been a director of Bancorp since 1996 and of the Bank since 1994. Mr. Mikles is a principal of Mikles/Miller Management Inc., an investment advisor. He is also a director of Coastcast Corp. and Vista 2000, Inc. Mr. Mikles is the nephew of George L. Graziadio, Jr., chairman of the Company Board.

  Paul A. Novelly. Mr. Novelly is a director of the Company and has been a director of the Bank since April 1996. Since 1979, Mr. Novelly has been the president and chief executive officer of Apex Holding Co. and its subsidiaries, a wholesale marketer and storer of petroleum products. Mr. Novelly is a director and/or officer of numerous other corporations, including Coastcast Corp. and Vista 2000 Inc.

  H. Wayne Snavely. Mr. Snavely is a director of the Company and has been a director of Bancorp since 1994. He is also chairman, chief executive officer and a director of ICII. Mr. Snavely also serves as a director of the Bank, ITC, Franchise Mortgage Acceptance Corp., Imperial Credit Mortgage Holdings, Inc., a real estate investment trust, Southern Pacific Funding Corporation, a mortgage lender, and Imperial Commercial Mortgage Investment Corp., a real estate investment trust.

  Robert M. Franko. Mr. Franko has been president of the Company since its formation and is also a director of the Company. From 1995 and until April 1997, Mr. Franko was an executive vice president and chief financial officer of Bancorp. Before joining Bancorp in 1995, he was president and chief executive officer of Springfield Bank & Trust Limited, a commercial bank. Mr. Franko is also chairman of the board of ITC, a principal of Imperial Securities Corporation, an NASD-registered broker/dealer, and a director of Monarch Mutual Funds, a registered investment company.

  Perry A. Lerner. Mr. Lerner is a director of the Company and has been a director of ICII since 1992. He is also a principal in Crown Capital Group, Inc., an investment firm. Mr. Lerner was associated with the law firm of O'Melveny & Myers from 1982 through 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976. Mr. Lerner is also a director of Vista 2000, Inc.

  Robert L. Harris II. Mr. Harris is a director of the Company. Since September 1992, Mr. Harris has been the senior vice president, International Business Development, for AMC Entertainment Inc., an operator of motion picture theaters. He is also the president and a director of Entertainment Properties Trust, a publicly traded real estate investment trust. Mr. Harris is also a member of the American Film Institute.

  Clinton W. Bliss. Mr. Bliss has been a senior vice president and chief credit officer of the Company since April 1997. He is also chief credit officer of CAB. Prior to April 1997, he was a senior vice president and manager for Commercial Loan Administration for the Bank and was employed in various positions by the Bank since 1980. Prior to joining the Bank, Mr. Bliss was a vice president and commercial loan officer for Union Bank and he held a variety of management positions with Morris Plan Co. of California, which was an industrial loan company.

  Lewis P. Horwitz. Mr. Horwitz is a director of the Company and has been the president and chief executive officer of the LHO division of the Company since the Bank acquired LHO in 1989. Mr. Horwitz founded The Lewis Horwitz Organization in 1980. Mr. Horwitz has over 38 years of banking experience and 27 years of experience in entertainment-related finance. He is a member of the Board of Directors of AFMA, the Chairman of The Affiliated Financial Institutions Committee of AFMA, a past member of the Independent Film Industry Export Finance Task Force, an advisor to Banco Popular (Puerto Rico) on film production loans and an adviser to the Film Fund Management Corporation.

DIRECTORS' MEETINGS, COMMITTEES AND FEES

  The Company Board has established a Compensation Committee and, following the Distribution, the Company Board is also expected to maintain an Audit Committee. Directors who are also officers or employees of the Company will not be permitted to serve on any of these committees. The current members of the Compensation Committee are Messrs. Mikles and Lerner. The functions of these committees will be as follows:

    AUDIT COMMITTEE. The Audit Committee will assist the Company Board in fulfilling its responsibilities concerning the Company's accounting and financial reporting practices and the ethical conduct of the Company and its employees. This committee will make recommendations to the Company Board regarding the selection, retention or termination of the Company's independent accountants and review the professional services, proposed fees and independence of such accountants. This committee also will review with management and the independent accountants both the controls established to protect the integrity of the quarterly reporting process and the Company's annual financial statements.

    COMPENSATION COMMITTEE. The Compensation Committee will assist the Company Board in the establishment of appropriate compensation and benefits for the Company's directors, officers and employees. This committee's general responsibilities will include advising the Company Board on certain compensation matters, evaluating and approving the chief executive officer's compensation, reporting to shareholders on executive compensation, and evaluating new and existing executive compensation and benefit programs. This committee will also review and make recommendations concerning outside director compensation and administer annual incentives for key employees and the Company's long-term incentive plans. All of the members of the Compensation Committee are, and after the Distribution will be, "disinterested" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

DIRECTOR COMPENSATION

  Each director of the Company, other than those directors that are also executive officers, receives annual compensation of $12,000 and is paid $1,000 for each meeting attended. Each member of a committee of the Board receives additional annual compensation of $3,000 and is paid $500 per meeting attended. Directors who are also executive officers receive no additional compensation for being a director of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

  The following table sets forth the projected beneficial ownership of Company Class A Common Stock immediately following the Distribution Date by (i) each of the Company's directors, (ii) the Company's chief executive officer and other officers identified under "Executive Compensation" below, (iii) all directors and executive officers as a group and (iv) those persons that will own more than 5% of the Company Class A Common Stock, in each case based upon information available to Bancorp concerning ownership of shares of Bancorp Common Stock at September 30, 1997. The projections do not take into account any shares of Company Common Stock (as defined herein) that may be issued pursuant to the exercise of options granted under the Imperial Financial Group, Inc. 1997 Share Incentive Plan or otherwise. The information regarding the projected 5% owners has been obtained by Bancorp's records and reviews of statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act. See "Executive Compensation."

                                        NUMBER OF SHARES PROJECTED  % OF SHARES
NAME(1)                                 TO BE BENEFICIALLY OWNED(4) OUTSTANDING
-------                                 --------------------------- -----------
DIRECTORS AND EXECUTIVE OFFICERS(3)
George L. Graziadio, Jr.                         2,822,062 (2)(6)      10.86
G. Louis Graziadio, III                            343,776 (5)(6)       1.32
Robert M. Franko                                    18,074                 *
Robert L. Harris II                                      0                --
Perry A. Lerner                                          0                --
Lee E. Mikles                                       59,500                 *
Paul A. Novelly                                     44,000                 *
H. Wayne Snavely                                     1,336 (2)             *
Clinton W. Bliss                                    16,125                 *
Lewis P. Horwitz                                    12,562                 *
                                                 ---------             -----
All directors and executive officers
 as a group (10 persons)                         3,317,435             12.24

5% OWNERS

Imperial Trust Company, as trustee for
 Bancorp Profit Sharing Plan, Employee
 Stock Ownership Plan and 401(k) Plans           1,842,034              7.09%
Graziadio Family Trust                           1,401,354              5.39%
Novelly Investment Group                         1,340,435              5.16%

-------
*  Less than 1%.

(1) The address of each of the beneficial owners other than Novelly Investment Group is c/o the Company, 1840 Century Park East, 10th Floor, Los Angeles, California 90067. The address for the Novelly Investment Group is 8182 Maryland Avenue, 15th Floor, Clayton, Missouri 63105.

(2) George L. Graziadio, Jr. and H. Wayne Snavely serve as members of Bancorp's Salary Investment, Profit Sharing and Employee Stock Ownership Plans Administrative Committee (the "Committee"), which is a committee of the Bancorp Board. The Committee has the power, pursuant to Bancorp's Salary Investment, Profit Sharing and Employee Stock Ownership Plans, to direct the Plan Trustee as to the manner in which it shall vote the shares of common stock held by the Trustee, other than allocated shares held in the Employee Stock Ownership Plan. The Committee acts by a majority vote. The Bancorp Board also has the right to act as a committee of the entirety. The shares held by the Trustee for others are not included in the number of shares shown to be beneficially held by each of Messrs. George L. Graziadio, Jr. and H. Wayne Snavely and each of them disclaims beneficial ownership of the shares so held.

(3) Pursuant to California law, personal property held in the name of a married person may be community property as to which either spouse has the power and ability to manage and control in its entirety. The Company has no information pertaining to whether these shares are or are not community property or whether any arrangement exists between the spouses pertaining to voting or disposing of these shares and has thus assumed that, in the absence of information to the contrary, married persons share investment and voting power with their spouse.

(4) Holdings attributable to multiple parties have been adjusted to avoid duplications.

(5) Includes 69,094 shares held by G. Louis Graziadio, III, as custodian/trustee for his minor children, which are reported in his total, as to which Mr. Graziadio disclaims beneficial ownership.

(6) The Graziadio Investment Co. ("GIC") is a limited partnership of which the Graziadio Investment Corp. ("GI Corp.") is the General Partner. George L. Graziadio, Jr. is the controlling shareholder of GI Corp. and a Class A Limited Partner of GIC. The other limited partners of GIC include the George L. & Reva M. Graziadio Grandchildren's Trust No. 1 ("Trust No. 1") and George & Reva Graziadio Trust (the "Trust"). G. Louis Graziadio, III is a trustee of Trust No. 1 and trustee and beneficiary of the Trust and disclaims beneficial ownership except as to his beneficial interest, 4.058% of GIC.

                            EXECUTIVE COMPENSATION

HISTORICAL COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's other executive officers for fiscal 1996 and 1997. During the periods presented, the individuals were compensated by and in accordance with Bancorp's plans and policies. All references in the following tables to stock options relate to awards of options to purchase shares of Bancorp Common Stock. See "--Employment Agreements" for a description of additional compensation arrangements with certain of these officers.

                          SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                             --------------------                    ----------------------------------
                                                                             AWARDS           PAYOUTS
                                                                             ------         -----------
                                                                     RESTRICTED SECURITIES
NAME AND PRINCIPAL                                   OTHER ANNUAL      STOCK    UNDERLYING     LTIP        ALL OTHER
POSITION                YEAR SALARY ($) BONUS ($) COMPENSATION($)(1)  AWARD(S)  OPTIONS (#) PAYOUTS ($) COMPENSATION ($)
------------------      ---- ---------- --------- ------------------ ---------- ----------- ----------- ----------------
G. Louis Graziadio,
 III--Chief............ 1997
 Executive Officer      1996        0          0             0            0       11,000          0         966,814(2)
Robert M. Franko--
 President............. 1997
                        1996  185,000    192,475        92,160            0            0          0          12,218(3)
Clinton W. Bliss--
 Senior Vice........... 1997
 President and Chief
 Credit Officer         1996  140,000     60,000        37,484            0        8,250          0          15,770(3)
Lewis P. Horwitz--
 President,............ 1997
 LHO                    1996  250,607    295,328        49,146            0       11,550          0          16,968(3)

--------
(1) Includes automobile allowances, life insurance, tax services, employer contributions to deferred compensation plans and below market interest on loans.

(2) Represents consulting fees paid to Second Southern Corp. under consulting agreement with the Bank. See "--Employment Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(3) These amounts represent contributions to Bancorp's Profit Sharing Plan, 401(k) Plan and Employee Stock Ownership Plan.

  OPTION GRANTS IN FISCAL 1997

  No options to purchase Bancorp Common Stock were granted to the Company's executive officers during fiscal 1997.

  OPTION EXERCISES IN FISCAL 1997

  The following table sets forth the number of shares of Bancorp Common Stock covered by both exercisable and unexercisable stock options held by each of the individuals named in the Summary Compensation Table on December 31, 1997. Also reported are the values for "in-the-money" options, calculated as the excess of the value of shares of Bancorp Common Stock as of December 31, 1997 over the respective exercise prices of outstanding stock options. All of the options described below are currently exercisable in whole or in part. The options granted to G. Louis Graziadio, III expire five years from date of grant. All other options described below expire 10 years from date of grant.

                                                  NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                   BANCORP OPTIONS AT       IN-THE-MONEY BANCORP
                             SHARES     VALUE         12/31/97 (#)         OPTIONS AT 12/31/97 ($)
                          ACQUIRED ON  REALIZED ------------------------- -------------------------
NAME                      EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                      ------------ -------- ----------- ------------- ----------- -------------
G. Louis Graziadio, III.     16,501    363,022    20,820            0       796,702             0
Robert M. Franko........     36,999    927,977       420       37,420        17,905     1,595,287
Clinton W. Bliss........     22,412    593,918     5,500        9,626       226,747       374,571
Lewis P. Horwitz........      2,887    139,478         0        8,663             0       310,374

COMPANY COMPENSATION AND BENEFIT PLANS

  It is anticipated that total compensation for the Company's executive officers after the Distribution will include base salary, annual incentives and other benefits as described below. The Company's executive compensation program is expected to be a performance and rewards compensation system that pays executives for the achievement of levels of performance designed to increase the shareholder value of the Company and that enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the long-term performance of the Company. It is anticipated that base salaries and total compensation opportunities will be competitive as measured against industry norms.

  Set forth below is a summary of the components of executive compensation following the Distribution that will be made to those individuals who will be executive officers or directors of the Company following the Distribution.

  Base Salary. Each executive's performance will be evaluated annually, and it is anticipated that any base salary adjustments will be based on an evaluation of competitive market adjustments and the individual's performance and contribution.

  Share Incentive Plan. The Company has adopted the Imperial Financial Group, Inc. 1997 Share Incentive Plan (the "Plan") in order to provide incentives to attract, retain and motivate highly competent persons as executive management, employees and directors of the Company and of any affiliate thereof (other than Bancorp or the Bank). The Plan, which is, and will be after the Distribution, administered by the Compensation Committee, provides such persons with opportunities to acquire shares of Company Class A Common Stock or Company Class B Common Stock, or to receive monetary payments based on the value of such shares pursuant to certain Benefits (as defined below). Benefits under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and stock units (collectively, the "Benefits"). The Company has authorized 1 million shares of Company Class A Common Stock and 3.7 million shares of Company Class B Common Stock that may be granted under the Plan, subject to certain adjustments under certain circumstances.

  Deferred Compensation. The Company plans to adopt after the Distribution two non-qualified deferred compensation plans for management and highly compensated employees ("Company Plan I" and "Company Plan II") that will mirror current plans for Bancorp employees ("Bancorp Plan I" and "Bancorp Plan II"). Current participants in Bancorp Plan I have elected to receive a payout of plan balances effective January 1999, allow their Bancorp Plan I balances to be governed by the provisions of Bancorp Plan II, or receive a distribution from Bancorp Plan II on a certain date in the future. Participation in Company Plan I and Company Plan II will be restricted to employees titled Senior Vice President and above and will be voluntary. Participants may elect to defer up to 100% of their annual base salary and/or bonus. The Company will match participant contributions to their plan. The matched amount will equal between 10% and 50% (depending on the Company's return on equity performance for that year) of any amount contributed by the participant up to 20% of such participant's base salary and bonus. Participants are fully vested at all times with respect to the amounts they have personally contributed and interest thereon. Participants are vested with respect to Company contributions at the end of the year after the Company contribution was made.

  Qualified Retirement Plans. The Company plans to establish after the Distribution two qualified defined contribution retirement plans which will mirror current retirement plans maintained by Bancorp. See "--Treatment of Bancorp Options and Other Benefits Following the Distribution."

  Other Compensation Arrangements. It is anticipated that the Company may from time to time enter into employment contracts or other compensation arrangements with executives when appropriate for competitive or other business reasons, for example, in connection with attracting new executives. See "--Employment Agreements."

TREATMENT OF BANCORP OPTIONS AND OTHER BENEFITS FOLLOWING THE DISTRIBUTION

  Set forth below is a summary of adjustments of the compensation and benefit plans of the Transferred Employees following the Distribution.

 Stock Options.

  Conversion of Bancorp Options. Upon consummation of the Distribution, certain employees of the Bank will cease to be employees of the Bank and will become employees of the Company. To the extent any of these Transferred Employees hold nonqualified stock options or incentive stock options to purchase Bancorp Common Stock immediately prior to the Distribution, all options held by such Transferred Employees will be automatically converted into options to purchase Company Class A Common Stock. In connection with this conversion of options to purchase Bancorp Common Stock (the "Bancorp Options") for options to purchase Company Class A Common Stock (the "Company Options"), the number of shares that were formerly underlying the Bancorp Options and/or the exercise price of such options will be appropriately adjusted to allow Transferred Employees to retain an equivalent economic position in Company Common Stock following the Distribution. The Company will attempt to establish the terms of the Company Options of these Transferred Employees by applying the following analyses: (i) the excess of (a) the aggregate fair market value of Company Class A Common Stock subject to the Company Options (determined immediately after the proposed transaction based on the average closing price of Company Class A Common Stock for a period of five trading days after the Distribution Date), over (b) the aggregate exercise price of such options, will not be greater than the excess of (a) the aggregate fair market value of Bancorp Common Stock subject to the Bancorp Options (determined immediately before the proposed transaction based on the average closing price of Bancorp Common Stock for a period of five trading days before and including the Distribution Date), over (b) the aggregate exercise price of such options; and
(ii) the ratio of (A) the option exercise price of the Company Options immediately following the exchange to (B) the fair market value of the Company Class A Common Stock immediately following the Distribution will not be more favorable to the optionee on a share by share comparison than the ratio of the option exercise price of the Bancorp Options immediately prior to the exchange to the fair market value of Bancorp Common Stock immediately preceding the Distribution.

  Tax Consequences. The substitution of Company Options for Bancorp Options for Transferred Employees will not result in the recognition of income, gain or loss to the Company or to an optionee. The Company will be entitled to a tax deduction upon the exercise of a non-qualified stock option to acquire Company Class A Common Stock, or a disqualifying disposition of an incentive stock option, in an amount equal to the amount of ordinary income recognized by the optionee upon the exercise or disqualifying disposition, as applicable.

  Deferred Compensation. The Company will adopt deferred compensation plans mirroring Bancorp Plan I and Bancorp Plan II. As of the Distribution Date, subject to applicable law, Bancorp's employer liability for the balances of Transferred Employees will be transferred to the Company. The plan balances will be calculated after the Distribution to include a pro-rated portion of the participants' planned contribution prior to the Distribution, together with interest thereon, and any pro-rated matching contributions by the Company. This amount will become a general liability of the Company and will be subject to claim by any creditors of the Company.

 Qualified Retirement Plans.

  General. The Company will establish for its employees two qualified defined contribution retirement plans (the "Company Qualified Plans"): (i) a 401(k) plan and (ii) a profit sharing plan. See "--Plan Provisions." A portion of the profit sharing plan will constitute an employee stock ownership plan. Both plans will mirror the comparable plans currently maintained by the Bank. The entire account balance of each Transferred Employee who is a participant in the Bank qualified plans will be transferred to the respective Company Qualified Plan. Within a reasonable period of time following the Distribution, Bancorp Common Stock held by the Company Qualified Plans will be exchanged for securities of an equivalent value (the "Exchange"), unless the participant has separately elected to establish a self-directed brokerage account within the Company Qualified Plans to hold Bancorp Common Stock.

  Tax Consequences. No gain or loss will be recognized by any participant in either of the Company Qualified Plans, and no gain or loss will be recognized by either of the Company Qualified Plans in connection with the Exchange. The Exchange will not adversely affect the status of the Company Qualified Plans as qualified within the meaning of Section 401(a) of the Code and that part of the Company profit sharing plan that is an employee stock ownership plan will satisfy the requirements of Section 4975(e) of the Code.

  Plan Provisions. The following is a current description of the material terms of each plan. These provisions are subject to change at any time.

  SALARY INVESTMENT PLAN OF IMPERIAL FINANCIAL GROUP. The Salary Investment Plan of Imperial Financial Group (the "401(k) Plan") is a qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code. The 401(k) Plan operates on a calendar year. Employees are eligible to participate in the 401(k) Plan upon the completion of 183 days (six months) of service. Entry into the plan will occur on the January 1 or July 1 next following the date the eligibility requirements are first met provided the participant is employed on such date. Generally, all Company employees are eligible to participate in the plan other than employees covered by a collective bargaining agreement and nonresident aliens. Under the plan, a participant may elect to defer (in whole percentages) from 2% to 14% of a portion of his or her compensation for each pay period. A participant may cease deferrals as of any business day or may change the amount of his deferral election as of the first day of any quarter. The Company will make matching contributions to the 401(k) Plan equal to 50% of the deferral made by a participant up to the first 8% of a participant's deferral. Only active employees at December 31 of any given year are eligible to receive matching contributions for the year. Employer matching contributions will be invested in Company Class A Common Stock. At all times, a participant's deferrals and employer matching contributions are 100% vested. A participant may self-direct the investment of his or her account, except that all matching contributions will be invested in Company Class A Common Stock. Changes in the investment elections may be made daily. All distributions will be made in a single lump sum. Participant loans and hardship withdrawals are permitted within the limits prescribed by the Code. Additionally, in-service distributions upon the attainment of age 59 1/2 are also permitted.

  PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN OF IMPERIAL FINANCIAL GROUP. The Profit Sharing Plan and Employee Stock Ownership Plan (the "PSP/ESOP") combines two types of plans, a profit sharing plan and a stock bonus plan. Employees may participate upon completion of 183 days (6 months) of service during the year. Entry to the PSP/ESOP occurs on the January 1 following the date the eligibility requirements are first met provided the participant is employed on such date. Profit sharing contributions and ESOP contributions by the Company are determined by the Company Board, in its sole discretion, on an annual basis. Contributions by the Company under the PSP/ESOP are allocated to the individual profit sharing or ESOP account of each participant who has completed 1,000 hours of service and is an employee on the last day of the plan year and is allocated in proportion to compensation. Both the profit sharing contributions and the ESOP contributions are subject to a vesting schedule which provides for full vesting upon the completion of five years of service, the attainment of age 65, disability or death. A year of service for vesting purposes will occur upon the completion of 1,000 hours of service during a plan year. Unvested amounts are forfeited upon distribution and the resulting forfeitures are reallocated to the remaining plan participants who have completed 1,000 hours of service and are employees on the last day of the plan year. A participant may direct that his or her account balance, except contributions by the Company to the participant's ESOP account, may be invested in only Company Class A Common Stock. Permitted changes in the investment elections may be made daily.

EMPLOYMENT AGREEMENTS

  Agreements with G. Louis Graziadio, III. [EMPLOYMENT AGREEMENT SUMMARY TO BE PROVIDED]

  [Pursuant to the Contribution Agreement, the Company has agreed to assume all of the Bank's obligations under that certain Consulting Agreement dated November 1, 1991 between the Bank and Second Southern Corp., a company wholly owned by G. Louis Graziadio, III ("Southern"). As a consultant, Southern provided the Bank with an analysis of information, preparation of marketing materials and coordination of appropriate professionals in connection with possible securities offerings on behalf of the Bank. Southern is entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company has not occurred prior to certain specified dates, the agreement provides that the Company will have considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. As of December 31, 1997, the liability relating to this consulting agreement approximated
$4.6 million.]

  Agreement with Robert Franko. [TO BE PROVIDED]

  Agreement with Lewis Horwitz. The Bank and Lewis Horwitz entered into an Employment Agreement, dated as of July 23, 1997 (the "Horwitz Agreement"), which will be assigned from the Bank to the Company as part of the Contribution, pursuant to which Mr. Horwitz serves as president and chief executive officer of LHO. The initial term of the Horwitz Agreement expires on December 31, 2001, subject to early termination at Mr. Horwitz's option after December 31, 1999.

  Pursuant to the Horwitz Agreement, Mr. Horwitz receives a base salary of $250,000 and a guaranteed annual bonus of $500,000 and is entitled to an annual incentive bonus based on the pre-tax earnings of LHO. Mr. Horwitz also receives a monthly car allowance and is entitled to additional payments aggregating $60,000 payable between 1997 and 2001. Mr. Horwitz was also granted options to purchase up to three percent of the outstanding Company Common Stock as of April 23, 1997 at an exercise price of $10.37, which is equal to 80% of the fair value per share as determined in a report by NationsBanc Montgomery dated as of April 23, 1997. Based on these terms, the Company will accrue compensation expense of $181,000 per year over the vesting period. These options vest after five years, subject to earlier vesting in certain circumstances.

  The Horwitz Agreement provides that Mr. Horwitz may be terminated for permanent disability or cause. Upon such termination, he would be entitled to receive all accrued compensation and bonuses described above, except that no incentive bonus will be paid upon termination for cause. Mr. Horwitz is also entitled to a severance payment on termination (in lieu of receiving a signing bonus at the time of execution of the Horwitz Agreement) of up to $1,250,000, which amount will be reduced annually by 50% of the guaranteed bonus paid prior to such termination.

  The Horwitz Agreement also provides that, following the initial term, Mr. Horwitz will provide consulting services for the Company for an additional three years for annual compensation of $200,000 (or an additional two years if he retires prior to December 31, 2001). The Horwitz Agreement also contains a non-compete provision that provides that during the term of employment and for two years following termination, Mr. Horwitz will not solicit employees or customers of the Company or any of its affiliates and he may not work in a business directly or indirectly in competition with LHO.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Under the Certificate of Incorporation that will be in effect on the Distribution Date, the Company will have authority to issue a total of
             shares of all classes of stock, of which             may be
shares of preferred stock ("Preferred Stock"), 50 million may be shares of Company Class A Common Stock, and 10 million may be shares of Company Class B Common Stock. Company Class A Common Stock and Company Class B Common Stock are collectively referred to herein as "Company Common Stock."

  Based on the number of shares of Bancorp Common Stock outstanding as of September 30, 1997 and the Distribution Ratio, it is expected that 25,966,307 shares of Company Class A Common Stock will be distributed to Bancorp Shareholders in the Distribution. All the shares of Company Class A Common Stock to be distributed to Bancorp Shareholders in the Distribution will be fully paid and non-assessable. The Company Class A Common Stock to be distributed will constitute all the shares of capital stock of the Company that will be outstanding immediately after the Distribution.

COMPANY CLASS A COMMON STOCK

  Holders of Company Class A Common Stock are entitled to one vote for each share on all matters voted on by shareholders. Holders of Company Class A Common Stock do not have cumulative voting rights in the election of directors. The first annual meeting of shareholders is expected to be held during 1998.

  Holders of Company Class A Common Stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any Preferred Stock that may be issued from time to time, holders of Company Class A Common Stock are entitled to participate ratably in dividends on the Company Class A Common Stock as declared by the Company Board. Holders of Company Class A Common Stock are entitled to share ratably in all assets available for distribution to shareholders in the event of liquidation or dissolution of the Company, subject to distribution of the preferential amount, if any, to be distributed to holders of Preferred Stock.

COMPANY CLASS B COMMON STOCK

  Company Class B Common Stock may only be issued pursuant to the terms of, or upon the exercise of outstanding options granted under any of, the Company's employee benefit plans or as stock dividends to holders of Company Class B Common Stock. Holders of Company Class B Common Stock are entitled to one-tenth of one vote for each share on all matters voted on by stockholders and will vote together as a single class with holders of Company Class A Common Stock.

  Company Class B Common Stock may not be converted to Company Class A Common Stock prior to the fifth anniversary of the Distribution Date (the "Conversion Date"). After the Conversion Date, each share of Company Class B Common Stock will be automatically converted into one share of Company Class A Common Stock upon any transfer, assignment or similar disposition of such Company Class B Common Stock. All shares of Company Class B Common Stock that were transferred or assigned prior to the Conversion Date will automatically convert into an equivalent number of shares of Company Class A Common Stock on the Conversion Date. No holder of Company Class B Common Stock has the right to convert his or her shares into Company Class A Common Stock except in the event of an automatic conversion under the circumstances described above.

  In all other respects, the rights of the holders of Company Class B Common Stock will be identical to the rights of holders of Company Class A Common Stock.

PREFERRED STOCK

  The Certificate of Incorporation that will be in effect on the Distribution Date will authorize the Company Board, without any vote or action by the holders of Company Class A Common Stock or Company Class B Common Stock, to
issue up to             shares of Preferred Stock from time to time in one or
more series. The Company Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Preferred Stock. Issuances of Preferred Stock would be subject to the applicable rules of the NYSE or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of Preferred Stock established by the Company Board, any or all series of Preferred Stock could have preference over the Company Class A Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Company Class A Common Stock, would dilute the voting power of the outstanding Company Class A Common Stock. The Company has no present plans to issue any Preferred Stock.

NO PREEMPTIVE RIGHTS

  No holder of any capital stock of the Company authorized at the Distribution Date will have any preemptive right to subscribe for or purchase any securities of any class or kind of the Company.

TRANSFER AGENT AND REGISTRAR

  American Stock Transfer & Trust Co. will be the transfer agent and registrar for the Company Class A Common Stock commencing upon the Distribution Date.

                            CREDIT FACILITIES

  Prior to the Distribution, the Company intends to enter into two separate credit facilities (the "Credit Facilities"), one to finance the Company's operations other than CAB, and a separate facility to initially finance CAB's activities. These Credit Facilities will be entered into with a syndicate of third party financial institutions not affiliated with the Bank. In order for the Bank to replace certain deposit liabilities used to fund the IFG Business, the Bank, along with the Company and CAB, will be party to the Credit Facilities. The Company anticipates that these facilities will consist of a $140 million two-year revolving credit facility for the Company's operations other than CAB and a $30 million one-year revolving credit facility for CAB operations. The $140 million credit facility will include a $40 million sublimit for the issuance of standby and commercial letters of credit. The Company anticipates that the lenders under the Credit Facilities will require that the lenders be granted, among other things, a first priority security interest in (a) all of the common stock of the Company's subsidiaries, (b) the common stock of ICII owned by the Company and (c) all payments under LHO and SBA loans included in the facility's borrowing base. The borrowing bases thereunder will be comprised of a percentage of the current market value of the Company's investment in ICII stock, eligible LHO loans and eligible SBA loans. It is expected that the $140 million credit facility will bear interest at an annual rate equal to .95% over LIBOR or the lead lender's base rate and the $30 million credit facility will bear interest at an annual rate of .60% over LIBOR or the lead lender's base rate. The Company will also be charged loan and other fees under the Credit Facilities.

  It is also expected that the Credit Facilities will include financial covenants such as maintenance of a minimum tangible net worth, maintenance of maximum indebtedness, minimum interest coverage ratio and minimum capital ratio levels for CAB. The Credit Facilities will also require the Company to make customary representations and warranties prior to each borrowing and will include customary affirmative and negative operating covenants and events of default.

  Prior to the Distribution, the Bank will borrow approximately $113 million (as determined at September 30, 1997) under the Credit Facilities in order to replace certain deposit liabilities used to fund loans made through LHO and CAB. In connection with the Contribution, these loans, along with the other assets of the IFG Business, will be transferred to the Company, the Bank will be released from all liabilities under the Credit Facilities and the Company will remain responsible for all liabilities under the Credit Facilities.

  For a description of all of the Company's financing arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

          PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S
             CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

GENERAL

  The provisions of the Certificate of Incorporation, the Company's Bylaws and Delaware statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company Board. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement."

  Copies of the Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement, of which this Information Statement is a part. The following description of certain provisions of the Certificate of Incorporation and the Bylaws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate of Incorporation provides for the Company Board, effective upon completion of the Distribution, to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company Board will be elected each year. See "Management-- Directors and Executive Officers."

  The Company believes that a classified board will help to assure the continuity and stability of the Company Board, and its business strategies and policies as determined by the Company Board, because a majority of the directors at any given time will have prior experience as directors of the Company. This provision should also help to ensure that the Company Board, if confronted with an unsolicited proposal from a third party that has acquired a block of Company Class A Common Stock, will have sufficient time to review the proposal, to consider appropriate alternatives and to seek the best available result for all shareholders.

  This provision could prevent a party who acquires control of a majority of the outstanding Company Class A Common Stock from obtaining control of the Company Board until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

  The Certificate of Incorporation and the Bylaws provide that the number of directors shall not be less than three and shall be determined from time to time exclusively by a vote of a majority of the Company Board then in office. The Certificate of Incorporation also provides that the Company Board shall have the exclusive right to fill vacancies, including vacancies created by expansion of the Company Board. Furthermore, except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, directors may be removed by shareholders for cause and only by the affirmative vote of at least 80% of the voting power of all of the shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the Certificate of Incorporation authorizing the Company Board to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Certificate of Incorporation provides that, except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock, stockholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation also provides that special meetings of the shareholders can only be called pursuant to a resolution approved by a majority of the Company Board then in office. Shareholders of the Company are not permitted to call a special meeting of shareholders.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

  The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Company Board, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Company Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

  To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of the Company at the principal executive office of the Company no later than 90 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to the Secretary at the principal executive office of the Company no later than the close of business on the 10th day following the day on which notice of the date of a special meeting of shareholders was given.

  The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and the consent of each such person to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their name and business addresses, the name and address under which they appear on the Company's books (if they so appear), and the class and number of shares of the Company's capital stock that are beneficially owned by them.

AMENDMENTS TO BYLAWS

  The Certificate of Incorporation provides that the Company Board or the holders of at least 80% of the voting power of all shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal the Company's Bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  Any proposal to amend, alter, change or repeal any provision of the Certificate of Incorporation except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock and which relate to such class or series of Preferred Stock, requires approval by the affirmative vote of both a majority of the members of the Company Board then in office and a majority vote of the voting power of all of the shares of the company's capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the Certificate of Incorporation relating to (i) the classification of the Company Board, (ii) removal of Directors, (iii) the prohibition of stockholder action by written consent or stockholder calls for special meetings, (iv) amendment of Bylaws, or (v) amendment of the Certificate of Incorporation requires approval by the affirmative vote of 80% of the voting power of all of the shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

  Under the Certificate of Incorporation, the Company Board will have the authority to provide by Board resolution for the issuance of shares of one or more series of Preferred Stock. The Company Board is authorized to fix by resolution the terms and conditions of each such other series. See "Description of Capital Stock--Preferred Stock."

  The Company believes that the availability of the Company's Preferred Stock, in each case issuable in series, and additional shares of Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of the Company's Preferred Stock, as well as authorized but unissued shares of Company Class A Common Stock and Company Class B Common Stock, will be available for issuance without further action by the Company's stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of the Company's capital stock may then be listed.

  These provisions give the Company Board the power to approve the issuance of a series of Preferred Stock, or an additional series of Company Class A Common Stock or Company Class B Common Stock, of the Company that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of Preferred Stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations and the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

DELAWARE TAKEOVER STATUTE

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Certain provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws relate to the limitation of liability and indemnification of directors and officers of the Company. These various provisions are described below.

  The Certificate of Incorporation provides that the Company's directors are not personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by Delaware law. Under existing Delaware law, directors would not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived improper personal benefit or (iv) the unlawful payment of dividends or unlawful stock repurchases or redemptions. This indemnification provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or the Company from bringing a lawsuit against directors of the Company for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission.

  The Certificate of Incorporation also provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law. This right to indemnification shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification shall be a contract right. The Company may, by action of the Company Board, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Company Board determines to be appropriate and authorized by Delaware law.

  The Company's Bylaws authorize the Company to purchase insurance for directors, officers and employees of the Company, and persons who serve at the request of the Company as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the Bylaws. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission the Registration Statement under the Exchange Act with respect to the Company Class A Common Stock being received by the shareholders of Bancorp Common Stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed below.

  After the Distribution, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 10549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Application has been made to list the shares of Company Class A Common Stock on the NYSE and, if and when such shares of Company Class A Common Stock commence trading on the NYSE, such reports, proxy statements and other information concerning the Company will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by independent accountants.

                               ----------------

  NO PERSON IS AUTHORIZED BY BANCORP, THE BANK OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                         INDEX TO FINANCIAL INFORMATION

                                                                            PAGE
                                                                            ----
Imperial Financial Group, Inc.
  Independent Auditors' Report............................................. F-2
  Combined Balance Sheets.................................................. F-3
  Combined Statements of Income............................................ F-4
  Combined Statements of Changes in Stockholder's Equity................... F-5
  Combined Statements of Cash Flows........................................ F-6
  Notes to Combined Financial Statements................................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Imperial Financial Group, Inc.

We have audited the accompanying combined balance sheets of Imperial Financial Group, Inc. as of December 31, 1995 and 1996, and the related combined statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Imperial Financial Group, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Los Angeles, California
October 31, 1997

                         IMPERIAL FINANCIAL GROUP, INC.
                            COMBINED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    PRO FORMA
                                                    SEPTEMBER 30, SEPTEMBER 30,
                          DECEMBER 31, DECEMBER 31,     1997           1997
                              1995         1996      (UNAUDITED)   (UNAUDITED)
                          ------------ ------------ ------------- -------------
ASSETS
Cash and cash equiva-
 lents..................    $  2,272     $  5,245     $  2,522      $  2,522
Securities available for
 sale, at fair value....       1,437        1,179        6,987         6,987
Loans held for sale.....       2,648        5,531        4,855         4,855
Loans held for invest-
 ment, net..............      75,518       72,528      123,296       116,847
Investment in stock of
 Imperial Credit Indus-
 tries, Inc. ("ICII")...      36,126       57,736       64,192        64,192
Premises and equipment,
 net....................         290          306          364           364
Excess servicing fees
 receivable.............       1,407        3,294          --            --
Mortgage servicing
 rights.................         --           --         1,955         1,955
Other assets............       5,332        8,101        5,594         5,351
                            --------     --------     --------      --------
                            $125,030     $153,920     $209,765       203,073
                            ========     ========     ========      ========
LIABILITIES
Borrowings from Imperial
 Bank...................    $ 49,897     $  6,184     $ 68,813      $    --
Line of credit..........         --           --           --        112,898
Income taxes payable....      12,876       40,340       26,240        25,023
Other liabilities.......       4,056       10,550       11,275        11,241
                            --------     --------     --------      --------
                              66,829       57,074      106,328       149,162
                            --------     --------     --------      --------
STOCKHOLDER'S EQUITY
Common stock--$.01 par,
 1,000 shares autho-
 rized; 100 shares is-
 sued or outstanding at
 September 30, 1997 (un-
 audited)...............         --           --           --            --
Contribution by Imperial
 Bank...................       1,597        1,597        1,597         1,597
Unrealized (loss) gain
 on securities available
 for sale, net of taxes.          (2)          (1)         172           172
Retained earnings.......      56,606       95,250      101,668        52,142
                            --------     --------     --------      --------
Total stockholder's eq-
 uity...................      58,201       96,846      103,437        53,911
                            --------     --------     --------      --------
Total liabilities and
 stockholder's equity...    $125,030     $153,920     $209,765      $203,073
                            ========     ========     ========      ========

            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                              PRO FORMA
                                                    PRO FORMA    NINE MONTHS   NINE MONTHS   NINE MONTHS
                                                    YEAR ENDED      ENDED         ENDED         ENDED
                          YEAR ENDED DECEMBER 31,  DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                          -----------------------      1996          1996          1997         1997
                           1994    1995    1996    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                          ------- ------- -------  ------------ ------------- ------------- -------------
REVENUE
Interest on loans.......  $ 4,228 $ 6,726 $10,629    $ 9,761       $ 8,062       $10,478       $ 9,975
Interest on securities
 available for sale.....      131     153     158        158           114           143           143
                          ------- ------- -------    -------       -------       -------       -------
Total interest income...    4,359   6,879  10,787      9,919         8,176        10,621        10,118
Interest expense........      256   1,287   1,973      1,860         1,784         1,648         3,312
                          ------- ------- -------    -------       -------       -------       -------
Net interest income.....    4,103   5,592   8,814      8,059         6,392         8,973         6,806
Provision for loan
 losses.................      --    1,492   1,781      1,207         1,581         1,866         1,830
                          ------- ------- -------    -------       -------       -------       -------
Net interest income
 after provision for
 loan losses............    4,103   4,100   7,033      6,852         4,811         7,107         4,976
                          ------- ------- -------    -------       -------       -------       -------
Trust fees..............    6,857   8,385   7,744      7,744         5,819         5,842         5,842
Gain on sale of SBA
 loans..................    1,724   1,813   3,561      3,561         2,503         2,980         2,980
Equity in net income of
 ICII...................    2,388   5,652  21,444     21,444        16,555         8,362         8,362
Gain on sale of ICII
 stock..................      --      --   25,650     25,650        25,650         2,429         2,429
Gain from sale of stock
 by ICII................      --      --   10,761     10,761        10,761           --            --
Appreciation on donated
 ICII stock.............      --      --    3,698      3,698         3,617         2,816         2,816
Other income............      430     677   1,260      1,260         1,135         2,007         2,007
                          ------- ------- -------    -------       -------       -------       -------
TOTAL REVENUE...........   15,502  20,627  81,151     80,970        70,851        31,543        29,412
                          ------- ------- -------    -------       -------       -------       -------
EXPENSES
Personnel...............    4,338   4,827   6,153      6,153         4,519         7,003         7,003
Occupancy, net..........      757     887   1,024      1,024           743           894           894
Data processing.........      795     518     562        562           470           465           465
Real estate owned
 (income) expenses, net.      514     129     (11)       (11)          (21)          142           142
Donation of ICII stock..      --      --    4,866      4,866         4,742         3,632         3,632
Consulting Expense......      133     286     914        914           686         5,748         5,748
Other...................    2,316   3,748   3,325      3,325         2,341         4,100         4,100
                          ------- ------- -------    -------       -------       -------       -------
TOTAL EXPENSES..........    8,853  10,395  16,833     16,833        13,480        21,984        21,984
                          ------- ------- -------    -------       -------       -------       -------
Income before income
 taxes and extraordinary
 item...................    6,649  10,232  64,318     64,137        57,371         9,559         7,428
Income taxes............    2,821   4,313  25,674     25,597        22,766         3,141         2,246
                          ------- ------- -------    -------       -------       -------       -------
Income before
 extraordinary item         3,828   5,919  38,644     38,540        34,605         6,418         5,182
Extraordinary item--gain
 on extinguishment of
 ICII debt, net of
 taxes..................      370     --      --         --            --            --            --
                          ------- ------- -------    -------       -------       -------       -------
NET INCOME..............  $ 4,198 $ 5,919 $38,644    $38,540       $34,605       $ 6,418       $ 5,182
                          ======= ======= =======    =======       =======       =======       =======

            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                               UNREALIZED
                                                  GAIN
                                               (LOSS) ON
                                               SECURITIES
                                               AVAILABLE
                                  CONTRIBUTION FOR SALE,                TOTAL
                          COMMON  BY IMPERIAL    NET OF   RETAINED  STOCKHOLDER'S
                           STOCK      BANK       TAXES    EARNINGS     EQUITY
                          ------- ------------ ---------- --------  -------------
Balance, December 31,
 1993...................  $   --     $1,597       $--     $ 48,489    $ 50,086
                          -------    ------       ----    --------    --------
Net income, 1994........                                     4,198       4,198
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes ..............                           (40)                    (40)
                          -------    ------       ----    --------    --------
Balance, December 31,
 1994...................      --      1,597        (40)     52,687      54,244
                          -------    ------       ----    --------    --------
Net income, 1995........                                     5,919       5,919
Dividend to Imperial
 Bank...................                                    (2,000)     (2,000)
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes ..............                            38                      38
                          -------    ------       ----    --------    --------
Balance, December 31,
 1995...................      --      1,597         (2)     56,606      58,201
                          -------    ------       ----    --------    --------
Net income, 1996........                                    38,644      38,644
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes ..............                             1                       1
                          -------    ------       ----    --------    --------
Balance, December 31,
 1996...................      --      1,597         (1)     95,250      96,846
                          -------    ------       ----    --------    --------
Net income, nine months
 ended September 30,
 1997 (unaudited) ......                                     6,418       6,418
Net change in unrealized
 gain on securities
 available for sale, net
 of taxes (unaudited)...                           173                     173
                          -------    ------       ----    --------    --------
Balance, September 30,
 1997 (unaudited).......  $   --     $1,597       $172    $101,668    $103,437
                          =======    ======       ====    ========    ========


            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      NINE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                          YEAR ENDED DECEMBER 31,    SEPTEMBER 30, SEPTEMBER 30,
                          -------------------------       1996          1997
                           1994     1995     1996     (UNAUDITED)   (UNAUDITED)
                          -------  -------  -------  ------------- -------------
Cash flows from
 operating activities
Net income..............  $ 4,198  $ 5,919  $38,644     $34,605       $ 6,418
Adjustments for non-cash
 items:
 Depreciation and
  amortization..........      127      176      164         123           132
 Accretion of security
  discount, net.........      (19)     (26)      (9)         (7)           (4)
 Provision for loan
  losses................      --     1,492    1,781       1,581         1,866
 Equity in net income of
  ICII..................   (2,388)  (5,652) (21,444)    (16,555)       (8,362)
 Gains--ICII stock......      --       --   (36,411)    (36,411)       (2,429)
 Appreciation of donated
  ICII stock............      --       --    (3,698)     (3,616)       (2,816)
 Donated ICII stock.....      --       --     4,866       4,742         3,632
 Provision for deferred
  taxes.................    1,329    1,985    8,310       6,297         2,186
 Net decrease (increase)
  in loans held for
  sale..................      931   (1,000)  (2,883)     (3,013)          676
 Net increase (decrease)
  in income taxes
  payable...............      975      867   19,156      17,487       (16,286)
 Net (increase) decrease
  in excess servicing
  fees receivable.......     (699)    (522)  (1,887)     (1,186)        3,294
 Net increase in
  mortgage servicing
  rights................      --       --       --          --         (1,955)
 Net decrease (increase)
  in other assets.......    1,577   (1,744)  (2,843)     (2,321)          316
 Net increase (decrease)
  in other liabilities..    1,651   (1,354)   6,494       4,996           601
                          -------  -------  -------     -------       -------
Net cash provided by
 (used in) operating
 activities.............    7,682      141   10,240       6,722       (12,731)
                          -------  -------  -------     -------       -------
Cash flows from
 investing activities:
 Proceeds from maturity
  of securities
  available for sale,
  net...................      201      408      800         189           650
 Purchase of securities
  available for sale....      --       --      (533)     (2,017)       (4,000)
 Net decrease (increase)
  in loans held for
  investment............   10,478  (50,641)   1,209       1,305       (52,634)
 Proceeds from sale of
  ICII common stock.....      --       --    35,079      35,079         3,519
 Purchase of custodial
  business..............     (121)     --       --          --            --
 Purchase of premises
  and equipment.........     (120)    (125)    (109)        (80)         (156)
                          -------  -------  -------     -------       -------
Net cash provided by
 (used in) investing
 activities.............   10,438  (50,358)  36,446      34,476       (52,621)
                          -------  -------  -------     -------       -------
Cash flow from financing
 activities:
 Net (decrease) increase
  in borrowings from
  Imperial Bank.........  (17,226)  52,593  (43,713)    (41,105)       62,629
 Dividend to Imperial
  Bank..................      --    (2,000)     --          --            --
                          -------  -------  -------     -------       -------
Net cash (used in)
 provided by financing
 activities.............  (17,226)  50,593  (43,713)    (41,105)       62,629
Net change in cash and
 cash equivalents.......      894      376    2,973          93        (2,723)
Cash and cash
 equivalents at
 beginning of period....    1,002    1,896    2,272       2,272         5,245
                          -------  -------  -------     -------       -------
Cash and cash
 equivalents at end of
 period.................  $ 1,896  $ 2,272  $ 5,245     $ 2,365       $ 2,522

Supplementary
 Information:
 Interest paid..........      --       --       --          --            --
 Taxes paid.............  $   849  $   680  $   --      $   --        $ 1,100
 Transfer of interest
  only strip to
  securities available
  for sale..............      --       --       --          --        $ 2,161

            See accompanying notes to combined financial statements.

                        IMPERIAL FINANCIAL GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 (UNAUDITED) AND 1997
                                  (UNAUDITED)

NOTE 1. ORGANIZATION

  Imperial Financial Group, Inc. (the "Company"), incorporated in the State of Delaware in 1997, is a wholly-owned subsidiary of Imperial Bank (the "Bank"), which is itself a wholly owned subsidiary of Imperial Bancorp, a diversified financial services organization. On February 20, 1997, the Board of Directors of Imperial Bancorp approved a plan to spin off to its shareholders in a tax-free distribution the shares of the Company's Class A Common Stock (the "Distribution"). After consummation of the Distribution, the Company will be comprised of The Lewis Horwitz Organization ("LHO"), currently a division of the Bank specializing in entertainment industry lending; Crown American Bank ("CAB"), a thrift and loan company that will conduct, among other businesses, the Bank's small business lending group that specializes in originating and selling Small Business Administration ("SBA") government guaranteed loans; Imperial Trust Company ("ITC"), a wholly owned subsidiary of the Bank, which is a California-licensed trust company and provides investment management and fiduciary services to individual investors, corporations and foundations; and its investment in Imperial Credit Industries, Inc. ("ICII"), a diversified finance company which as of September 30, 1997 (unaudited) totalled approximately 9.1 million shares of stock.

  The Company, CAB, the Bank and Imperial Bancorp will enter into the Contribution Agreement in connection with the Distribution, pursuant to which the Bank will contribute to the Company (i) all of the assets and liabilities relating to LHO, (ii) all of the common stock of ITC, (iii) all of the common stock of CAB and (iv) all of the ICII common stock owned by the Bank (representing approximately 23.5% of all outstanding common stock as of September 30, 1997 (unaudited)) (the "Contribution").

  The Contribution Agreement also will provide that the Bank will retain certain loans secured by mortgages on single family residential properties (and the Company will not assume the liabilities relating thereto) which were transferred to the Bank in connection with the initial public offering of ICII in 1992. In addition, the Company will assume the Bank's obligations under a consulting agreement with an entity wholly-owned by the chief executive officer of the Company.

  The Distribution is subject to, among other conditions, receipt of a private letter ruling from the Internal Revenue Service to the effect that the receipt of shares of Company Class A Common Stock will be tax-free for federal income tax purposes to Imperial Bancorp and to shareholders of Imperial Bancorp and that neither Imperial Bancorp nor the Bank will recognize income, gain or loss as a result of the Distribution, as well as any necessary approval from Imperial Bancorp's regulators. It is anticipated that the Distribution will occur in early 1998.

NOTE 2. BASIS OF PRESENTATION

  The operations of the divisions, companies and investment that will make up the Company after the Distribution have been combined in the accompanying combined financial statements and notes, reflecting the historical operations for those periods presented as if the Company existed as a stand alone entity during such periods. All material intercompany transactions have been eliminated. Certain adjustments, as described below, have been made to historical operations in order to provide fair presentation of the financial operations of the combined entity.

  The combined financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the combined financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and the results of operations for the periods presented. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses. While management believes that the allowance is currently adequate, future additions may be necessary based on changes in economic conditions.

                        IMPERIAL FINANCIAL GROUP, INC.

BORROWING COST

  Historical operations of the Company have been adjusted to reflect the funding of net assets by the Bank. The adjustments have been disclosed in the accompanying combined financial statements as "Borrowings from Imperial Bank". Additionally, the historical operations of the Company have been adjusted to reflect the estimated interest charges on these borrowings. In order to reflect all costs of doing business in the combined financial statements, interest charges have been allocated to the Company in the accompanying combined statements of income.

  The interest charges allocated are based upon estimated average borrowing balances and Imperial Bank's average interest rates for short-term certificates of deposit plus one hundred basis points in order to approximate the cost of funds management believes is representative of the cost the Company would have had to pay in the past as a "stand alone" company. The estimated average borrowings from the Bank and estimated interest rates used to determine the estimated interest expense recorded for the periods indicated are as follows:

                                                                 NINE MONTHS
                                           YEAR ENDED          ENDED SEPTEMBER
                                          DECEMBER 31,         30, (UNAUDITED)
                                     ------------------------  ----------------
                                      1994    1995     1996     1996     1997
                                     ------  -------  -------  -------  -------
                                             (DOLLARS IN THOUSANDS)
Estimated average borrowings........ $5,039  $18,571  $30,542  $36,821  $33,281
Estimated interest rate.............   5.08%    6.93%    6.46%    6.46%    6.60%
Estimated interest expense.......... $  256  $ 1,287  $ 1,973  $ 1,784  $ 1,648

INCOME TAXES

  The SBA and LHO divisions did not record income taxes in their historical operations. Additionally, no income taxes have historically been recorded on the Company's investment in ICII. Consistent with a tax sharing agreement with Imperial Bancorp, the combined financial statements reflect income taxes for the Company as if it had been a subsidiary of the Bank for all periods presented. The combined tax provisions are disclosed in note 9 to the combined financial statements.

NOTE 3. PRO FORMA INFORMATION

  The unaudited pro forma combined statements of income reflect the Contribution and the Distribution as if they occurred at the beginning of each of the periods presented. The unaudited pro forma combined balance sheet reflects the Contribution and the Distribution as if they occurred at September 30, 1997. The unaudited pro forma information reflects the expected capitalization of the Company as a result of the Distribution, the incurrence by the Company of approximately $113 million of indebtedness under the Credit Facilities, interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Imperial Bancorp. This unaudited pro forma information does not necessarily reflect the results of operations or financial position of the Company which would have been achieved had the Contribution and Distribution actually been consummated as of such dates. Also, this unaudited pro forma information is not indicative of the future results of operations or future financial position of the Company.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies of the Company are summarized below.

(A) PRINCIPLES OF CONSOLIDATION

  The combined financial statements include the accounts of the Company. All material intercompany balances and transactions have been eliminated.

                        IMPERIAL FINANCIAL GROUP, INC.

  At December 31, 1995, December 31, 1996 and September 30, 1997 (unaudited), respectively, the Company owned approximately 11.6 million, 9.4 million and
9.1 million shares of ICII at a book value per share of $6.23, $6.16 and $7.06 representing approximately 40%, 25% and 24% of all outstanding ICII shares. The Company exercises significant influence over the operating and financial policies of ICII, and therefore, the results of ICII operations are accounted for in the Company's combined financial statements as an equity investment. The results of operations of ICII are reflected as "Equity in net income of ICII" in the combined statements of income.

(B) CASH AND CASH EQUIVALENTS

  For purposes of the combined statements of cash flows, the Company considers all investments having a maturity of three months or less at the date of purchase to be cash equivalents.

(C) SECURITIES AVAILABLE FOR SALE

  The Company holds certain securities, primarily U.S. Treasury and federal agency securities, to manage its overall liquidity. These securities are carried at fair value. Unrealized gains and losses are excluded from income and reported as a separate component of stockholder's equity, net of taxes. Fair value impairment that is determined to be other than temporary is recorded as an unrealized loss in the combined statements of income. Purchases and sales of securities available for sale are recorded on the trade date. Amortization of premiums and accretion of discounts are recognized in other interest income in the combined statements of income using the interest method. Realized gains and losses on securities available for sale are computed using the specific identification method.

(D) LOANS HELD FOR SALE

  The Company currently designates its SBA loans originated as held for sale. These loans are carried at the lower of aggregate cost or fair value. Origination fees on loans held for sale, net of certain costs of processing and closing the loans, are deferred until the time of sale and are included in the computation of the gain or loss from the sale of the related loans. The gains or losses on the sale of SBA loans are recorded as "Gain on sale of SBA loans" in the combined statements of income.

(E) LOANS HELD FOR INVESTMENT, NET

  Loans held for investment are stated at the amount of principal outstanding. Non-refundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized into interest income over the loan term using the interest method.

  Interest income on loans is accrued as earned. Interest accruals on commercial and real estate loans are generally discontinued whenever the payment of interest or principal is 90 days past due. When a loan is placed on nonaccrual status, the accrued and unpaid interest is charged against current income and recognition of net deferred fees and costs into income is discontinued. Future collections of interest are included in interest income or applied to the loan balance based on an assessment of the likelihood that the principal will be collected.

  A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses.

                        IMPERIAL FINANCIAL GROUP, INC.

  Loans deemed by management to be uncollectible are charged to the allowance for loan losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan losses are charged to expense and added to the allowance in amounts deemed appropriate by management. In evaluating the adequacy of the allowance, management considers numerous factors including economic conditions, loan portfolio composition and risk, loan loss experience, ongoing review of specific loans and the review by the Company's regulators. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in the aforementioned factors.

(F) PREMISES AND EQUIPMENT, NET

  Premises and equipment are carried at cost, less accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets (five to seven years). Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the leasehold improvements, whichever is shorter.

(G) EXCESS SERVICING FEES RECEIVABLE

  The Company has created excess servicing fees receivable as a result of the sale of SBA loans. Excess servicing fees receivable on the sale of SBA loans are determined by computing the present value of the future cash flows of loans sold over a base fee (0.40%) for the servicing of the loan. The excess servicing fees receivable is amortized over the expected life of the loan using the straight line method. Prepayment assumptions are based on market prepayment rates.

(H) INCOME TAXES

  The Company is currently included in the consolidated tax returns of Imperial Bancorp. The Company accounts for income taxes as though they file taxes on a separate company basis using an asset and liability approach, the objective of which is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in the combined financial statements or tax returns. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets are reduced, if necessary, by the amounts of such benefits that are not expected to be realized based on available evidence.

(I) TRUST FEE INCOME

  Trust fees include fees received for investment and management services, custodial services, and trust services and are recognized on an accrual basis as earned.

(J) SALE OF INVESTMENT IN EQUITY INVESTEE

  The sale of shares of the Company's equity investment in ICII to the public is recorded as "Gain on sale of ICII stock" in the combined statements of income. This gain represents actual proceeds from the sale of stock reduced by the Company's recorded investment in those shares and expenses related to the stock sale.

(K) GAIN RESULTING FROM SALE OF STOCK BY EQUITY INVESTEE

  The impact on the Company's investment in ICII for the sales of previously unissued stock by ICII to the public is recorded as "Gain from sale of stock by ICII" in the combined statements of income. This gain results from ICII's sales of previously unissued stock in a public offering at a per share offering price that exceeds the Company's per share carrying amount for its equity investment in the common stock of ICII.

(L) STOCK BASED COMPENSATION

  Certain employees of the Company participate in Imperial Bancorp's stock option plan. On January 1, 1996, the Company adopted Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123"). FAS 123 applies to all transactions in which Imperial Bancorp acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on Imperial Bancorp's common stock price, except for the Employee Stock Ownership Plan. A new method of accounting for stock

                        IMPERIAL FINANCIAL GROUP, INC.

based compensation arrangements is established by FAS 123. The new method is based on the fair value method rather than the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). FAS 123 does not require companies to adopt the new fair value method for purposes of preparing their basic financial statements. Entities are allowed to either continue to use the APB 25 method or adopt the fair value method set forth in FAS 123. Companies that do not adopt the new fair value method in FAS 123 for purposes of preparing their basic financial statements are required to include certain pro forma disclosures in the notes to the financial statements. Imperial Bancorp and the Company did not adopt the fair value standards set forth in FAS 123 for purposes of preparing their consolidated and combined financial statements. Pro forma net income that includes the impact of the fair value method on the Company's net income for Imperial Bancorp options granted to Company personnel during 1996 and 1995 is not materially different than the net income amounts shown on the combined statements of income for all periods presented.

(M) RECENT ACCOUNTING PRONOUNCEMENTS

  FAS 125--ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES--In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125") which establishes accounting for transfers and servicing of financial assets and extinguishment of liabilities. This statement specifies the following: (i) when financial assets and liabilities are to be removed from an entity's financial statements; (ii) the accounting for servicing assets and liabilities; and (iii) the accounting for assets that can be contractually prepaid in such a way that the holder would not recover substantially all of its recorded investment. Under FAS 125, an entity recognizes only assets it controls and liabilities it has incurred, discontinues recognition of assets only when control has been surrendered, and discontinues recognition of liabilities only when they have been extinguished. FAS 125 requires that the selling entity continue to carry retained interests relating to assets it no longer recognizes. Such retained interests are based on the relative fair values of the retained interests of the subject assets at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with a pledge of collateral. Under FAS 125, certain collateralized borrowings may result in assets no longer being recognized if the assets are provided as collateral and the secured party takes control of the collateral. This determination is based upon whether: (i) the secured party is permitted to repledge or sell the collateral and (ii) the debtor does not have the right to redeem the collateral on short notice. Extinguishments of liabilities are recognized only when the debtor pays the creditor and is relieved of its obligation for the liability, or when the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. FAS 125 requires an entity to recognize its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset or liability. The servicing asset is to be amortized in proportion to, and over the period of, net servicing income. Servicing assets and liabilities are to be assessed for impairment based on their fair value. FAS 125 modifies the accounting for interest-only strips or retained interests in securitizations, such as capitalized servicing fees receivable, that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment. In this case, it requires that they be classified as available for sale or as trading securities. Interest-only strips and retained interests are to be recorded at fair value. Changes in fair value are included in operations, if classified as trading securities, or in stockholders' equity as unrealized holding gains or losses, net of the related tax effect, if classified as available for sale.

  During 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No 125" ("FAS 127"). FAS 127 defers for one year the effective date (a) of paragraph 15 of FAS 125 and (b) of paragraphs 9-12 and 237 (b) of FAS 125 for repurchase agreement, dollar-roll, securities lending, and similar transactions. FAS 127 provides additional guidance on the types of transactions for which the effective date of FAS 125 has been deferred. It is required that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending or similar transaction, then paragraphs 9-12 of FAS 125 should be applied to that transfer.

                        IMPERIAL FINANCIAL GROUP, INC.

  The Small Business Administration lending group, a division of the Company, provides loans to small businesses, sells the guaranteed portion of the loans, and retains the servicing rights and interest-only strips relating to those loans. Under FAS 125, the portion of the contractually specified servicing fee that exceeds the fee that a substitute servicer would demand to assume the servicing (which is deemed to be 40 basis points based on the 1993 National Association for Government Guaranteed Loans survey), on SBA loans sold after January 1, 1997, should be recorded as a servicing asset and amortized in proportion to and over the period of the servicing income. The Company adopted the applicable provisions of FAS 125 effective January 1, 1997. At
September 30, 1997 (unaudited), as a result of the adoption, approximately $2.2 million representing the value of the interest-only strip was reclassified from excess servicing fees receivable to securities available for sale. The unrealized gain on the interest-only strip was approximately $0.3 million at September 30, 1997 (unaudited). Additionally, approximately $2.0 million was recorded as mortgage servicing rights during the nine months ended September 30, 1997 (unaudited).

  FAS 128--EARNINGS PER SHARE--The FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("FAS 128") which requires all entities with publicly held common stock or potential common stock to report earnings per share ("EPS") according to the statement. FAS 128 simplifies the standards for computing and presenting earnings per share as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings per Share." FAS 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then share in earnings. FAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and earlier application is not permitted. Management has determined that the implementation of FAS 128 will not have a material impact on the Company's financial condition or results of operations.

  FAS 129--DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE--The FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," ("FAS 129") which consolidates existing pronouncements on required disclosures about a company's capital structure. FAS 129 also supersedes specific requirements found in previously issued accounting statements. FAS 129 must be adopted for financial statements for periods ending after December 15, 1997. Management has determined that the implementation of FAS 129 will not have a material impact on the Company's financial condition or results of operations.

  FAS 130--REPORTING COMPREHENSIVE INCOME--The FASB issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," ("FAS 130") which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income represents the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

  FAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. FAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management has determined that the implementation of FAS 130 will not have a material impact on the Company's financial condition or results of operations.

                        IMPERIAL FINANCIAL GROUP, INC.

  FAS 131--DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION--The FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries.

  FAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  FAS 131 requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions. However, FAS 131 does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable.

  FAS 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

  FAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has determined that the implementation of FAS 131 will not have a material impact on the Company's financial condition or results of operations.

  SECURITIES AND EXCHANGE COMMISSION--SEC RULE ON DISCLOSURE ABOUT DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

  The Securities and Exchange Commission has approved rule amendments to clarify and expand existing disclosure requirements for derivative financial instruments. The amendments require enhanced disclosure of accounting policies for derivative financial instruments in the footnotes to the financial statements. In addition, the amendments expand existing disclosure requirements to include quantitative and qualitative information about market risk inherent in market risk sensitive instruments. The required quantitative and qualitative information should be disclosed outside the financial statements and related notes. The enhanced accounting policy disclosure requirements are effective for the quarter ended June 30, 1997. As the Company believes that the derivative financial instrument disclosures contained within the notes to the combined financial statements of the Company substantially conform with the accounting policy requirements of these amendments, no further disclosure has been provided.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 5. SECURITIES AVAILABLE FOR SALE

  The following is a summary of securities available for sale.

                                                      GROSS      GROSS
                                          AMORTIZED UNREALIZED UNREALIZED  FAIR
                                            COST      GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- ------
                                                      (IN THOUSANDS)
December 31, 1995 U.S. Treasury securi-
 ties...................................   $1,441      $  1       $ (5)   $1,437
                                           ======      ====       ====    ======
December 31, 1996 U.S. Treasury securi-
 ties...................................   $1,180      $  2       $ (3)   $1,179
                                           ======      ====       ====    ======
September 30, 1997 (unaudited):
U.S. Treasury and federal agency securi-
 ties...................................   $4,528      $  5       $--     $4,533
Interest only strip receivable..........    2,161       293        --      2,454
                                           ------      ----       ----    ------
  Total.................................   $6,689      $298       $--     $6,987
                                           ======      ====       ====    ======

  The Company is required to pledge money or securities for the California State Treasurer for the faithful performance and execution of court and private trusts accepted by the Company. The fair value amounts of the pledged securities included in "Securities available for sale" are $205,000, $336,000 and $335,000 at, December 31, 1995, December 31, 1996 and September 30, 1997 (unaudited), respectively. There were no gross realized gains or gross realized losses for the years ended December 31, 1995 and 1996 or for the nine months ended September 30, 1997 (unaudited).

  The amortized cost and fair value of securities available for sale at September 30, 1997 (unaudited), by contractual maturity, are shown below.

                                                               AMORTIZED  FAIR
                                                                 COST    VALUE
                                                               --------- ------
                                                                (IN THOUSANDS)
     Due in one year or less..................................  $2,945   $2,945
     Due after one year through five years....................   1,583    1,588
     Due after five years.....................................   2,161    2,454
                                                                ------   ------
     Total....................................................  $6,689   $6,987
                                                                ======   ======

NOTE 6. LOANS HELD FOR INVESTMENT, NET

  The carrying amount of loans, net of unearned income, deferred loan fees and allowance for loan losses, consisted of the following:

                                                                       AT
                                             AT           AT      SEPTEMBER 30,
                                        DECEMBER 31, DECEMBER 31,     1997
                                            1995         1996      (UNAUDITED)
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
Entertainment loans....................   $47,691      $44,906      $ 83,742
Small business loans...................    18,259       20,277        36,406
Residential loans secured by real es-
 tate..................................    11,104        9,974         7,069
                                          -------      -------      --------
Total loans............................    77,054       75,157       127,217
Less allowance for loan losses.........    (1,536)      (2,629)       (3,921)
                                          -------      -------      --------
  Total loans held for investment, net.   $75,518      $72,528      $123,296
                                          =======      =======      ========

  Net deferred loan fees and costs, included in total loans, approximated $0.8 million, $0.7 million and $1.6 million at December 31, 1995 and 1996 and September 30, 1997 (unaudited), respectively.

                        IMPERIAL FINANCIAL GROUP, INC.

  At December 31, 1995, the recorded investment in loans for which impairment has been recognized totaled $2.7 million. All such loans were on nonaccrual status as of that date. A significant portion, $2.2 million, of the impaired loans was secured by real estate. The $2.7 million of impaired loans did not require a specific allowance for impairment. At December 31, 1996, the recorded investment in loans for which impairment has been recognized totaled $4.9 million, all of which were on nonaccrual status. A significant portion, $3.7 million, of the impaired loans was secured by real estate. Of the $4.9 million of impaired loans, $1.0 million required a specific allowance of $175,000 for impairment. At September 30, 1997 (unaudited), the recorded investment in loans for which impairment has been recognized totaled $1.7 million. All such loans were on nonaccrual status as of that date. All of the impaired loans were secured by real estate. The $1.7 million of impaired loans did not require a specific allowance for impairment. Impaired loans averaged $1.8 million, $3.6 million and $3.0 million, respectively for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited). During the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited), no interest was recognized on the impaired loans.

  At December 31, 1995 and 1996 and September 30, 1997 (unaudited), there were no restructured loans.

  Nonaccrual loans totaled $2.7 million, $4.9 million and $1.7 million at December 31, 1995, 1996 and September 30, 1997 (unaudited), respectively. There was no recorded interest receivable on nonaccrual loans at December 31, 1995, 1996 or September 30, 1997 (unaudited). Interest income foregone on nonaccrual loans approximated $245,000, $232,000, and $375,000 for the years ended December 31, 1994, 1995, and 1996, and $307,000 for the nine months ended September 30, 1997 (unaudited), respectively.

  At December 31, 1995, 1996 and September 30, 1997 (unaudited), approximately 62%, 60% and 66%, respectively, of the Company's loan portfolio were issued to customers in the movie production industry.

  At December 31, 1995, 1996 and September 30, 1997 (unaudited), a majority of the Company's loan portfolio was issued to customers geographically located in California.

NOTE 7. ALLOWANCE FOR LOAN LOSSES

  Activity in the allowance for loan losses is summarized below:

                                                                 NINE MONTHS
                                                                    ENDED
                                         YEAR ENDED DECEMBER    SEPTEMBER 30,
                                                 31,             (UNAUDITED)
                                         ---------------------  --------------
                                         1994    1995    1996    1996    1997
                                         -----  ------  ------  ------  ------
                                                  (IN THOUSANDS)
Balance, beginning of year.............. $ 717  $  626  $1,536  $1,536  $2,629
Loans charged off.......................  (267)   (613)   (833)   (535)   (686)
Recoveries on loans previously charged
 off....................................   176      31     145      54     112
                                         -----  ------  ------  ------  ------
Net loans charged off...................   (91)   (582)   (688)   (481)   (574)
Provision for loan losses...............   --    1,492   1,781   1,581   1,866
                                         -----  ------  ------  ------  ------
Balance, end of year.................... $ 626  $1,536  $2,629  $2,636  $3,921
                                         =====  ======  ======  ======  ======

NOTE 8. ACQUISITION

  On September 30, 1994, the Company purchased from the Federal Deposit Insurance Corporation, in its capacity as Receiver of CommerceBank, a certificate of deposit custodial services business. The price paid, net of assets acquired, amounted to $121,000. In return, the Company acquired custody of $193 million in certificates of deposit and retained three employees who were maintaining the certificates of deposit for the Receiver. The

                        IMPERIAL FINANCIAL GROUP, INC.

Company has received $203,000, $1,476,000, $788,000, $671,000 and $596,000 in
fees from this business for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), respectively. These amounts are included in "Trust fees" in the combined statements of income. At December 31, 1995 and 1996, the amount paid in excess of assets acquired, included in intangible assets, was $38,000 and $0, respectively. The amortization expense amounted to $22,000, $61,000 and $38,000 in 1994, 1995 and 1996, respectively, and is included in "Other expense" in the combined statements of income. The fees related to this business are expected to diminish over time and correspond to the certificates of deposit in the related custodial accounts. The amount of certificates of deposit remaining at each year end after considering maturities, is summarized as follows:

                                                                     AMOUNTS
                                                                  --------------
                                                                  (IN THOUSANDS)
       1997......................................................    $21,704
       1998......................................................     18,007
       1999......................................................      9,961
       2000......................................................      8,056
       2001 and thereafter.......................................      4,965

NOTE 9. INCOME TAXES

  The income tax provision in the combined statements of income is comprised of the following current and deferred amounts:

                                                                 NINE MONTHS
                                                                    ENDED
                                         YEAR ENDED DECEMBER    SEPTEMBER 30,
                                                 31,             (UNAUDITED)
                                        ----------------------  --------------
                                         1994   1995    1996     1996    1997
                                        ------ ------  -------  ------- ------
                                                   (IN THOUSANDS)
Current
  Federal.............................. $1,105 $1,809  $13,009  $12,329 $  746
  State................................    357    547    4,356    4,137    333
                                        ------ ------  -------  ------- ------
    Total..............................  1,462  2,356   17,365   16,466  1,079
                                        ------ ------  -------  ------- ------
Deferred
  Federal..............................    941  1,391    5,814    4,360  1,675
  State................................    388    594    2,496    1,937    511
  Taxes (charged) credited to
   stockholder's equity................     30    (28)      (1)       3   (124)
                                        ------ ------  -------  ------- ------
    Total..............................  1,359  1,957    8,309    6,300  2,062
                                        ------ ------  -------  ------- ------
Total
  Federal..............................  2,046  3,200   18,823   16,689  2,421
  State................................    745  1,141    6,852    6,074    844
  Taxes (charged) credited to
   stockholder's equity................     30    (28)      (1)       3   (124)
                                        ------ ------  -------  ------- ------
    Total.............................. $2,821 $4,313  $25,674   22,766 $3,141
                                        ====== ======  =======  ======= ======

  The Company had current income taxes payable of $9.6 million, $28.7 million, and $12.6 million at December 31, 1995 and 1996 and September 30, 1997 (unaudited), respectively.

                        IMPERIAL FINANCIAL GROUP, INC.

  Deferred income taxes arise from differences in the timing of recognition of income and expense for tax and financial reporting purposes. The following table shows the primary components of the Company's net deferred tax liability.

                                                                       AT
                                                AT DECEMBER 31,   SEPTEMBER 30,
                                                ----------------      1997
                                                 1995     1996     (UNAUDITED)
                                                -------  -------  -------------
                                                       (IN THOUSANDS)
Components of the deferred tax asset:
  Deferred compensation........................ $   (53) $  (168)    $  (642)
  Bad debt deduction...........................    (379)    (885)     (1,477)
  Unrealized loss on securities available for
   sale........................................      (2)      (1)         --
  Amortization of intangible assets............     (46)     (65)        (65)
  State franchise taxes........................    (545)  (2,752)     (1,522)
  Charitable contribution limitation...........    (149)    (149)     (1,365)
  Valuation allowance..........................      --       --          --
                                                -------  -------     -------
    Total deferred tax asset, net of valuation
     allowance.................................  (1,174)  (4,020)     (5,071)
                                                -------  -------     -------
Components of the deferred tax liability:
  Investment in Imperial Credit Industries,
   Inc.........................................   4,019   15,636      18,737
  Unrealized gain on securities available for
   sale........................................     --       --          135
  Other........................................     469        7        (116)
                                                -------  -------     -------
    Total deferred tax liability...............   4,488   15,643      18,756
                                                -------  -------     -------
    Net deferred tax liability................. $ 3,314  $11,623     $13,685
                                                =======  =======     =======

  The Company's total deferred tax asset, net of valuation allowance, is supported by carryback and carryforward provisions of tax laws as well as certain tax strategies which create future taxable income.

  The total income tax provision differs from the amount computed by applying the statutory federal income tax rate for the following reasons:

                                                                     NINE MONTHS ENDED SEPTEMBER
                                                                                 30,
                                  YEAR ENDED DECEMBER 31,                    (UNAUDITED)
                         ------------------------------------------- ------------------------------
                             1994          1995           1996            1996           1997
                         ------------- ------------- --------------- --------------- --------------
                                 % OF          % OF            % OF            % OF           % OF
                                PRETAX        PRETAX          PRETAX          PRETAX         PRETAX
                         AMOUNT INCOME AMOUNT INCOME AMOUNT   INCOME AMOUNT   INCOME AMOUNT  INCOME
                         ------ ------ ------ ------ -------  ------ -------  ------ ------  ------
                                                 (DOLLARS IN THOUSANDS)
Income tax at statutory
 rate................... $2,327  35.0% $3,581  35.0% $22,511   35.0% $20,080   35.0% $3,346   35.0%
Appreciation of donated
 ICII stock.............    --    --      --    --    (1,294)  (2.0)  (1,266)  (2.0)   (739)  (7.7)
State taxes, net of
 federal tax benefit....    492   7.4     725   7.1    4,454    7.0    3,949    6.1     515    5.4
Other, net..............      2   0.0       7   0.0        3    0.0        3    0.0      19    0.2
                         ------  ----  ------  ----  -------   ----  -------   ----  ------   ----
Total................... $2,821  42.4% $4,313  42.1% $25,674   40.0% $22,766   39.1% $3,141   32.7%
                         ======  ====  ======  ====  =======   ====  =======   ====  ======   ====

NOTE 10. STOCKHOLDER'S EQUITY

  On March 20, 1997, the Company authorized 1,000 shares of common stock of which 100 shares were issued to the Bank.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 11. INVESTMENT IN STOCK OF IMPERIAL CREDIT INDUSTRIES, INC.

  The sale of shares of the Company's equity investment in ICII to the public is recorded as "Gain on sale of ICII stock" in the combined statements of income. The $25.7 million gain recorded for the year ended December 31, 1996 and the $2.4 gain recorded during the nine months ended September 30, 1997 (unaudited) represent the proceeds from the sale of stock by the Company reduced by the Company's recorded investment in those shares and expenses related to the stock sale. The $10.8 million gain for the year ended December 31, 1996 resulted from ICII's sale of previously unissued stock in a public offering at a per share offering price that exceeds the Company's per share carrying amount for its equity investment in the common stock of ICII.

  At September 30, 1997 (unaudited), the Company owned approximately 9.1 million shares of ICII at an equivalent book value of $7.06 per share, representing approximately 23.5% of all outstanding ICII shares as of such date. The following table illustrates the changes in the Company's investment in ICII for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 (unaudited).

                                         YEAR ENDED DECEMBER   NINE MONTHS ENDED
                                                 31,             SEPTEMBER 30,
                                         --------------------        1997
                                           1995       1996        (UNAUDITED)
                                         --------- ----------  -----------------
                                                     (IN THOUSANDS)
Shares owned, beginning of year......... 3,867,368  5,801,052      9,396,106
Stock splits and stock dividends........ 1,933,684  5,281,658            --
Sale of shares..........................       --  (1,500,000)      (166,264)
Charitable donation of shares...........       --    (186,604)      (135,000)
                                         --------- ----------      ---------
Shares owned, end of year............... 5,801,052  9,396,106      9,094,842
                                         ========= ==========      =========

  The following tables contain summarized financial information for ICII:

                                                                        AT
                                              AT           AT      SEPTEMBER 30,
                                         DECEMBER 31, DECEMBER 31,     1997
                                             1995         1996      (UNAUDITED)
                                         ------------ ------------ -------------
                                                     (IN THOUSANDS)
Total assets............................  $2,510,635   $2,470,639   $2,448,440
Total liabilities.......................   2,416,533    2,231,131    2,176,115
Shareholders' equity....................      94,102      239,508      272,325

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                      YEAR ENDED DECEMBER 31,     (UNAUDITED)
                                     ------------------------- -----------------
                                      1995     1996     1997     1996     1997
                                     ------- -------- -------- -------- --------
                                                   (IN THOUSANDS)
Interest income....................  $82,783 $129,482 $207,471 $149,072 $168,857
Interest expense...................   61,674   95,728  135,036  100,767   95,145
Net interest income after provision
 for loan losses...................   15,959   28,304   62,662   42,163   55,547
Total revenue......................   72,804   85,309  256,933  191,529  163,339
Total expenses.....................   61,514   61,180   99,049   72,744   85,288
Income before extraordinary item...    6,605   14,193   75,984   61,090   39,694
Net income.........................    7,524   14,193   75,984   61,090   35,699

                        IMPERIAL FINANCIAL GROUP, INC.

  In accordance with two consulting agreements, one with a senior executive of the Bank, and the second with Second Southern Corp., an entity wholly-owned by the chief executive officer of the Company ("Southern"), the Company is obligated to pay commissions upon the sale of ICII shares. Each consultant is entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company has not occurred by a specified date, the agreements require that the Company will have considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. These agreements have been accrued for over the vesting periods and remeasured quarterly for changes in the average market price of ICII stock.

  In August 1997, in partial satisfaction of the Company's obligation related to the consulting agreement with the senior executive of the Bank, the Company agreed to pay to the executive the proceeds received from selling 115,764 shares of ICII stock in the third quarter of 1997. This resulted in the Company recording a corresponding consulting expense of $2.4 million. In addition, the Company has agreed to pay the executive the proceeds from the sale of an additional 115,764 shares of ICII stock in the fourth quarter of 1997. The Company has recorded approximately $3.0 million in additional consulting expense in the third quarter of 1997 as a result of this obligation.

  Based on the daily average market price for the nine months ended September 30, 1997 of $20.74 per share, less Southern's basis of $0.88 per share as of September 30, 1997 (unaudited), as adjusted for stock splits and dividends, the deferred charge and associated liability relating to this consulting agreement approximated $2.3 million and $4.5 million, respectively, at September 30, 1997 (unaudited). The expense relating to this remaining consulting agreement is being accrued over the vesting period and will be remeasured quarterly for changes in the average market price. During the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), the Company recorded an expense relating to this remaining agreement of $0.3 million and $0.4 million, respectively, to its combined statements of income. During the years ended December 31, 1994, 1995 and 1996, the Company recorded an expense of $0.1 million, $0.3 million, and $0.9 million respectively, to its combined statements of income.

  At December 31, 1995, December 31, 1996 and September 30, 1997 (unaudited), respectively, the Company owned approximately 11.6 million, 9.4 million and
9.1 million shares of ICII at an equivalent book value per share of $6.23, $6.16 and $7.06, representing approximately 40%, 25% and 24% of all outstanding ICII shares. On September 30, 1997 (unaudited), the fair value of ICII common stock was $26.50, representing a pre-tax unrealized gain of the Company's investment of over $176 million.

  The Company exercises significant influence over the operating and financial policies of ICII. As a result, the results of ICII operations are accounted for in the Company's financial statements as an equity investment. The equity investment in ICII is carried at cost adjusted for equity in undistributed income.

NOTE 12. EMPLOYEE BENEFIT PLANS

  The Company participates in the following Imperial Bancorp employee benefit plans:

(A) IMPERIAL BANCORP PROFIT-SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

  The Company participates in Imperial Bancorp's Profit Sharing and Employee Stock Ownership Plan. Effective December 31, 1996 the Employee Stock Ownership Plan (ESOP) was merged with the Profit Sharing Plan and all assets of the ESOP were transferred to the Profit Sharing Plan. The amounts allocated to eligible employees included in "Personnel expense" in the accompanying combined statements of income are $113,000, $194,000, $252,000, $189,000 and $311,000
for the years ended 1994, 1995, and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997, (unaudited), respectively.

                        IMPERIAL FINANCIAL GROUP, INC.

(B) IMPERIAL BANCORP 401-K PLAN

  Imperial Bancorp has a 401-K Plan in which all employees of the Company may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least six months prior to the semi-annual enrollment date. Employees may contribute up to 14% of their salaries with Imperial Bancorp matching 50% of any contribution, not to exceed 4% of the employee's salary. The Company's 401-K matching expenses included in "Personnel expense" in the accompanying combined statements of income are $44,000, $50,000, $135,000, $104,000 and $105,000 for the years ended December 31, 1994, 1995, and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), respectively.

(C) DEFERRED COMPENSATION PLAN

  Imperial Bancorp has two Deferred Compensation Plans in order to provide specified benefits to certain key employees and directors. Participants are allowed to defer portions of their compensation each plan year, subject to a minimum and a maximum dollar amount of deferral. In any plan year, Imperial Bancorp will make a matching contribution of not less than 10% or more than 50% of the participants' deferral for that year. The exact ratio will be determined by a formula based on Imperial Bancorp's return on stockholder's equity. The amounts allocated to eligible employees included in "Personnel expense" in the accompanying combined statements of income are $41,000, $72,000, $248,000, $158,000 and $1,035,000 for the years ended December 31,
1994, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), respectively. The deferred amounts are also included in "Borrowings from Imperial Bank" in the accompanying combined balance sheets.

NOTE 13. STOCK OPTION PLANS

(A) SHARE INCENTIVE PLAN

  The Company has adopted the Imperial Financial Group, Inc. 1997 Share Incentive Plan (the "Plan") in order to provide incentives to attract, retain and motivate highly competent persons as executive management, employees and directors of the Company and of any affiliate thereof (other than Imperial Bancorp or the Bank). The Plan, which is, and will be after the Distribution, administered by the Compensation Committee, provides such persons with opportunities to acquire shares of Company Class A Common Stock or Company Class B Common Stock, or to receive monetary payments based on the value of such shares pursuant to certain Benefits (as defined below). Benefits under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and stock units (collectively, the "Benefits"). The Company has authorized 1.0 million shares of Company Class A Common Stock and 3.7 million shares of Company Class B Common Stock that may be granted under the Plan, subject to certain adjustments under certain circumstances.

 Incentive Stock Options

  During the nine months ended September 30, 1997 (unaudited), certain employees and directors of the Company were granted ten-year incentive stock options to purchase shares of common stock. The number of shares subject to option, the grant dates, the weighted average exercise prices and the vesting schedule are as follows as of September 30, 1997 (unaudited):

                                                 WEIGHTED
                                       NUMBER OF AVERAGE
                                        SHARES   EXERCISE
               DATE OF GRANT            GRANTED   PRICE          VESTING
               -------------           --------- -------- ----------------------
     April 23, 1997...................   400,000  $6.48         Five Years
     September 22, 1997............... 1,000,000  $9.63   (see discussion below)

 Non-Qualified Stock Options

  During the nine months ended September 30, 1997 (unaudited), certain employees and directors of the Company were granted ten-year non-qualified stock options to purchase shares of common stock. The number of

                        IMPERIAL FINANCIAL GROUP, INC.

shares subject to option, the grant dates, the weighted average exercise prices and the vesting schedule are as follows as of September 30, 1997 (unaudited):

                                                 WEIGHTED
                                       NUMBER OF AVERAGE
                                        SHARES   EXERCISE
               DATE OF GRANT            GRANTED   PRICE          VESTING
               -------------           --------- -------- ----------------------
     April 23, 1997................... 1,050,000  $5.61         Five Years
     September 22, 1997...............   250,000  $9.63   (see discussion below)

  The stock options granted on September 22, 1997, are scheduled to vest as noted below:

         PERCENTAGE
         OF
         SHARES       PERCENTAGE BY WHICH STOCK PRICE
         VESTED           EXCEEDS EXERCISE PRICE
         ----------   -------------------------------
          25%                       150%
          25%                       175%
          50%                       200%

  Under the terms of the Plan, and for purposes of determining the performance vesting percentages noted above, the stock price shall mean the publicly traded price of the stock on a national securities exchange. Moreover, the shares will not vest until such stock price exceeds the exercise price (by at least the percentages noted above) for a period of 20 consecutive days.

  To the extent vesting has not occurred pursuant to the above schedule, 100% of the shares granted on September 22, 1997 will vest after five years or sooner upon a change of control of the Company (as defined in the Plan); upon the death or disability of the optionee; or upon other such conditions as provided in the Plan.

  The exercise price for all incentive stock options granted was equal to the estimated fair value of such shares on the date of grant. 700,000 of the 1.3 million non-qualified stock options granted had an exercise price equal to 80% of the estimated fair value of the shares on the date of grant. The estimated fair value of all shares granted was determined by an independent third party source.

  The Company is accruing compensation expense of approximately $181,000 annually over the vesting period on those options where the estimated fair value of the options exceeds the exercise price on the grant date.

(B) IMPERIAL BANCORP STOCK OPTION PLAN

  Upon consummation of the Distribution, certain employees of the Bank will cease to be employees of the Bank and will become employees of the Company. To the extent any of these transferred employees holds nonqualified stock options or incentive stock options to purchase Imperial Bancorp common stock immediately prior to the Distribution, all such options will be automatically converted into options to purchase Company Class A Common Stock. In connection with this conversion of options, the number of shares that were formerly underlying the Imperial Bancorp options and the exercise price of such options will be appropriately adjusted to allow the transferred employees to retain an equivalent economic position in the Company's common stock following the Distribution. The Distribution will not be more favorable to the optionee on a share by share comparison than the ratio of the option exercise price of the Imperial Bancorp options immediately prior to the exchange to the fair value of Imperial Bancorp common stock immediately preceding the Distribution.

NOTE 14. DONATION

  During the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), the Company donated shares of ICII stock with a fair value of $4.7 million and $3.6 million, respectively to not-for-profit organizations. Offsetting this expense, $3.6 million and $2.8 million in appreciation gains were recognized for the nine months ended September 30, 1996 and 1997, respectively, on the donated stock at the time of the donation. During 1996, the Company donated shares of ICII stock with a fair value of $4.9 million to not-for-profit organizations. Offsetting this expense, $3.7 million in appreciation gains were recognized on the donated stock at the time of the donation. For the years ended December 31, 1994 and 1995, there were no donations of ICII stock.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 15. EXTRAORDINARY ITEM

  In January 1994, ICII issued $90 million of Senior Notes with a stated interest rate of 9.75% which mature on January 15, 2004. In October 1994, ICII repurchased $8.5 million of these Senior Notes, recognizing a pre-tax gain of $1,538,000, and recorded an extraordinary gain, net of taxes of $919,000. At the time of this gain the Company owned 40.0% of all outstanding shares of ICII. As a result, the Company's share of this gain, net of taxes, is $370,000 and is included in the combined statements of income for the year ended December 31, 1994.

NOTE 16. TRUST ASSETS

  The Company has trust assets under administration amounting to $5.7 billion representing 3,936 accounts, $6.8 billion representing 3,758 accounts, $7.5 billion representing 4,223 accounts, and $8.8 billion representing 3,925 accounts, at fair value, as of December 31, 1994, 1995 and 1996 and September 30, 1997 (unaudited), respectively. The amounts are not included in the accompanying combined balance sheets.

NOTE 17. RELATED PARTY TRANSACTIONS

  The Company and Imperial Bancorp provide each other services in the ordinary course of business. Although these services are not conducted at "arm's length," the Company and Imperial Bancorp attempt to negotiate market terms for these services.

  The Company provides trust services to Imperial Bancorp. The approximate fair value of Imperial Bancorp's assets under administration and the approximate fees received by the Company from Imperial Bancorp for trust services are as follows:

                                                                FAIR VALUE
                                                                OF ASSETS  FEES
                                                                ---------- ----
                                                                (IN THOUSANDS)
At December 31, 1994 and for the year ended December 31, 1994..  $23,740   $118
At December 31, 1995 and for the year ended December 31, 1995..   37,600    118
At December 31, 1996 and for the year ended December 31, 1996..   55,909    123
At September 30, 1997 and for the nine months ended September
 30, 1997 (unaudited)..........................................   82,026     93

  The Company receives fees for trust assets held in Monarch Funds (a family of three money market mutual funds). As of September 1, 1995, each Monarch Fund had invested substantially all of its assets in a corresponding portfolio of Core Trust (Delaware) in an arrangement commonly known as a "master-feeder" structure. Of the five trustees of the Monarch Funds, two are members of Imperial Bancorp's management, one of whom is also a director of Imperial Trust Company. As of December 31, 1996, Imperial Bancorp's investment in the Monarch Funds represented approximately 4.6% of the net asset value of all Monarch Funds. Trust assets under administration invested in Monarch Funds and fees received by the Company from Monarch are as follows:

                                                                     FAIR
                                                                   VALUE OF
                                                                    ASSETS  FEES
                                                                   -------- ----
                                                                   (IN THOUSANDS)
At December 31, 1994 and for the year ended December 31, 1994....  $296,675 $382
At December 31, 1995 and for the year ended December 31, 1995....   604,795  475
At December 31, 1996 and for the year ended December 31, 1996....   629,755  567
At September 30, 1997 and for the nine months ended September 30,
 1997 (unaudited)................................................   929,317  506

  The Bank provides the Company banking services, human resource services, employee benefit plans, insurance, accounting assistance, accounting software, legal services, computer support, other office services, and

                        IMPERIAL FINANCIAL GROUP, INC.

subleases all office space to the Company. The costs for these services are billed to the Company on a specific identification basis or on an allocation based either on the number of employees, square feet of occupancy, number of officers, or estimates. The Bank also reimburses the Company for outside data processing services. The amounts paid to the Bank and the amount received by the Company are as follows:

                                                                        AMOUNTS
                                                               AMOUNTS  RECEIVED
                                                               PAID TO    FROM
                                                               IMPERIAL IMPERIAL
                                                                 BANK     BANK
                                                               -------- --------
                                                                (IN THOUSANDS)
For the year ended December 31, 1994..........................   $797     $174
For the year ended December 31, 1995..........................    757      481
For the year ended December 31, 1996..........................    832      534
For the nine months ended September 30, 1997 (unaudited)......    697      409

  Management believes that the methods used to allocate cost and determine billing for the services provided by the Bank are reasonable.

  The Bank provides funds to the Company to fund its operations. The amounts outstanding are shown as "Borrowings from Imperial Bank" in the accompanying combined balance sheets. The Bank charges for the use of those funds based on average balances outstanding and the average interest rate for short-term certificates of deposit plus one hundred basis points. The average interest rate charged by the Company for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) was 5.08%, 6.93%, 6.46%, 6.46% and 6.60% respectively. The costs of the funds are recorded as "Interest expense" in the combined statements of income.

NOTE 18. COMMITMENTS AND CONTINGENT LIABILITIES

  (A) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the combined balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

  Commitments to extend credit only represent exposure to off-balance sheet risk in the event the contract is drawn upon and the other party to the contract defaults. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. The Company does not anticipate any material losses as a result of these transactions.

  At December 31, 1995 and 1996 and September 30, 1997 (unaudited), the Company's contracted balances of commitments to extend credit were $11.4 million, $16.6 million and $26.1 million, respectively.

  At December 31, 1995 and 1996 and September 30, 1997 (unaudited), the balances of standby letters of credit issued by Imperial Bank on behalf of the Company were $13.4 million, $37.5 million and $44.4 million.

  (B) LEGAL ACTION: The Company is a defendant in various lawsuits arising from the normal course of business. Management believes, based upon the opinion of legal counsel, that the ultimate resolution of the pending litigation will not have a material effect upon the financial position or future results of operations of the Company.

                        IMPERIAL FINANCIAL GROUP, INC.

  In the ordinary course of business the Company is subject to fiduciary responsibilities relating to the trust assets. These duties are specifically described in each trust agreement with the Company's customers. As a result, the Company has a fiduciary responsibility to perform based on agreed standards and to exercise prudent judgment. It is the opinion of management that these duties have been met and no material contingent liability exists to its knowledge.

  (C) LEASE COMMITMENTS: The Company leases space for all its premises from the Bank under noncancelable operating leases which expire in various years. Lease payments charged to "Occupancy, net" in the accompanying combined statements of income for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) amounted to $504,000, $580,000, $769,000, $563,000 and $627,000, respectively.

  Aggregate minimum rental commitments under these leases are as follows:

                                                                  (IN THOUSANDS)
       1997......................................................     $  702
       1998......................................................        782
       1999......................................................        330
       2000......................................................        264
       2001......................................................        267
       Thereafter................................................        437
                                                                      ------
       Total.....................................................     $2,782
                                                                      ======

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("FAS 107") requires disclosures of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practical to estimate. Such instruments include securities, loans receivable, time deposits, borrowings and various off-balance sheet items. Because no market exists for a significant portion of the Company's loan portfolio, fair value estimates are based on judgments regarding credit risk, investor expectations of future economic conditions, normal cost of administration of these instruments and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  The fair value estimates presented do not include the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the value of the Company's fiduciary contracts for trust services are not considered financial instruments; therefore, their values are not incorporated into the fair value estimates.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  (A) CASH AND CASH EQUIVALENTS: The carrying values reported in the combined balance sheet approximate fair values due to the short term nature of these assets.

  (B) SECURITIES AVAILABLE FOR SALE: Fair values are based on bid prices and quotations published and/or received from securities dealers.

  (C) LOANS HELD FOR SALE: Fair value is based on quoted market prices and/or forward delivery contracts.

                        IMPERIAL FINANCIAL GROUP, INC.

  (D) LOANS HELD FOR INVESTMENT: The fair value of the loan portfolio is generally estimated by discounting expected future cash flows at an estimated market rate of interest. A market rate of interest is estimated based on the AAA Corporate Bond Rate, adjusted for credit risk and the Company's cost to administer such instruments. Expected future cash flows are estimated using maturity dates for performing loans, with cash flows on nonaccrual loans estimated on an individual basis. For nonaccrual and potential problem loans secured by real property, estimated fair value has been determined on an individual basis, considering the value of the collateral as determined by a current third party appraisal and estimated foreclosure, holding and selling costs.

  (E) EXCESS SERVICING FEES RECEIVABLE: The carrying value reported in the combined balance sheet approximate fair values. The fair value was estimated by discounting future cash flows using rates and prepayment speeds that an unaffiliated third-party purchaser would require on instruments with similar terms and remaining maturities.

  (F) MORTGAGE SERVICING RIGHTS: The carrying value reported in the combined balance sheet approximate fair values. The fair value was estimated by discounting future cash flows using rates and prepayment speeds that an unaffiliated third-party purchaser would require on instruments with similar terms and remaining maturities.

  (G) BORROWINGS FROM IMPERIAL BANK: The carrying amounts approximate their fair values due to the short-term nature of the borrowings.

  (H) OFF-BALANCE SHEET INSTRUMENTS: Fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements.

                                                 AT DECEMBER 31,
                                      -------------------------------------
                                             1995               1996
                                      ------------------ ------------------
                                               ESTIMATED          ESTIMATED
                                      CARRYING   FAIR    CARRYING   FAIR
                                       AMOUNT    VALUE    AMOUNT    VALUE
                                      -------- --------- -------- ---------
                                             (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and cash equivalents.......... $ 2,272   $ 2,272  $ 5,245   $ 5,245
  Securities available for sale, at
   fair value........................   1,437     1,437    1,179     1,179
  Loans held for sale................   2,648     2,842    5,531     6,058
  Loans held for investment..........  75,518    69,555   72,528    67,424
  Excess servicing fees receivable...   1,407     1,407    3,294     3,294
FINANCIAL LIABILITIES:
  Borrowings from the Bank...........  49,897    49,897    6,184     6,184
OFF-BALANCE SHEET FINANCIAL INSTRU-
 MENTS:
  Commitments to extend credit.......     --        497      --        721
  Standby letters of credit..........     --        269      --        750

NOTE 20. SEGMENT REPORTING

  The Company operates in three principal business segments: the origination and sale of SBA loans, the origination of entertainment loans, and providing trust services. Information for these business segments are summarized in the following tables ("Other" consists of information related to ICII and the Company's residual residential mortgage loan portfolio). As part of the Contribution Agreement, the Bank will retain certain ICII related mortgage loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         IMPERIAL FINANCIAL GROUP, INC.

                                                      TRUST    ICII
                                     CAB      LHO    SERVICES RELATED  COMBINED
                                   -------  -------  -------- -------  --------
                                            (DOLLARS IN THOUSANDS)
FOR THE YEAR ENDED DECEMBER 31,
 1994
Net interest income..............  $   346  $ 2,136   $  130  $ 1,491  $  4,103
Provision for loan losses........     (139)      45      --        94       --
Noninterest income...............    1,841      140    7,051    2,367    11,399
                                   -------  -------   ------  -------  --------
 Total revenue...................    2,048    2,321    7,181    3,952    15,502
Noninterest expense..............      976    1,129    5,547    1,201     8,853
                                   -------  -------   ------  -------  --------
 Income before income taxes......    1,072    1,192    1,634    2,751     6,649
Income tax expense...............      454      505      699    1,163     2,821
Extraordinary gain, net of taxes.       --       --       --      370       370
                                   -------  -------   ------  -------  --------
 Net income......................  $   618  $   687   $  935  $ 1,958  $  4,198
                                   =======  =======   ======  =======  ========
Average assets...................  $ 6,770  $20,355   $5,298  $41,604  $ 74,027
                                   -------  -------   ------  -------  --------
FOR THE YEAR ENDED DECEMBER 31,
 1995
Net interest income..............  $   870  $ 2,821   $  144  $ 1,757  $  5,592
Provision for loan losses........     (281)    (767)     --      (444)   (1,492)
Noninterest income...............    1,932      379    8,680    5,536    16,527
                                   -------  -------   ------  -------  --------
 Total revenue...................    2,521    2,433    8,824    6,849    20,627
Noninterest expense..............    1,862      696    5,769    2,068    10,395
                                   -------  -------   ------  -------  --------
 Income before income taxes......      659    1,737    3,055    4,781    10,232
Income tax expense...............      279      736    1,302    1,996     4,313
                                   -------  -------   ------  -------  --------
 Net income......................  $   380  $ 1,001   $1,753  $ 2,785  $  5,919
                                   =======  =======   ======  =======  ========
Average assets...................  $16,895  $24,235   $6,846  $42,551  $ 90,527
                                   -------  -------   ------  -------  --------
FOR THE YEAR ENDED DECEMBER 31,
 1996
Net interest income..............  $ 1,488  $ 4,086   $  138  $ 3,102  $  8,814
Provision for loan losses........     (348)    (859)     --      (574)   (1,781)
Noninterest income...............    3,844      746    7,975   61,553    74,118
                                   -------  -------   ------  -------  --------
 Total revenue...................    4,984    3,973    8,113   64,081    81,151
Noninterest expense..............    2,851    1,776    6,258    5,948    16,833
                                   -------  -------   ------  -------  --------
 Income before income taxes......    2,133    2,197    1,855   58,133    64,318
Income tax expense...............      903      930      790   23,051    25,674
                                   -------  -------   ------  -------  --------
 Net income......................  $ 1,230  $ 1,267   $1,065  $35,082  $ 38,644
                                   =======  =======   ======  =======  ========
Average assets...................  $27,593  $47,122   $7,034  $57,571  $139,320
                                   -------  -------   ------  -------  --------
FOR THE NINE MONTHS ENDED
 SEPTEMBER 30, 1996 (UNAUDITED)
Net interest income..............  $   865  $ 3,104   $  100  $ 2,323  $  6,392
Provision for loan losses........     (405)    (706)     --      (470)   (1,581)
Noninterest income...............    2,640      783    6,024   56,593    66,040
                                   -------  -------   ------  -------  --------
 Total revenue...................    3,100    3,181    6,124   58,446    70,851
Noninterest expense..............    2,013    1,309    4,599    5,559    13,480
                                   -------  -------   ------  -------  --------
 Income before income taxes......    1,087    1,872    1,525   52,887    57,371
Income tax expense...............      461      793      649   20,863    22,766
                                   -------  -------   ------  -------  --------
 Net income......................  $   626  $ 1,079   $  876  $32,024  $ 34,605
                                   =======  =======   ======  =======  ========
Average assets...................  $31,352  $47,644   $7,418  $58,690  $145,104
                                   -------  -------   ------  -------  --------
FOR THE NINE MONTHS ENDED
 SEPTEMBER 30, 1997 (UNAUDITED)
Net interest income..............  $ 1,406  $ 4,447   $  127  $ 2,993  $  8,973
Provision for loan losses........     (483)  (1,347)     --       (36)   (1,866)
Noninterest income...............    3,508    1,284    6,034   13,610    24,436
                                   -------  -------   ------  -------  --------
 Total revenue...................    4,431    4,384    6,161   16,567    31,543
Noninterest expense..............    3,423    3,284    4,939   10,338    21,984
                                   -------  -------   ------  -------  --------
 Income before income taxes......    1,008    1,100    1,222    6,229     9,559
Income tax expense...............      427      465      518    1,731     3,141
                                   -------  -------   ------  -------  --------
 Net income......................  $   581  $   635   $  704  $ 4,498  $  6,418
                                   =======  =======   ======  =======  ========
Average assets...................  $37,449  $62,058   $8,269  $73,238  $181,014
                                   -------  -------   ------  -------  --------